UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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CITIZENS FINANCIAL GROUP, INC.

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Citizens Financial Group, Inc.™

SHIFTING TO OFFENSE, READY FOR THE FUTURE

LETTER FROM THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

March 11, 2022

Dear Stockholder,

On behalf of the Board of Directors, I am pleased to invite you to attend our annual meeting of stockholders to be held on Thursday, April 28, 2022, at 9:00 a.m. Eastern Time at our headquarters located at One Citizens Plaza, Providence, Rhode Island 02903.

Citizens delivered strong performance in 2021 against the backdrop of a shifting economic and public health environment, demonstrating adaptability and resilience as we maintained our focus on serving our customers. We have entered 2022 with good momentum, and the strong foundation we have built through the transformation of the bank since our IPO positions us for future success.

Our efforts to build a stronger, more diversified business have served us well over the course of the coronavirus pandemic. Our financial strength has allowed us to build out a broad set of capabilities and to invest in new technologies, digital solutions and data analytics to better serve our customers. We have a clear strategy, strong leadership team and outstanding culture that have enabled us to deliver good operational and financial results. We are positioned to play offense and further accelerate the execution of our strategic growth plans.

While the agenda ahead of us is highly ambitious, the Citizens Credo will continue to serve as our North Star, helping ensure we continue to perform our best and help our customers, colleagues, communities, shareholders and all of those we serve reach their potential – today and over the longer-term.

Your vote is important and, whether or not you plan to attend the meeting, we encourage you to access electronic voting via the Internet or utilize the automated telephone voting feature as described on your Notice of Internet Availability of Proxy Materials or proxy card. Alternatively, you may sign, date and return the proxy card in the envelope provided. You may also vote at the meeting if you plan to attend.

Finally, I would like to thank Lee Higdon and Bud Koch for their service on our Board. Both Mr. Higdon and Mr. Koch will retire from the Board after their current terms expire at the Annual Meeting. We appreciate the insight they have provided and their considerable contributions to the Board and the Company.

We thank you for your support of Citizens Financial Group, Inc.

Sincerely,

Bruce Van Saun Chairman of the Board and Chief Executive Officer

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LETTER FROM THE LEAD INDEPENDENT DIRECTOR

March 11, 2022

Dear Stockholder,

Thank you for your investment in Citizens Financial Group, Inc. and confidence in the Board. I am pleased to be serving as Lead Independent Director and working closely with my fellow Directors as we move into 2022 focused on delivering strong results and executing well against our strategy.

Environmental, Social, and Governance (“ESG”) practices remain a priority for the Board and for our investors, as was evident from the conversations we had with stockholders throughout the year. During 2021, we continued to deliver on our corporate responsibility efforts to serve our customers well, provide a great place to work and build a career, strengthen our communities, and operate responsibly and sustainably, backed by strong governance. We published the results of our ESG materiality assessment to identify our priority ESG topics, we aligned our corporate responsibility reporting to internationally recognized reporting frameworks and plan to further enhance this in 2022 with reporting aligned with the Task-Force on Climate-related Financial Disclosures (“TCFD”), and we adopted and published greenhouse gas emissions reduction targets. We also continuously review our governance practices and seek the highest standards of corporate governance in alignment with market practice. At our 2022 Annual Meeting, we are requesting stockholder approval to amend our Certificate of Incorporation to eliminate supermajority voting requirements.

Diversity, Equity, and Inclusion also continue to be a priority for the company, both internally and in the communities we serve. During 2021, we sharpened our focus on diverse hiring, continued to expand development programs that are curated to build a strong pipeline of diverse emerging talent, and also launched required inclusion training for all colleagues. Additionally, we continued to execute on the various initiatives funded through our $10 million social equity commitment and our $500 million commitment to provide incremental financing and capital for small businesses, housing, and other developments in predominantly minority communities.

Our colleagues are central to our commitment to our communities and in 2021 volunteered more than 154,000 hours, and participated in our first Skills-Based Volunteer Day of Service. Our community giving program, Citizens Helping Citizens, is focused on three areas which we believe are core elements of fortifying our communities: Fighting Hunger, Financial Empowerment and Strengthening Communities through Economic and Workforce Development.

Serving our customers well is always top of mind. This past year we continued to deliver for our customers with several product features aimed at further enhancing customer experience. In addition, expanded capabilities and geographic coverage have allowed us to deepen existing customer relationships and broaden our customer base.

In the accompanying proxy statement, we share essential information about your Board’s role in shaping Citizens’ Credo, values, governance, and strategy. Whether or not you can attend the annual meeting, we welcome your participation with Citizens and thank you for your continued support.

Sincerely,

Shivan Subramaniam Lead Independent Director and Chair, Nominating and Corporate Governance Committee

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time

Thursday, April 28, 2022, at 9:00 a.m. Eastern Time

Location

One Citizens Plaza, Providence, Rhode Island 02903.

The health and safety of our colleagues and shareholders is continually assessed with respect to the ongoing COVID-19 pandemic. Should the location of the meeting change to be held remotely via the internet, we will announce the decision in advance, and details on how to participate remotely will be available at https://investor.citizensbank.com/about-us/investor-relations/annual-meeting.aspx.

Matters to be Voted On

1.   Election of the thirteen named director nominees;

2.   Advisory vote to approve the Company’s executive compensation;

3.   Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2022;

4.   Management proposal to amend the Company’s Certificate of Incorporation to eliminate supermajority vote requirements; and

5.   Any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.

Record Date

February 28, 2022. Stockholders of record as of this date are entitled to notice of, and to vote at, the Annual Meeting.

Admission

To attend the meeting in person you will need proof of your stock ownership as of the record date and a form of government-issued photo identification. If you are the legal representative of a stockholder, you must also bring a letter from the stockholder certifying (a) the beneficial ownership you represent and (b) your status as a legal representative. We will determine in our sole discretion whether the letter presented for admission meets the above requirements. Admission is limited to stockholders, and guests are not permitted to attend the meeting. Masking requirements and other COVID-19 mitigation strategies will be implemented in line with local regulations as required.

BY ORDER OF THE BOARD OF DIRECTORS

Robin S. Elkowitz

Executive Vice President, Deputy General Counsel and Secretary

Stamford, Connecticut

March 11, 2022

How to Vote
The address of the website for Internet voting can be found on your Notice or proxy card.
Dial the number listed on your Notice or proxy card.
Mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.
Attend the meeting and vote.

Notice

For our Annual Meeting, we have elected to use the Internet as the primary means of providing our proxy materials to stockholders. We will send to stockholders of record a Notice with instructions for accessing the proxy materials and for voting via the Internet. The Notice provides the information above on how to vote, how to attend the meeting and vote in person, and information on how stockholders may obtain paper copies of our proxy materials free of charge.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 28, 2022:

We will first mail the Notice to stockholders on or about March 11, 2022. On or about the same day, we will begin mailing hard copies of this Notice of the Annual Meeting of Stockholders and Proxy Statement, our 2021 Annual Report on Form 10-K and our 2021 Annual Review to those stockholders who have requested them. Copies of these materials will be available at www.edocumentview.com/CFG

iii

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL		BOARD VOTE RECOMMENDATION & RATIONALE	PAGE

1	Elect the following nominees as directors: Bruce Van Saun, Lee Alexander, Christine M. Cumming, Kevin Cummings*, William P. Hankowsky, Edward J. (“Ned”) Kelly III, Robert G. Leary, Terrance J. Lillis, Michele N. Siekerka*, Shivan Subramaniam, Christopher J. Swift, Wendy A. Watson and Marita Zuraitis	FOR ALL Our Board believes that its director nominees represent an appropriate mix of experience and skills relevant to the size and nature of our business	9

2	Approve, on a non-binding, advisory basis, the compensation of the Company’s executive officers named in the 2021 Summary Compensation Table, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and accompanying narrative	FOR Our Board believes our executive compensation closely aligns the interests of our named executive officers with the interests of our stockholders	42

3	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2022 fiscal year	FOR Based on the Audit Committee’s most recent evaluation, the Board believes it is in the best interests of the Company and its stockholders to retain Deloitte & Touche LLP	77

4	Approve the amendment to the Company’s Certificate of Incorporation to eliminate supermajority vote requirements	FOR The Board believes eliminating supermajority vote requirements provides stockholders with enhanced rights and aligns to market practice	79

*Upon the closing of the Investors Bancorp, Inc. acquisition, Kevin Cummings and Michele N. Siekerka are expected to join the Board in accordance with the Agreement and Plan of Merger by and between the Company and Investors Bancorp, Inc. (the “Merger Agreement”) dated July 28, 2021. Their elections at the Annual Meeting are subject to the completion of the acquisition, which is anticipated to occur prior to the Annual Meeting. Should the acquisition not close by the Annual Meeting, Mr. Cummings’ and Ms. Siekerka’s elections will not be considered at the meeting and they will subsequently be appointed to the Board at the time of completion pursuant to the terms of the Merger Agreement.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

OUR STRATEGY AND PERFORMANCE

WHO WE ARE

OUR MISSION To help our customers, colleagues and communities reach their potential OUR VISION To be a top-performing bank distinguished by its customer-centric culture, mindset of continuous improvement, and capabilities OUR VALUES Exceed customer expectationsDo the right thingThink long termWork together OUR CREDO We perform our best every day so we can do more for our: CustomersColleaguesCommunitiesShareholders OUR STRATEGIC PRIORITIESMaintain a high-performing, customer-centric organizationOperate with financial discipline and a mindset of continuous improvement to self-fund investmentsBuild excellent capabilities to help us delight our customers and compete effectivelyPrudently grow and optimize our balance sheetModernize our technology and operational models to improve delivery, organizational agility, and speed to marketEmbed risk management within our culture and operationsDevelop differentiated value propositions to acquire, deepen, and retain core customer segments

OUR PERFORMANCE*

Our full-year 2021 financial results demonstrate the strength and diversity of our business model. For the full year, our net income was $2.3 billion, EPS was $5.16 and ROTCE was 15%. On an Underlying basis, net income was $2.4 billion, EPS was $5.34 and ROTCE was 16%. These strong earnings and returns were enhanced by the release of credit reserves we took in 2020, but operating performance was broadly in line with our expectations for the year.

2021 Highlights $188.4B Assets $128.2B Loans & Leases $154.4B Deposits 83% Loans-to-Deposit Ratio 71% Record Capital Markets Fees 18% Record Wealth Fees 9.9% CET1 Ratio 6% Tangible Book Value Per Share Net income available to common stockholders and EPS ROTCE (Return on average tangible common equity) Efficiency Ratio Reported results Underlying results Reported EPS Underlying EPS $2,284 $2,206 $5.34 $5.16 2021 $1,033 $950 $2.41 $2.22 2020 8% 7% 16% 15% 2020 2021 58% 56% 61% 60% 2020 20212021 Highlights $188.4B Assets $128.2B Loans & Leases $154.4B Deposits 83% Loans-to-Deposit Ratio 71% Record Capital Markets Fees 18% Record Wealth Fees 9.9% CET1 Ratio 6% Tangible Book Value Per Share Net income available to common stockholders and EPS ROTCE (Return on average tangible common equity) Efficiency Ratio Reported results Underlying results Reported EPS Underlying EPS $2,284 $2,206 $5.34 $5.16 2021 $1,033 $950 $2.41 $2.22 2020 8% 7% 16% 15% 2020 2021 58% 56% 61% 60% 2020 2021 Reported results Underlying results Reported results Underlying results

* Results are presented on an Underlying basis, as applicable. See Appendix A for more information on Non-GAAP Financial Measures. Unless otherwise noted, references to balance sheet items above are on a period-end basis, loans and leases exclude loans held for sale; percentage increases are on a year-over-year basis versus 2020.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

OUR KEY BUSINESSES

Consumer Assets Under Management Growth Customer Growth $s in billions +20% $18.9 $22.6 2020 2021 in millions 6.4 +88% 3.4 2.9 3.6 2015 3Q21 Regional National Mortgage Banking Top-10 bank-owned(2) Home equity #1 nationally in originations(3) Education Lending Top-3 private student lender(4) Announced acquisition of HSBC branches(5) and Investors Bancorp, Inc., strengthening presence in attractive markets 200+ branches creates immediate scale and top-10 presence in largest MSA in the U.S. Acquiring ~1 million customers 100K+ existing Citizens lending households in NYC Metro provides opportunity to deepen relationships Fills in gap in our retail footprint, connecting New England to the mid-Atlantic Record Wealth performance Wealth fee growth of 18% $1.5 billion in net inflows, over 2.3x full year 2020 levels Continued to build momentum in Wealth Transformed leadership team to drive growth Building a centralized financial planning team to deliver greater value to customers Added ~30 new Citizens PayTM partners including Microsoft Store Increasing digital and mobile capabilities Launched National digital storefront bringing together Citizens Access(R), mortgage, and student loan refi	Commercial Fee Income Growth $s in millions $595 +36% $809 2020 2021 Syndication Lead Position Growth(1) 155 +79% 278 2020 2021 Enhanced coverage model while allocating capital with discipline; record originations Strengthened corporate finance and M&A advisory capabilities through organic growth and targeted acquisitions to grow fees - Fees up 36%, with record Capital Markets up 71% and record number of M&A transactions completed Delivered new Treasury Solutions capabilities, including an integrated payables solution and receivables automation platform; enhanced the AccessESCROW(R) portal Announced acquisitions of JMP Group LLC, Willamette Management Associates and DH Capital LLC, expanding product capabilities and geographic reach - Added equity underwriting and research capabilities - Targeting key growth verticals, adding technology, healthcare and financial services - Expanding leveraged finance opportunities across JMP's middle-market and financial sponsor client base Growing mid-corporate client base through geographic expansion into Southeast, Texas and California Focused on providing value to private equity sponsors through M&A services, subscription finance, leverage buy-outs, and accessing capital through public markets

1)

Thomson Reuters LPC, Loan syndication league table ranking for the prior 12 months as of 4Q21 based on deals for Overall U.S. Middle Market (defined as Borrower Revenues <$500 million and Deal Size <$500 million).

2)	Originator & servicer; Inside Mortgage Finance Publications, origination data for the nine months ended September 30, 2021; servicing share data as of 3Q21.
3)	Source: Inside Mortgage Finance; based on nine months ended September 30, 2021.
4)	Annual reports and quarterly earnings supplements across competitors. Federal Reserve total student loan debt reporting, and other publicly available data as of 9/30/21.
5)	The acquisition of HSBC’s East Coast branches and online deposits closed on February 18, 2022.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

BOARD AND GOVERNANCE HIGHLIGHTS

Board Nominees

In accordance with the Restated Certificate of Incorporation and Amended and Restated Bylaws of Citizens Financial Group, Inc. (the “Company” or “we” or “us” or “our”), our board of directors (the “Board”) will consist of not less than five or more than twenty-five directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable only in the case of nonpayment of dividends under the terms of our preferred stock. The exact number of directors is fixed from time to time by resolution of our Board which currently has 13 directors. The terms of office of all directors expire at the Annual Meeting. All current directors will be standing for reelection at the Annual Meeting with the exception of Mr. Higdon and Mr. Koch. Mr. Cummings and Ms. Siekerka will be standing for election for the first time, with their election subject to the completion of our acquisition of Investors Bancorp, Inc. Additional information about the director nominees can be found beginning on page 9. The nominees for director are as follows:

NAME	AGE	DIRECTOR SINCE	OCCUPATION	BOARD COMMITTEE	INDEPENDENT[1]

Bruce Van Saun	64	2013	Chairman and CEO, Citizens Financial Group, Inc.	Executive (Chair) Equity	No

Lee Alexander	54	2021	Executive Vice President and Chief Information Officer, The Clearing House	Audit	Yes

Christine M. Cumming	69	2015	Retired First Vice President and COO, Federal Reserve Bank of New York	Governance Risk	Yes

Kevin Cummings	67	-	Chairman and CEO, Investors Bancorp, Inc.	-	Yes

William P. Hankowsky	70	2006	Former Chairman, President and CEO, Liberty Property Trust	Audit Compensation & HR Executive	Yes

Edward J. (“Ned”) Kelly III	68	2019	Former Chairman, Institutional Clients Group, Citigroup, Inc.	Compensation & HR Governance	Yes

Robert G. Leary	60	2020	Former CEO, The Olayan Group	Risk	Yes

Terrance J. Lillis	69	2019	Retired CFO, Principal Financial Group, Inc.	Audit	Yes

Michele N. Siekerka	57	-	President and CEO, New Jersey Business and Industry Association	-	Yes

Shivan Subramaniam	73	2005	Retired Chairman and CEO, FM Global	Governance (Chair) Compensation & HR Executive	Yes

Christopher J. Swift	61	2021	Chairman and CEO, The Hartford Financial Services Group, Inc.	Risk	Yes

Wendy A. Watson	73	2010	Retired Executive Vice President, Global Services, State Street Bank & Trust Company	Audit (Chair) Compensation & HR Risk	Yes

Marita Zuraitis	61	2011	Director, President and CEO, Horace Mann Educators Corporation	Governance Risk	Yes
[1]	Under applicable NYSE and SEC independence standards

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

Board Skills and Demographics

We believe that the Board nominees as a whole represent an appropriate and diverse mix of experience, skills and demographics relevant to the size and nature of our business.

SKILLS AND EXPERIENCE

Executive Leadership

Financial Services Industry

Financial Reporting/Audit/Capital Planning

Risk Management

Compliance/ Regulatory

Technology/ Information Security/Cybersecurity

Mergers & Acquisitions

Human Capital Management

Environmental, Social & Governance
BOARD INDEPENDENCE AND COMMITTEE MEMBERSHIP

Independent	N	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Committee Membership	Exec* Equity	Audit	N&CG Risk	–	Audit C&HR Exec	C&HR N&CG	Risk	Audit	–	N&CG* C&HR Exec	Risk	Audit* C&HR Risk	N&CG Risk

Tenure (years)	8	1	6	–	15	3	2	3	–	17	1	11	10
BOARD DEMOGRAPHICS

Age	64	54	69	67	70	68	60	69	57	73	61	73	61

Gender	M	M	F	M	M	M	M	M	F	M	M	F	F

Race	White	Black/ White	White	White	White	White	White	White	White	Asian	White	White	White

Veteran	–	–	–	–	–	–	–	Y	–	–	–	–	–

Van Saun Alexander Cumming Cummings Hankowsky Kelly Leary Lillis Siekerka Subramaniam Swift Watson Zuraitis

* Committee Chair

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

Board Diversity

The Board values diverse perspectives and experiences. Over 53% of our nominated Board represents diverse groups (four women, two people of color and one veteran).

When reviewing Board and Committee composition, the Nominating and Corporate Governance Committee considers self-identified diverse characteristics of directors and nominees in addition to each person’s background and experience.

The Board diversity statistics outlined below 1) reflect Board composition effective upon the conclusion of the Annual Meeting when Mr. Higdon and Mr. Koch will leave the Board; and 2) are subject to the appointment of Mr. Cummings and Ms. Siekerka following the completion of the Investors Bancorp, Inc. acquisition.

Board Diversity 4 WOMEN SERVE ON THE BOARD 2 DIRECTORS ARE RACIALLY DIVERSE Board Diversity 6 YEARS AVERAGE TENURE OF DIRECTORS 65 AVERAGE AGE OF DIRECTORS

Gender Diversity Racial Diversity 4 31% Women 9 2 15% Racially Diverse 11 Tenure Age Years of Service 0-5 5-10 11-15 15+ 65 Age Range: Average Age of Directors 54-73

If the Investors Bancorp, Inc. acquisition has not closed in advance of the Annual Meeting, Board diversity will be as follows until such time as the acquisition closes and Mr. Cummings and Ms. Siekerka join the Board: 27% female, 18% racially diverse, average tenure of 7 years, and average age of 66.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

Corporate Governance Highlights

Board Independence and Oversight

◾All director nominees are independent except for the Chairman who serves as the CEO of the Company

◾Non-classified board structure

◾Independent Lead Director with formally defined role and responsibilities

◾Executive sessions of independent directors held at every regularly scheduled meeting

◾Key committees are fully independent (Audit, Risk, Compensation and Human Resources and Nominating and Corporate Governance)

Board Qualifications and Evaluations

◾Board skills and experience aligned to strategy

◾Board orientation and continuing education program supports ongoing director development

◾Board, committee and individual self-assessments conducted annually with an external facilitator

◾Board mentoring program and informal feedback sessions with senior management facilitates engagement and deeper understanding of the organization

Board Refreshment and Diversity

◾Mandatory retirement age of 75 for directors triggers Board refreshment

◾Gender and racial diversity represented on the Board

◾Diversity of tenure provides balance of historical knowledge and new perspectives

◾Diversity of age provides balance of extensive experience and fresh outlooks

◾Director recruitment and selection process prioritizes leadership, relevant experience and skills, independence and diversity

Board Practices

◾Service on other public company boards limited

◾Stock ownership guidelines for directors and executive officers support mandatory stock retention requirements and align directors’ and executives’ interests with those of stockholders

◾Annual review of Corporate Governance Guidelines ensures alignment with best practices

◾Succession planning discussions for CEO and senior management conducted throughout the year

Board Oversight of Risk

◾Board oversight of risk led by the Risk and Audit Committees

◾Risk Committee responsible for reviewing and approving the Enterprise Risk Management Governance Framework and ensuring risks are properly managed to the risk appetites set for each material risk category

◾Updates on cybersecurity risk presented to the Risk Committee at each meeting with additional reporting provided regularly to the Board and Audit Committee

Stockholder Rights and Engagement

◾Annual election of directors with majority vote standard for uncontested elections

◾Annual advisory vote on executive compensation

◾Capital structure with one vote per common share

◾Stockholders have proxy access

◾Stockholders have the right to call a special meeting

◾No poison pill

◾Annual Board review of Charter and Bylaw provisions

◾Annual stockholder outreach program with feedback from engagements shared with and discussed by the Board

◾Requesting stockholders approve the amendment to Certificate of Incorporation to eliminate supermajority vote requirements

Commitment to ESG

◾Board oversight of our commitment to ESG matters

◾Formal ESG governance structure with cross-functional executive steering committee

◾Annual corporate responsibility reporting aligned to GRI and SASB

◾Corporate responsibility efforts aligned to our Credo and Diversity, Equity and Inclusion program

◾Commitment to pay equity

Culture and Ethics

◾Code of Business Conduct and Ethics which establishes core standards of ethical conduct

◾Conduct Office overseen by the Audit Committee and provides the Board and executive management with an independent and objective view of the Company’s conduct risk profile

◾Participation in annual McKinsey Organizational Health Index survey

◾Strong Diversity, Equity and Inclusion program overseen by the Compensation and Human Resources Committee

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - PROXY STATEMENT SUMMARY

COMPENSATION HIGHLIGHTS

How Do We Determine Compensation?

•   The Compensation and Human Resources Committee (the “Compensation and HR Committee”) exercises structured discretion in making executive compensation determinations, with decisions informed by the review of a number of qualitative and quantitative performance metrics across various dimensions (including financial and business delivery, customer outcomes, strategic initiatives, human capital, and risk and control).

•   Compensation decisions are also informed by peer data, compensation history, and input from the Compensation and HR Committee’s independent consultant.

•   We believe that reviewing multiple dimensions of performance in determining pay facilitates management’s focus on Company performance overall and mitigates the risk of disproportionate focus on certain elements of performance.

How Do We Pay Our Executives?

•   Executive pay mix is aligned with stockholder interests by delivering 60-70% of variable compensation in the form of long-term awards.

•   For our CEO, CFO, and the heads of our Consumer and Commercial businesses, 45% of variable compensation overall and nearly two-thirds of long-term awards are granted in the form of performance awards with a three-year performance period.

How Do We Address Risk?

•   The risk performance of our executives is assessed annually by our Chief Risk Officer and the results of that assessment are considered in determining pay.

•   We maintain a clawback process, through which events having a material adverse impact on the Company are reviewed for potential impact on compensation.

•   Incentive plan governance requires approval by all control partners for plan changes (including risk, legal, human resources, and finance) and an independent third-party risk review of our plans is conducted every three years to ensure impartiality and alignment with market practice.

Why Should You Approve our Say-on-Pay Vote?

•   Our compensation program provides an appropriate balance of short-term and long-term compensation designed to align our executives’ interests with those of stockholders.

•   Executive compensation continues to be aligned with Company performance. In recognition of strong Company performance during 2021, as described earlier in this section in “—Our Strategy and Performance,” the compensation for our named executive officers increased for performance year 2021. That is in contrast to performance year 2020, when their compensation was down as compared to 2019, which was in recognition of the impact of the pandemic on stockholders and on colleague compensation more generally and was in contrast to many of our peer banks.

•   Our public disclosure of compensation and human capital matters continues to evolve with this year’s proxy, including more streamlined disclosure of executive performance and pay as well as a description of how performance relative to diversity, equity, and inclusion initiatives is considered in determining executive compensation.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

CORPORATE GOVERNANCE MATTERS

Proposal One

Elect each of the director nominees nominated by the Board to serve until the 2023 annual meeting or until their respective successor is duly elected and qualified.

The Board recommends a vote FOR each of the nominees

Our Restated Certificate of Incorporation, or Charter, and Amended and Restated Bylaws provide that the Board shall consist of between five and twenty-five directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable only in the case of nonpayment of dividends under the terms of our preferred stock. The Board fixes the exact number of directors from time to time and has fixed the number at 13. At each annual meeting, directors are elected to hold office for a term of one year expiring at the next annual meeting. Mr. Higdon and Mr. Koch will retire from the Board at the conclusion of the Annual Meeting having both reached mandatory retirement age under our Corporate Governance Guidelines.

The Board has nominated 11 of the 13 directors currently serving on the Board, as well as Mr. Cummings and Ms. Siekerka, for election at the Annual Meeting to serve until the 2023 annual meeting or until their respective successors are duly elected and qualified. If any nominee is unable to serve as a director, the Board by resolution may reduce the number of directors or choose a substitute nominee. We are not aware of any nominee who will be unable to or will not serve as a director, however, the elections of Mr. Cummings and Ms. Siekerka are subject to the completion of the Investors Bancorp, Inc. acquisition, which is expected to occur in advance of the Annual Meeting. Should the acquisition not close by then, Mr. Cummings’ and Ms. Siekerka’s elections will not be considered at the meeting and they will subsequently be appointed to the Board at the time of completion in accordance with the Merger Agreement. In the interim, the Board size would reduce to 11 directors.

Our Bylaws provide for the election of directors by a majority of the votes cast in an uncontested election. This means that the 13 individuals nominated for election to the Board must receive more “FOR” than “AGAINST” votes (among votes properly cast at the meeting, electronically or by proxy) to be elected. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. There is no cumulative voting. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. If the election of directors is a contested election, directors are elected by a plurality of the votes cast.

Our Bylaws also provide that directors may be removed, with or without cause, by an affirmative vote of shares representing a majority of the outstanding shares then entitled to vote at an election of directors. Any vacancy occurring on our Board and any newly created directorship may be filled only by a vote of a majority of the remaining directors in office.

Biographical information about the nominees for director, including information about their qualifications to serve as a director, is set forth below.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Bruce Van Saun Chairman and Chief Executive Officer, Citizens Financial Group, Inc.
Age	Director Since	Committees	Other Public Company Directorships	Key Competencies
64	2013	◾ Executive (Chair) ◾ Equity	◾ Moody’s Corporation	◾ Financial Services ◾ Strategic Planning ◾ Finance & Capital Management ◾ Mergers & Acquisitions

Experience, Skills and Qualifications

•   Executive in the financial services industry with over 30 years experience

•   Extensive financial background and service on the boards of other public companies

•   Additional role as our Chief Executive Officer brings management’s perspective to Board deliberations and provides valuable information about the status of day-to-day operations

Background

Mr. Van Saun joined the Company as Chairman and CEO in October 2013 and also serves on the board of our primary subsidiary Citizens Bank, N.A. (“CBNA”). He previously served as The Royal Bank of Scotland Group plc Finance Director and was a member of its board of directors (from 2009 to 2013).

From 1997 to 2008, Mr. Van Saun held a number of senior positions with The Bank of New York Mellon, including Vice Chairman and Chief Financial Officer. Earlier in his career, he held senior positions with Deutsche Bank, Wasserstein Perella Group and Kidder Peabody & Co. Mr. Van Saun currently serves on the board of directors of Moody’s Corporation (since 2016). He also serves on the boards of the Federal Reserve Bank of Boston (since January 2019) and is Audit Chair of the Bank Policy Institute. He is a member of The Clearing House supervisory board (since 2013), and serves on the board of the Partnership for Rhode Island. Previous directorships held by Mr. Van Saun in both the United Kingdom and United States include the Federal Advisory Council (from 2016 to 2018), the National Constitution Center (from 2015 to January 2019), Lloyds of London (from 2012 to 2016), Direct Line Insurance Group plc (from 2012 to 2013), Worldpay (Ship Midco Limited) (from 2011 to 2013), and ConvergEx Inc. (from 2007 to 2013).

Mr. Van Saun received a B.S. in Business Administration from Bucknell University in 1979 and an M.B.A. in Finance and General Management from the University of North Carolina in 1983.

Lee Alexander Executive Vice President and Chief Information Officer, The Clearing House
Age	Director Since	Committees	Other Public Company Directorships	Key Competencies
54	2021	◾ Audit	◾ None	◾ Technology/Data Analysis ◾ Information & Cybersecurity ◾ Financial Services ◾ Regulations & Compliance

Experience, Skills and Qualifications

•   Extensive technology expertise with over 25 years of international management experience in the technology and financial services sectors

•   Experience in cyber security and incident response as Chief Information Officer, and Head of the Technology Group at the Federal Reserve Bank of New York (“FRBNY”)

Background

Mr. Alexander joined the Board on February 1, 2021. He currently serves as the Executive Vice President and Chief Information Officer for The Clearing House (since April 2018) and is responsible for directing and coordinating all technology and operations across the company.

Prior to joining The Clearing House, Mr. Alexander was Executive Vice President, Chief Information Officer, and Head of the Technology Group at the FRBNY (from 2012 to 2018), where he also served on the Bank’s Management Committee. Before being named Head of the Technology Group and CIO, Mr. Alexander led the Bank’s application development efforts, and was instrumental in the development of a Bank and System-wide architecture and for the development and completion of the Fedwire modernization project. Mr. Alexander also serves on the board of our primary subsidiary CBNA.

Mr. Alexander holds a B.Sc. in Computing Science and an M.B.A. from the University of Glasgow in Scotland.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Christine M. Cumming Retired First Vice President and Chief Operating Officer, Federal Reserve Bank of New York
Age	Director Since	Committees	Other Public Company Directorships	Key Competencies
69	2015	◾ Nominating & Corporate Governance ◾ Risk	◾ None	◾ Financial Services ◾ Risk Management ◾ Regulations & Compliance ◾ Finance & Capital Management

Experience, Skills and Qualifications

•   Seasoned bank regulatory executive with over 35 years at the Federal Reserve Bank of New York (“FRBNY”), including serving as First Vice President and Chief Operating Officer

•   Extensive background in risk management, technology, monetary policy and bank supervision

•   Experience in crisis management as chair of the Cross-Border Crisis Management Group for the Resolution Steering Group of the G-20’s Financial Stability Board

Background

Until her retirement in 2015, Ms. Cumming was First Vice President of the FRBNY, its second highest ranking officer, and served as its Chief Operating Officer, as well as an alternate voting member of the Federal Open Market Committee.

Previously, Ms. Cumming was Executive Vice President and Director for the Research and Market Analysis Group and senior vice president for the Bank Supervision Group responsible for the Bank Analysis and Advisory and Technical Services Functions. She also chaired the Cross-Border Crisis Management Group, which coordinated recovery and resolution planning for large, global financial institutions for the Resolution Steering Group of the G-20’s Financial Stability Board.

Ms. Cumming currently serves on the board of American Family Insurance Mutual Holding Company (since 2016), and MIO Partners, Inc. (since February 2018). She previously served on the board of the Financial Accounting Foundation, completing her single five-year term in December 2020. Ms. Cumming teaches part time at Columbia University. She also serves on the board of our primary subsidiary CBNA.

Ms. Cumming holds both a B.S. and Ph.D in economics from the University of Minnesota.

Kevin Cummings Chairman and Chief Executive Officer, Investors Bancorp, Inc.
Age	Director Since	Committees	Other Public Company Directorships	Key Competencies
67	-	-	◾ Investors Bancorp, Inc.	◾ Financial Services ◾ Executive Leadership ◾ Finance & Capital Management ◾ Mergers & Acquisitions

Experience, Skills and Qualifications

• Seasoned executive with 35 years experience in the financial services industry including service as Chief Executive Officer of a regional bank • Experienced certified public accountant and auditor

Background

Mr. Cummings is expected to join our Board upon the closing of the acquisition of Investors Bancorp, Inc. He currently serves as Chairman and CEO of Investors Bancorp and Investors Bank (since May 2018). In 2008, Mr. Cummings was appointed to the Board of Investors Bancorp and Investors Bank when he took on the role of President and CEO. Prior to that, he served as Executive Vice President and Chief Operating Officer of Investors Bank. Before joining Investors Bank in 2003, Mr. Cummings had a 26-year career with the independent accounting firm of KPMG LLP, where he had been partner for 14 years. Mr. Cummings also worked in the New Jersey community bank practice for over 20 years.

Mr. Cummings is the former Chairman of the Board of the New Jersey Bankers Association and sits on the Board of Trustees of the Scholarship Fund for Inner-City Children and the Board of Trustees at St. Benedict’s Preparatory School. In addition, he is a member of the Board of the Federal Home Loan Bank of New York and the Community Foundation of New Jersey. Mr. Cummings will also serve on the board of our primary subsidiary CBNA.

Mr. Cummings is a certified public accountant and has a Bachelor’s degree in Economics from Middlebury College and a Master’s degree in Business Administration from Rutgers University.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

William P. Hankowsky Former Chairman, President and Chief Executive Officer, Liberty Property Trust
Age	Director Since	Committees	Other Public Company Directorships	Key Competencies
70	2006	◾ Audit ◾ Compensation & HR ◾ Executive	◾ None	◾ Strategic Planning ◾ Executive Leadership ◾ Human Capital Management ◾ Mergers & Acquisitions

Experience, Skills and Qualifications

• Extensive business and management expertise, particularly in the real estate sector from service as Chief Executive Officer of Liberty Property Trust and President of the Philadelphia Industrial Development Corporation

• Experience serving on the boards of other public companies and numerous non-profit entities

Background

Mr. Hankowsky was the Chairman, President & CEO of Liberty Property Trust until February 2020. He joined Liberty in January 2001 as Chief Investment Officer and was responsible for refining the company’s corporate strategy and investment process. In 2002, he was named President, and in 2003, was appointed Chief Executive Officer and elected Chairman of Liberty’s board of trustees.

Prior to joining Liberty, Mr. Hankowsky served for 11 years as President of the Philadelphia Industrial Development Corporation. Mr. Hankowsky currently serves on the boards of the Delaware River Waterfront Corporation, Greater Philadelphia Chamber of Commerce, Philadelphia Convention and Visitors Bureau, Pennsylvania Academy of the Fine Arts, Philadelphia Shipyard Development Corporation, the Wetlands Institute, and the Philadelphia Foundation. He is also a Senior Advisor to the Alterra Property Group. He previously served on the board of Aqua America (NYSE:WTR) (from 2004 to 2019).

Mr. Hankowksy also serves on the board of our primary subsidiary CBNA. Mr. Hankowsky received a B.A. in economics from Brown University.

Edward J. Kelly III Former Chairman, Institutional Clients Group, Citigroup, Inc.
Age	Director Since	Committees	Other Public Company Directorships	Key Competencies
68	2019	◾ Compensation & HR ◾ Nominating & Corporate Governance	◾ MetLife, Inc. ◾ Dollar Tree, Inc. (effective March 2022)	◾ Financial Services ◾ Executive Leadership ◾ Regulations & Compliance ◾ Finance & Capital Management

Experience, Skills and Qualifications

• Extensive experience in the financial services industry in various roles including Vice Chairman, Chief Financial Officer at Citigroup, Inc. and General Counsel at J.P. Morgan

• Service on the boards of other public companies including MetLife and CSX Corporation

Background

Mr. Kelly joined our Board on February 1, 2019. Until his retirement in 2014, he was Chairman of Citigroup Inc.’s Institutional Clients Group. He previously served as Chairman of Global Banking from April 2010 to January 2011, and as Vice Chairman of Citigroup from July 2009 to April 2010. He also served as Citigroup’s Chief Financial Officer during 2009, and was previously head of Global Banking and President and Chief Executive Officer of Citi Alternative Investments.

Mr. Kelly currently serves on the board of MetLife (since 2015), and will join the board of Dollar Tree, Inc. in March 2022. He previously served as chairman of the board of directors at CSX Corporation until January 2019, and on the board of XL Catlin (from 2014 to 2018). He also serves on the board of our primary subsidiary CBNA. Mr. Kelly joined Citigroup in 2008 from The Carlyle Group, a private investment firm, where he was a managing director. Prior to joining Carlyle in 2007, he was a Vice Chairman at PNC Financial Services Group following PNC’s acquisition of Mercantile Bankshares Corporation in 2007. He was Chairman, Chief Executive and President of Mercantile from 2003 to 2007. Before Mercantile, he was at J.P. Morgan where he held various positions including General Counsel and Secretary and managing director within J.P. Morgan’s investment banking business. Prior to joining J.P. Morgan, Mr. Kelly was a partner at the law firm of Davis Polk & Wardwell, where he specialized in matters related to financial institutions.

Mr. Kelly received his J.D. from the University of Virginia School of Law in 1981 and A.B. from Princeton University in 1975.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Robert G. Leary Former Chief Executive Officer, The Olayan Group
Age	Director Since	Committees	Other Public Company Directorships	Key Competencies
60	2020	◾ Risk	◾ None	◾ Financial Services ◾ Strategic Planning ◾ Executive Leadership ◾ Mergers & Acquisitions ◾ ESG

Experience, Skills and Qualifications

• Extensive investment and leadership experience with over 30 years in the financial services industry • Expertise in business transformation and mergers and acquisitions

Background

Mr. Leary was Chief Executive Officer of The Olayan Group, a global investment firm, from May 2017 until July 2019. Prior to joining The Olayan Group, he served as CEO of Nuveen, a U.S.-based investment management firm that was acquired in 2014 by Teachers Insurance & Annuity Association – College Retirement Equities Fund (“TIAA-CREF”). Mr. Leary joined TIAA-CREF in 2013 and was instrumental in the acquisition and invigoration of Nuveen as well as its integration with TIAA-CREF’s pre-existing asset management business.

Mr. Leary began his career as an associate at the law firm of White & Case in New York and in 1989 opened that firm’s office in Saudi Arabia. He then moved into the financial services arena with leadership roles at J.P. Morgan & Co. and AIG Financial Products, and as CEO of ING Investment Management Americas and ING Insurance U.S. Mr. Leary currently serves on the advisory board of SPAC Sponsor Group, RMG Acquisitions and acts as Senior Advisor to The Council Advisors, a business consulting consortium. He also serves on the board of Intact Financial Corporation, a major insurer publicly listed in Canada, RSA Group plc, a subsidiary of Intact, and the board of the non-profit National Forest Foundation, an organization that helps conserve and protect U.S. national forests. He also serves on the board of our primary subsidiary CBNA.

Mr. Leary holds a bachelor’s degree in political science from Union College and a law degree from Fordham University, both located in New York State.

Terrance J. Lillis Retired Chief Financial Officer, Principal Financial Group, Inc.
Age	Director Since	Committees	Other Public Company Directorships	Key Competencies
69	2019	◾ Audit	◾ None	◾ Financial Services ◾ Finance & Capital Management ◾ Risk Management ◾ Technology/Data Analysis

Experience, Skills and Qualifications

• Seasoned executive with 35 years experience in the financial services industry

• Prior service as Executive Vice President and Chief Financial Officer of Principal Financial Group, Inc.

• Experience in capital allocation, portfolio management and strategic transactions

Background

Mr. Lillis joined our board on February 1, 2019. Until his retirement in 2017, he was the Chief Financial Officer of Principal Financial Group, Inc. He joined Principal in 1982 as an actuarial student and held various senior actuarial, risk management and product-pricing roles through 2008 when he was appointed Chief Financial Officer.

Mr. Lillis currently serves on the Board of American Enterprise Mutual holding Company (since May 2020). He also serves on the Mercy Medical Center Board of Directors and the Command and General Staff College Foundation Board of Trustees. He is Chair of the Simpson College Board of Trustees and serves as Trustee for the Diocese of Southwest Iowa. Mr. Lillis also serves on the board of our primary subsidiary CBNA. He is a member of the American Academy of Actuaries and a Fellow of the Society of Actuaries.

Mr. Lillis received a bachelor’s degree from Simpson College after serving in the U.S. Army in the Republic of Korea and an M.S. degree in actuarial science from the University of Iowa in 1982.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Michele Siekerka President and Chief Executive Officer, New Jersey Business and Industry Association
Age	Director Since	Committees	Other Public Company Directorships	Key Competencies
57	-	-	◾ Investors Bancorp, Inc.	◾ Strategic Planning ◾ Human Capital Management ◾ ESG ◾ Regulations & Compliance

Experience, Skills and Qualifications

• Experienced professional with extensive market knowledge and legal and government affairs expertise • Service on the board of directors of a regional bank, Investors Bancorp, Inc.

Background

Ms. Siekerka is expected to join our Board upon the closing of the acquisition of Investors Bancorp, Inc. She currently serves on the Investors Bancorp and Investors Bank Boards (since 2013) which she joined upon the consummation of Investors Bancorp’s acquisition of Roma Financial Corporation where she served as Chairman.

Ms. Siekerka is a licensed attorney and President and CEO of the New Jersey Business and Industry Association. From 2010 to 2014, she was employed by the New Jersey Department of Environmental Protection, first as an Assistant Commissioner and then she completed her service as Deputy Commissioner. From 2004 to 2010, she served as the President and CEO of the Mercer Regional Chamber of Commerce. Prior to that, she was employed by AAA Mid-Atlantic first as vice president of human resources and then as senior counsel.

Ms. Siekerka serves on the Board of Choose New Jersey, New Jersey Innovation Institute, Junior Achievement of New Jersey, the National Association of Corporate Directors NJ Chapter and the Council of State Manufacturing Associations where she is also an Executive Committee Member. She is a former member of the Robbinsville Township Board of Education where she served as President from 2002 to 2005. She will also serve on the board of our primary subsidiary CBNA. Ms. Siekerka holds the NACD Directorship Certification and is a designated NACD Board Leadership Fellow.

Shivan Subramaniam Retired Chairman and Chief Executive Officer, FM Global
Age	Director Since	Committees	Other Public Company Directorships	Key Competencies
73	2005	◾ Nominating & Corporate Governance (Chair) ◾ Compensation & HR ◾ Executive	◾ None	◾ Financial Services ◾ Strategic Planning ◾ Risk Management ◾ Human Capital Management

Experience, Skills and Qualifications

•   Extensive business and management expertise, including serving as Chairman and Chief Executive Officer of FM Global

•   Expertise in the Insurance sector with over 40 years industry experience

•   Service on the boards of directors of FM Global, Lifespan Corporation and LSC Communications

Background

Mr. Subramaniam was Chairman of Factory Mutual Insurance Company, a commercial and industrial property insurer from 2002 until December 2017 and retired from the board in April 2018. He also served as President and Chief Executive Officer from 1999 until his retirement at the end of 2014. Previously, he served as Chairman and Chief Executive Officer at Allendale Insurance, a predecessor company of FM Global. Elected president of Allendale in 1992, he held a number of senior-level positions in finance and management after joining the company in 1974.

Mr. Subramaniam serves on the board of directors of Lifespan Corporation (since December 2006) and is a trustee of the board of Johnson & Wales University (since June 2021). He is also a director of the Rhode Island Public Expenditure Council. Mr. Subramanaiam also serves on the board of our primary subsidiary CBNA. He previously served on the board of LSC Communications (from October 2016 to March 2021).

Mr. Subramaniam received a bachelor’s degree in mechanical engineering from the Birla Institute of Technology, Pilani, India, and two master’s degrees—one in operations research from the Polytechnic at New York University, and another in management from the Sloan School of Management at the Massachusetts Institute of Technology.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Christopher J. Swift Chairman and Chief Executive Officer, The Hartford Financial Services Group, Inc.
Age	Director Since	Committees	Other Public Company Directorships	Key Competencies
61	2021	◾ Risk	◾ The Hartford Financial Services Group, Inc.	◾ Executive Leadership ◾ Risk Management ◾ Finance & Capital Management ◾ Mergers & Acquisitions

Experience, Skills and Qualifications

•   Seasoned executive with 35 years experience in the insurance industry

•   Extensive background and experience in global restructuring and mergers and acquisitions

•   Service as Chairman and CEO of The Hartford and on numerous industry associations and academic institutions

Background

Mr. Swift joined the Board on February 1, 2021. He currently serves as chairman and chief executive officer of The Hartford Financial Services Group, Inc., a national leader in property & casualty insurance, group benefits and mutual funds. Mr. Swift joined The Hartford in March 2010 as Executive Vice President and Chief Financial Officer before being appointed as Chief Executive Officer in 2014 and Chairman in 2015. Prior to joining The Hartford, he held senior leadership and finance roles at American International Group (from 2003 to 2010). He began his career as a certified public accountant at KPMG LLP focused on financial services and was eventually appointed head of the Global Insurance Industry Practice.

Mr. Swift is on the executive committee and the board of directors of the American Property Casualty Insurance Association (APCIA). He is also a member of The Business Council, Chief Executives for Corporate Purpose (CECP), Council on Foreign Relations (CFR), and The Geneva Association. He also serves on the board of our primary subsidiary CBNA.

Mr. Swift holds a bachelor’s degree in accounting from Marquette University, where he is also a trustee.

Wendy Watson Retired Executive Vice President, Global Services, State Street Bank & Trust Company
Age	Director Since	Committees	Other Public Company Directorships	Key Competencies
73	2010	◾ Audit (Chair) ◾ Compensation & HR ◾ Risk	◾ None	◾ Retail Banking ◾ Finance & Capital Management ◾ Regulations & Compliance ◾ Human Capital Management

Experience, Skills and Qualifications

•   Experienced executive in the financial services industry and extensive financial background, including serving as Executive Vice President, Global Services for State Street Bank & Trust Company

•   Fellowship with the National Association of Corporate Directors and credentials as a CPA and Certified Fraud Examiner

•   Advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization

Background

Until her retirement in 2009, Ms. Watson was the Executive Vice President, Global Services for State Street Bank & Trust Company which she joined in 2000. Prior to that, she was with the Canadian Imperial Bank of Commerce where she served as Head of the Global Private Banking and Trust business and President & Chief Executive Officer, CIBC Finance. She also served as Chief Information Officer and as Head of Internal Audit for Confederation Life Insurance Company in Toronto.

Ms. Watson serves as a director of the Independent Order of the Foresters Life Insurance Company (since 2013) and MD Private Trust, a subsidiary of MD Financial Holdings (since 2015). She previously served on the boards of MD Financial Holdings (CMA Holdings) Canada and DAS Canada Insurance Company, a subsidiary of Munich Re (from 2010 to 2018). She serves on the Community Service Committee of Boston Children’s Hospital and the Advisory Board of Empathways. Ms. Watson also serves on the board of our primary subsidiary CBNA.

Ms. Watson is a graduate of McGill University in Montreal with a Bachelor of Commerce degree with majors in Accounting and Law.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Marita Zuraitis Director, President and Chief Executive Officer, Horace Mann Educators Corporation
Age	Director Since	Committees	Other Public Company Directorships	Key Competencies
61	2011	◾ Nominating & Corporate Governance ◾ Risk	◾ Horace Mann Educators Corporation	◾ Strategic Planning ◾ Executive Leadership ◾ Risk Management ◾ Regulations & Compliance

Experience, Skills and Qualifications

•   Seasoned executive in the financial services industry including experience as Chief Executive Officer of Horace Mann Educators Corporation

•   Expertise in the Insurance sector with over 30 years industry experience

•   Service on the boards of other companies and academic institutions

Background

Ms. Zuraitis is Director, President and Chief Executive Officer of Horace Mann Educators Corporation. Prior to joining Horace Mann in May 2013, she served as Executive Vice President and a member of the Executive Leadership Team for The Hanover Insurance Group, Inc. While at The Hanover Insurance Group, Ms. Zuraitis served as President, Property and Casualty Companies, a position she held since 2004. Previously, she was President and Chief Executive Officer, Commercial Lines for The St. Paul Travelers Companies.

Ms. Zuraitis serves as a member of the board of trustees for the American Institute for Chartered Property and Casualty Underwriters, and has been a member of the executive and the compensation committees since 2009, currently serving as chair, and a member of the board of directors of CopperPoint (since July 2021), a mutual insurance holding company. She also serves on the board of directors of our primary subsidiary CBNA. Ms. Zuraitis is a past chair of the board of trustees for NCCI Holdings, Inc., a provider of workers’ compensation data analytics and a past member of the board of Worcester Academy in Worcester, Massachusetts.

Ms. Zuraitis is a graduate of Fairfield University.

BOARD GOVERNANCE AND OVERSIGHT

The following sections provide an overview of our board governance structure and processes including how we select directors and consider their independence as well as key aspects of our Board operations and oversight, which collectively provide a strong governance framework that supports the Board in discharging its duties.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines which outline the Board’s expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Corporate Governance Guidelines are reviewed annually and address:

✓	The Board’s role and responsibilities including corporate strategy, risk management, succession planning, annual evaluation and director compensation

✓	Board structure and composition including size, independence, leadership and committee structure and responsibilities

✓	Nomination and selection of directors
✓	Board membership requirements including stock ownership, participation on other boards, conflicts of interest, orientation and education, term limits, tenure and mandatory retirement age for directors

✓	Board operations including executive sessions of independent directors and access to management and independent advisors

Our Corporate Governance Guidelines are available on the corporate governance section of our website at https://investor.citizensbank.com/about-us/investor-relations/corporate-governance.aspx.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Our Board has also adopted a Code of Business Conduct and Ethics (the “Code”), which sets forth key guiding principles concerning ethical conduct and is applicable to all of our directors, officers and employees. The Code addresses, among other things, conflicts of interest, protection of confidential information and compliance with laws, rules, and regulations, and describes the process by which any concerns about violations should be reported. The Code is available on the corporate governance section of our website at https://investor.citizensbank.com/about-us/investor-relations/corporate-governance.aspx. You may also obtain a copy, free of charge, by writing to our Corporate Secretary at 600 Washington Boulevard, Stamford, Connecticut 06901. Any amendments to the Code, or any waivers of its requirements, will be disclosed on our website.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our Board held 12 meetings during fiscal 2021. Every member attended at least 75 percent of the Board and committee meetings on which the member sits. All directors are expected to attend our annual meetings and all of the directors who served during 2021 attended the annual meeting held on April 22, 2021 with the exception of Mr. Swift who was unable to attend due to an unavoidable scheduling conflict.

Director Independence

Our Board utilizes the Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) criteria to determine our director independence. Under the NYSE rules, the Board also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with the Company, including the potential for conflicts of interest. In addition, the Board considers whether the Company or one of its subsidiaries has a lending relationship, deposit relationship, or other banking or commercial relationship with a director, an immediate family member, or an entity with which the director or a family member is affiliated by reason of being a director, an officer or a significant stockholder thereof. Any such relationship must meet the following criteria: (i) it must be in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and (ii) with respect to extensions of credit by the Company or its subsidiaries to such entity: (a) such extensions of credit have been made in compliance with applicable law, including Federal Reserve Regulation O and Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (b) no event of default has occurred and is continuing beyond any period of cure.

To assist the Board in its determination of director independence, the Nominating and Corporate Governance Committee annually evaluates each prospective and incumbent director using the foregoing standards and other factors as the Nominating and Corporate Governance Committee deems appropriate, and makes a recommendation to the Board regarding the independence or non-independence of each person. As part of this evaluation process, the Nominating and Corporate Governance Committee considers all relevant facts and circumstances and, in particular the independence requirements of the SEC and NYSE. Banking with the Company or any of its subsidiaries (including deposit, investment, lending, fiduciary) that are conducted in the ordinary course of business on substantially the same terms and conditions as are otherwise available to non-affiliated customers for comparable transactions are not considered material in determining independence.

We determined that each of Mr. Alexander, Ms. Cumming, Mr. Cummings, Mr. Hankowsky, Mr. Higdon, Mr. Kelly, Mr. Koch, Mr. Leary, Mr. Lillis, Ms. Siekerka, Mr. Subramaniam, Mr. Swift, Ms. Watson and Ms. Zuraitis to be independent within the meaning of the applicable rules of the SEC and NYSE. In addition we determined that each committee member meets the independence requirements within the meaning of the applicable rules of the SEC and NYSE for the committees on which they serve. Our Board also determined that each of Ms. Watson, Mr. Hankowsky, Mr. Higdon, Mr. Koch and Mr. Lillis to be an audit committee financial expert within the meaning of the applicable rules of the SEC and NYSE. For further information on committee independence and expertise, see “Corporate Governance Matters—Board Governance and Oversight—Committees of the Board.”

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Board Leadership

KEY RESPONSIBILITIES OF THE LEAD DIRECTOR FACILITATOR Presides at Board and stockholder meetings where the Chairman is not present, including executive sessions of the independent directors Serves as a liaison, facilitating communication between independent directors and the Chairman Provides advice and guidance to the Chairman on board leadership, executive management and corporate strategy matters COLLABORATOR Reviews and approves agendas/agenda planners and materials for Board meetings in coordination with the Chairman, adding items to the agenda as appropriate Calls meetings of the independent directors as required Communicates with major stockholders and regulators upon request INDEPENDENT ADVOCATE Independent advocate and ensures accountability to investors when potential conflicts of interest arise between management and investors COMMUNICATOR Discusses with the CEO, together with the Chair of the Compensation and HR Committee, the results of the Boards annual evaluation of the CEOs performance

KEY RESPONSIBILITIES OF THE LEAD DIRECTOR FACILITOR Presides at Board and stockholder meetings where the Chairman is not present, including executive sessions of the independent directors Serves as a liaison, facilitating communication between independent directors and the Chairman Provides advice and guidance to the Chairman on board leadership, executive management and corporate strategy matters COLLABORATOR Reviews and approves agendas/agenda planners and materials for Borad meetings in coordination with the Chairman, adding items to the agenda as appropraite Calls meetings of the independent directors as required Communicates with major stockholders and regulators upon request INDEPENDENT ADVOCATE Independent advocate ensuring accountability to investors when potential conflicts of interest arise between management and investors COMMUNICATOR Discusses with the CEO, together with the Chair of the Compensation and HR Committee, the results of the Board's annual evaluation of the CEO's performance

Our Chief Executive Officer, Mr. Van Saun, serves as Chairman of the Board, while an independent director, Mr. Subramaniam, serves as Lead Director. The Lead Director is designated by the Board, based on the recommendation of the Nominating and Corporate Governance Committee.

The Board has determined that a combined Chairman and Chief Executive Officer position, with an independent Lead Director, is the most appropriate Board leadership structure for the Company. Having a combined Chairman and Chief Executive Officer:

➢   provides efficient and effective governance and leadership to the Company;

➣   ensures the Board is apprised of current risks and issues that may impact the Company in a timely manner; and

➣   presents a single point of leadership to all Company stakeholders.

The Board reviews its leadership structure periodically and in doing so considers the composition of the Board, the needs of the Company and its stockholders, peer company practices, and other factors, retaining the flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any manner that serves the best interests of the Company.

Executive Sessions of our Non-Employee Directors

The Company’s non-employee directors, who are all independent, participate in regularly scheduled executive sessions in which management does not participate. In addition, each of the Board committees, which are comprised solely of independent directors, hold regularly scheduled executive sessions. Our Lead Director, Mr. Subramaniam, presides at each executive session of the Board. Interested persons may make their concerns known directly to Mr. Subramaniam, his successor or the non-employee directors as a group by submitting their written correspondence to the Company’s Corporate Secretary located at 600 Washington Boulevard, Stamford, Connecticut 06901. The Corporate Secretary may facilitate such direct communication to the Lead Director or the non-employee directors as a group by reviewing, sorting and summarizing such communications.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Board Selection, Nomination and Refreshment

Our Board has delegated responsibility for the selection and recommendation of director nominees to the Nominating and Corporate Governance Committee. Upon the Nominating and Corporate Governance Committee’s recommendation, a slate of directors is nominated by the Board and submitted to a stockholder vote annually. The Nominating and Corporate Governance Committee also evaluates and recommends candidates for the Board as vacancies or newly created positions occur. New candidates may be identified to serve on the Board through recommendations from independent directors or members of management, search firms or other sources, and stockholders. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications, interviews with the Committee as a whole, one or more members of the Committee, or one or more other Board members, and discussions within the Committee and the full Board.

The most qualified candidates are sought for all open board positions based on required criteria. The Board values diverse perspectives and qualities and the Committee considers self-identified diverse characteristics of directors and nominees in addition to each person’s background and experience when recommending candidates for election to the Board, re-nominating current directors and reviewing Board and committee composition. In order to support the Board’s desire for diverse representation, any firms engaged in the director search process are requested to include diverse individuals in its list of potential candidates.

Director Nominee Selection Process Assess Composition Committee assesses compostion considering director skills and experience, and diversity of prespectives and chararcteristics such as age, gender and race to determine a prospective director candidate profile. Source Candidates Committee works with a third-party search firm, directors and other stakeholders to identify candidates with the desired profile and who meet the required criteria for Board membership. Evaluate Candidates Slate of candidates is presented to the Committee for evaluation. Evaluations are based on the required criteria, each candidate's background qualifications, independence, performance and the overall composition and diversity of the Board. Recommend Committee members meet with the shortlisted candidates before making a recommendation to the Board that it nominate the candidate(s) it determines meet the required criteria and who will enhance the expertise, experience, composition and overall strength of the Board. Review The Committee evaluates each director annually. In doing so, it considers their individual performance, skills, expertise, experience, diverse characteristics, as well as the composition of the Board as a whole. Required Criteria Demonstrated leadership Relevant background, experience and key skills Financially literate Risk management experience and other business experience and acumen Exhibit independent thought and judgement Time availability and commitment

Any stockholder who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Corporate Secretary, 600 Washington Boulevard, Stamford, Connecticut 06901. Stockholders must propose nominees for consideration by the Nominating and Corporate Governance Committee in accordance with the procedures and other requirements set forth in our Bylaws. See “Information for Stockholders—2023 Annual Meeting and Stockholder Proposals.”

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When reviewing the Board and committee composition during succession planning and in the recruitment and evaluation of directors, the Nominating and Corporate Governance Committee considers the skills and experience represented by the Board as a whole. The key skills and number of the nominees are outlined below.

Executive Leadership Experience operating in an executive leadership position demonstrates the abilities required to understand and direct business operations, analyze risk, manage human capital, oversee implementation of organizational change and deliver strategic plans. 13/13 Financial Services Industry Understanding the products and services we offer, our competitive environment and the regulatory framework in which we operate gives directors the ability to challenge and guide management, effectively overseeing the operation of our business and implementation of our strategic plan. 13/13 Financial Reporting/Audit/Capital Planning An understanding of financial reporting structures and internal controls to ensure accuracy and transparency in reporting, coupled with the ability to understand capital market transactions and strategic capital plans allows for robust challenge and oversight. 13/13 Risk Management Risk is inherent in the operation of our business. Having directors with experience and expertise in risk management allows the Board to provide challenge and guidance in its independent oversight of the design and implementation of the Company's risk management framework. 13/13 Compliance/Regulatory Operating in a heavily regulated industry, we value directors with legal and/or regulatory expertise as it assists the Board's understanding of the applicable requirements and how they pertain to the Company. 13/13 Technology/Information Security/Cybersecurity Technology is critical to all aspects of our business operations from delivery of our products and services to our customers, to making investments, to maximizing our human capital, and to delivering key strategic initiatives. As a financial services company with reliance on technology, we are exposed to information and cybersecurity risk on an ongoing basis. We value directors with technology, information security and/or cybersecurity expertise. 11/13 Mergers and Acquisitions Experience of mergers and acquisitions is valuable in making strategic decisions and executing them effectively. Having directors with this experience assists in the strong execution of mergers and acquisitions. 10/13 Human Capital Management Directors with an understanding of the impact of a company's employees and culture on productivity as well as experience in talent management and mobilizing strategic organizational change provide valuable insight to the Board and management. 13/13 Environmental, Social, and Governance We demonstrate our commitment to the communities in which we do business by serving our customers well, managing our operations responsibly, building a diverse culture and providing a great place for colleagues to work. Experience in ESG matters helps us deliver on the different dimensions of our corporate responsibility strategy.12/13

Mr. Cummings and Ms. Siekerka were identified as Board candidates in connection with the acquisition of Investors Bancorp, Inc. and will be appointed to the Board in accordance with the Merger Agreement. Before making its recommendation to the Board that it nominate Mr. Cummings and Ms. Siekerka for election to the Board by stockholders at the Annual Meeting, the Nominating and Corporate Governance Committee considered Mr. Cummings’ and Ms. Siekerka’s skills, experience, independence and diverse characteristics as well as that of the Board as a whole.

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Board, Committee and Director Evaluations

The Board, led by the Nominating and Corporate Governance Committee, conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Under each committee’s charter, the committee evaluates and assesses its performance, skills and resources required to meet its obligations annually. In addition, all directors complete a self-evaluation. Periodically, the Board will also complete peer evaluations. At least every three years, an independent third-party is used to conduct the Board, committee, director and peer evaluations.

1 REVIEW OF PROCESS The Nominating and Corporate Governance Committee reviews the self-assessment process annually and approves the form of evaluation. 2 SELF-ASSESSMENT QUESTIONNAIRE The questionnaire is distributed by an external facilitator to the Board, each of the committees and individual directors for their feedback. 3 INDIVIDUAL DISCUSSIONS External facilitator holds interview with each director to expand on the questionnaires. 4 RESULTS Results are anonymously compiled by the external facilitator and reviewed by the Chairman, Lead Director and Nominating and Corporate Governance Committee Chair before being presented to the Board and each of its committees. 5 ACTIONS Action plans are prepared and used to inform agenda planning and are used to enhance current governance practices and Board operations. 6 MONITORING The Nominating and Corporate Governance Committee monitors the execution of the action plans throughout the year. BOARD AND COMMITTEES EVALUATIONS (ANNUAL) Subjects covered in the evaluation: Strategy Culture Roles and responsibilities Relationship with Management Membership and structure DIRECTOR SELF EVALUATIONS (ANNUAL) Subjects covered in the evaluation: Performance Contributions Skills PEER EVALUATIONS (PERIODICALLY) Subjects covered in the evaluation: Director participation and engagement Director judgement Board dynamics Overall performance ACTIONS TAKEN Results of the evaluations are used to determine actions designed to augment the operations of the Board and its committees. Examples of actions taken as a result of conducting the evaluations include enhancing board materials, streamlining agendas to allow for longer discussion time, and updating the board's education and training program.

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Board Education

Each of our Board members participates in an annual training and continuing education program which includes both full board training and board committee training. Management incorporates director input to develop an annual schedule that covers a broad range of topics to enhance and strengthen the skills, knowledge and competencies of directors, both individually and collectively. Topics covered during 2021 included cybersecurity, regulatory developments, diversity, equity and inclusion, ESG, technology, compliance and anti-money laundering. The program encompasses presentations from internal and external speakers as well as site visits to key locations and regular meetings with management. In addition, directors are encouraged to avail themselves of educational programs offered through recognized independent providers. Another key element of Board education is the mentoring program in place where Board members serve as mentors to certain members of the executive team, and also meet in small group sessions with members of senior management below the executive level which assists in deepening the Board’s understanding of the business.

Committees of the Board

Our Board has six standing committees. Four of these committees (Audit, Compensation and HR, Nominating and Corporate Governance and Risk) meet on a regular basis. The Executive Committee meets as needed and is composed of our Chairman and Chief Executive Officer, Mr. Van Saun, our Lead Director and Chair of our Nominating and Corporate Governance Committee, Mr. Subramaniam, and Audit and Compensation and HR Committee member, Mr. Hankowsky. The Executive Committee may act on behalf of the Board and reports its actions to the full Board. The Equity Committee is composed of our Chairman and Chief Executive Officer and acts as needed to make equity grants (subject to certain limitations determined by the Compensation and HR Committee) between annual grant cycles and reports its actions to the Compensation and HR Committee. See “Compensation Matters—Compensation Discussion and Analysis—Section 4. Governance Policies and Practices—Process for Approval of Equity Grants.” In carrying out their duties, each committee of the Board is authorized to select, retain, terminate and approve fees and other retention terms of independent legal or other advisors as it deems appropriate without seeking approval of management or the full Board. The following table shows the current members of each of the four primary standing committees and the number of meetings held during fiscal 2021.

DIRECTOR	AUDIT	COMPENSATION & HR	NOMINATING & CORPORATE GOVERNANCE	RISK

Lee Alexander	Member

Christine M. Cumming			Member	Member

William P. Hankowsky	Member	Member

Leo I. Higdon	Member	Chair

Edward J. Kelly III		Member	Member

Charles J. Koch	Member			Chair

Robert G. Leary				Member

Terrance J. Lillis	Member

Shivan Subramaniam		Member	Chair

Christopher J. Swift				Member

Wendy A. Watson	Chair	Member		Member

Marita Zuraitis			Member	Member

Number of meetings	12	9	4	6

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Audit Committee

Members: Wendy A. Watson (Chair) Lee Alexander William P. Hankowsky Leo I. Higdon Charles J. Koch Terrance J. Lillis Meetings held in 2021: 12

The Audit Committee reviews and, as it deems appropriate, recommends to the Board our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. The Audit Committee is also directly responsible for the appointment, compensation, retention and evaluation of the qualifications, independence and performance of our independent public auditors.

Each member of the Audit Committee meets the independence requirements of the NYSE and is financially literate, and each member of the Audit Committee is an independent director under Rule 10A-3 under the Exchange Act. In addition, Ms. Watson, Mr. Hankowsky, Mr. Higdon, Mr. Koch and Mr. Lillis is an audit committee financial expert.

The Audit Committee charter is available on the corporate governance section of our website at https://investor.citizensbank.com/about-us/investor-relations/corporate-governance.aspx.

Compensation & HR Committee Members: Leo I. Higdon (Chair) William P. Hankowsky Edward J. Kelly III Shivan Subramaniam Wendy A. Watson Meetings held in 2021: 9

The Compensation and HR Committee establishes, implements and monitors our executive compensation plans and programs and determines compensation for our CEO and other executives. The Compensation and HR Committee also oversees our material compensation and benefit plans, makes recommendations to the Board on non-employee director compensation, and reviews talent management and succession plans as well as diversity, equity and inclusion programs.

Each member of the Compensation and HR Committee meets the independence requirements of the NYSE and Rule 10C-1 of the Exchange Act and is a “non-employee director” under Exchange Act Rule 16b-3. Compensation Advisory Partners, LLC provides guidance and advice to the Compensation and HR Committee on compensation-related matters. See “Compensation Matters—Compensation Discussion and Analysis—Section 4. Governance Policies and Practices—Compensation Consultants.”

The Compensation and HR Committee charter is available on the corporate governance section of our website at https://investor.citizensbank.com/about-us/investor-relations/corporate-governance.aspx.

Nominating & Corporate Governance Committee Members: Shivan Subramaniam (Chair) Christine M. Cumming Edward J. Kelly III Marita Zuraitis Meetings held in 2021: 4

The Nominating and Corporate Governance Committee reviews and, as it deems appropriate, recommends to the Board policies and procedures relating to director and board committee nominations and corporate governance. It also oversees the development and implementation of the Board annual training and continuing education program, the annual Board and committee self-evaluation process and the Company’s commitment to environmental, social, and governance (“ESG”) matters and reporting.

Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE.

The Nominating and Corporate Governance Committee charter is available on  the corporate governance section of our website at https://investor.citizensbank.com/

about-us/investor-relations/corporate-governance.aspx.

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Risk Committee

Members: Charles J. Koch (Chair) Christine M. Cumming Robert G. Leary Christopher J. Swift Wendy A. Watson Marita Zuraitis Meetings held in 2021: 6

The Risk Committee reviews and, as it deems appropriate, recommends to the Board the design and implementation of our risk strategy and policy, risk appetite framework and specific risk appetites and limits. The Risk Committee also oversees our enterprise risk management governance framework and reviews the due diligence of any proposed strategic transaction. In addition, the Risk Committee oversees the Chief Risk Officer and the internal risk management function of the Company.

Each member of the Risk Committee meets the independence requirements of the NYSE. Mr. Koch qualifies as an expert, as required by federal banking regulations, having the experience in identifying, assessing and managing large, complex financial firms’ risk exposures relevant to the Company’s particular risks and commensurate with the Company’s structure, risk profile, complexity, activities and size. As required by the Risk Committee charter, the chair of the committee, Mr. Koch, is also a non-executive director who meets the criteria for independence specified by the Federal Reserve Board’s Enhanced Prudential Standards (12 CFR 252.33(a)(4)(ii)).

The Risk Committee charter is available on the corporate governance section of our website at https://investor.citizensbank.com/about-us/investor-relations/corporate-governance.aspx

Board’s Role in Risk Oversight

The Board is responsible for oversight of the Company’s internal controls and risk management framework. This oversight includes evaluation of management’s systems of internal control, financial reporting and public disclosure, confirming the accuracy and completeness of financial results, reviewing and approving the Company’s Enterprise-wide Risk Management Governance Framework (the “ERMG Framework”), and ensuring that risks to the Company are properly managed. A key element of Citizens’ ERMG Framework is building and maintaining a strong risk management culture throughout the Company.

The Board has delegated certain risk oversight duties to the Risk Committee, and with respect to financial controls, the Audit Committee, but each of the Board’s committees has risk oversight responsibilities and the Board receives independent reports from each of its key committees at its meetings.

The ERMG Framework, overseen by the Risk Committee, encompasses the policies, programs, and procedures which set the standards for the identification, assessment, monitoring, and control of material risks that could affect stockholder value, customers, colleagues or the safety and soundness of the Company. Foundational to the ERMG Framework is the Risk Appetite Framework which governs the Company’s approach to risk and serves to better inform the Company’s risk-taking strategy in its pursuit of strategic and financial goals. The Company’s Risk Appetite is embedded into key-decision making processes.

The ERMG Framework is implemented through a Three Lines of Defense model which incorporates (1) front line units responsible for identifying, assessing, controlling, monitoring and reporting risk; (2) independent risk management which provides independent challenge and oversight of our overall risk profile; and (3) internal audit and credit review functions which evaluate the design and effectiveness of the Company’s risk framework. The model is designed to ensure effective management, control and oversight of all risks including Credit Risk, Interest Rate Risk, Liquidity Risk, Market Risk, Operational Risk, Security, Fraud, and Financial Crimes Risk, Technology Risk, Compliance Risk, Strategic Risk, and Reputation Risk.

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BOARD OF DIRECTORS Risk Committee Audit Committee Compensation and HR Committee Nominating and Corporate Governance Committee Oversees design, implementation and operation of the ERMG Framework, which sets standards for the identification, assessment, monitoring and control of material risks and related governance. Reviews and, as it deems appropriate, recommends to the Board the design and implementation of the Companys risk strategy and policy, risk appetite framework and specific risk appetites and limits. Oversees evaluation of systems of internal control, financial reporting, and public disclosure. Reviews the accuracy and completeness of financial results. Oversees our Conduct Office, which monitors colleague behavior in relation to our Code of Business Conduct and Ethics, sales practices, and other key policy considerations. Evaluates executive performance, including risk performance, and approves compensation Establishes and Monitors compensation programs and performs an annual risk review of compensation plans. Reviews director compensation, with input from its independent consultant. Oversees talent management and succession planning at the executive level and for the organization overall, as well as diversity, equity and inclusion initiatives. Oversees governancepractices, independence and effectiveness of the Board. Oversees the Companys commitment to environmental, social, and governance matters. Oversees the development and implementation of the board annual training and continuing education program. Both the Risk and Audit Committees oversee the management of our cybersecurity risk. Regular reporting on cybersecurity and cyber threats as they continue to evolve is provided to both committees and the BoardBOARD OF DIRECTORS Risk Committee Audit Committee Compensation and HR Committee Nominating and Corporate Governance Committee Oversees design, implementation and operation of the ERMG Framework, which sets standards for the identification, assessment, monitoring and control of material risks and related governance. Reviews and, as it deems appropriate, recommends to the Board the design and implementation of the Companys risk strategy and policy, risk appetite framework and specific risk appetites and limits. Oversees evaluation of systems of internal control, financial reporting, and public disclosure. Reviews the accuracy and completeness of financial results. Oversees our Conduct Office, which monitors colleague behavior in relation to our Code of Business Conduct and Ethics, sales practices, and other key policy considerations. Evaluates executive performance, including risk performance, and approves compensation Establishes and Monitors compensation programs and performs an annual risk review of compensation plans. Reviews director compensation, with input from its independent consultant. Oversees talent management and succession planning at the executive level and for the organization overall, as well as diversity, equity and inclusion initiatives. Oversees governance practices, independence and effectiveness of the Board. Oversees the Companys commitment to environmental, social, and governance matters. Oversees the development and implementation of the board annual training and continuing education program. Both the Risk and Audit Committees oversee the management of our cybersecurity risk. Regular reporting on cybersecurity and cyber threats as they continue to evolve is provided to both committees and the Board

Cybersecurity Risk Oversight

As a financial institution our operations rely on the secure processing, transmission and storage of confidential information in our network. In addition, our customers use personal computers, smartphones, tablets, and other mobile devices to access our products and services. As such, we are subject to a variety of cybersecurity risks.

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Both the Risk and Audit Committees have oversight of the management of our cybersecurity risk. The Audit Committee is responsible for overseeing our Cybersecurity Program under its risk oversight responsibilities as it relates to financial controls. The Risk Committee is responsible for oversight of the management of cybersecurity risk consistent with the ERMG Framework.

Under the guidance of our Chief Security Officer we maintain a comprehensive Cybersecurity Program (the “Program”) designed to protect our employees, customers, assets, premises, systems, and information against unauthorized access, misuse, alteration, or destruction that could result in substantial harm or inconvenience to our customers, and loss or reputational damage. The Program incorporates all of our security policies and covers the core elements of access control, infrastructure security, cybersecurity event and incident management, data protection, third-party vendor cyber risk oversight, payment security, and training and awareness. Independent assessment and benchmarking of the Program are regularly completed, and the Program is overseen and assessed by federal regulators. While we look to numerous frameworks to ensure the Program is maintained in line with regulatory expectations and industry best practices, the National Institute of Standards and Technology (“NIST”) cybersecurity framework is the primary standard against which we benchmark ourselves.

The Program is presented to the Risk Committee for approval annually by the Chief Security Officer in conjunction with an annual cybersecurity briefing. This briefing provides an overall assessment of the effectiveness of the Program and an outlook for the upcoming year. In addition to the annual cybersecurity briefing, the Chief Security Officer provides updates on cybersecurity to the Risk Committee at each of its meetings. The Audit Committee and Board also receive regular cybersecurity updates as part the reporting provided by the Technology/Cyber Oversight Committee, a management committee chaired by the Chief Executive Officer which provides executive oversight, guidance and transparency to key transformative initiatives designed to enhance our technology stability, cyber defenses and risk management capabilities. Further, to ensure the Board maintains the appropriate knowledge for providing effective oversight, it is provided with relevant cybersecurity training on an annual basis, with any additional training provided as requested.

Board’s Role in Strategy

The Board is responsible for guiding and ultimately approving the strategic direction of the Company and overseeing execution of the Company’s strategic plan. Every year the Board holds an offsite meeting dedicated to reviewing the Company’s long-term strategy. This review includes detailed discussions with management, investors, securities analysts and industry experts. At each of its meetings, the Board assesses the Company’s strategic, competitive and financial performance to ensure continued alignment with the long-term strategy. The Company’s strategy on investing in the end-to-end digitization of the bank, strengthening fee-based businesses and expanding its solutions and capabilities has been executed with focused discipline resulting in the Company delivering strong operational and financial results, positioning it with the ability to accelerate the execution of its strategic growth plans.

Board Oversight of Political Spending

We closely monitor and oversee all expenditures that could be used for political purposes in accordance with our Code of Business Conduct and Ethics and our Political Contributions Policy. The Company only makes contributions to political candidates or parties from the Citizens-sponsored Political Action Committees (“Citizens PACs”). The Citizens PACs raise funds on a voluntary basis from Citizens colleagues in order to make contributions in support of sound public policies that benefit the bank, its customers, and the communities we serve. The Citizens PAC contributions are overseen by senior management and made available in regular state and federal filings.

The Nominating and Corporate Governance Committee receives regular reporting on political contributions and other expenditures related to government advocacy, including lobbying activities and support for trade associations and other organizations.

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STOCKHOLDER ENGAGEMENT

Stockholder Outreach

Throughout the year we interact and communicate with our stockholders in a number of forums, including quarterly earnings presentations, investor conferences, press releases and SEC filings, stockholder dialogue, our proxy statement and the annual meeting of stockholders.

On an annual basis, we proactively reach out to our largest stockholders to solicit feedback which we use to enhance our current practices. We also hold discussions with additional stockholders at their request. Feedback received is shared with the Board which discusses follow-up actions as appropriate.

As we continue to navigate through these exceptional times it was important to us to maintain an open dialogue with investors and listen to their perspectives. During 2021, we conducted two outreach programs. In the Spring we reached out to 28 of our largest stockholders holding over 62 percent of our outstanding stock, and in the Fall we reached out to 25 of our largest stockholders holding over 65 percent of our outstanding stock. During the course of our engagements we ultimately met with multiple stockholders representing approximately 38 percent of our outstanding stock. These discussions focused on our progress on ESG matters, climate actions and reporting, human capital management, executive compensation, corporate governance, and board composition.

Stockholder feedback, together with ongoing reviews of market and peer practice have resulted in several enhancements to our governance and compensation practices and related disclosure in recent years. Stockholders we have spoken to have expressed their support for the enhancements we have made to board diversity and disclosures, our executive compensation program, and stockholder rights, and have recognized the significant progress we have made in oversight and management of ESG matters and related reporting.

Communications with the Board

STOCKHOLDER OUTREACH WHAT WE DISCUSSED & WHAT WE DID Stockholder rights Requesting stockholder approval to eliminate super majority voting requirementsDiversity disclosures Enhanced proxy disclosers to identify diversity characteristics of individual director and have enhanced disclosure to colleague demographics to further align with EEOC reportingBoard composition Increased racial and gender diversity of the BoardOversight of ESG matters Published results of our ESG materiality assessment, aligned reporting to GRI and SASB, and established reduction targets for scope 1 and 2 GHG emissionsPay equity Made a formal commitment to pay equity and subsequently disclosed the result of our third-party analysisHuman capital Provided additional discloser highlighting key elements of how we manage human capital

We invite any stockholders who wish to contact our Board to send written correspondence, in care of the Corporate Secretary, to Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901. Communications may be addressed to the Lead Director or any alternate director, marked as confidential or otherwise. Communications which are addressed to the Board, an individual director or group of directors will be processed by the Office of the Corporate Secretary. Communications received that discuss business or other matters relevant to the activities of our Board, as determined by the Corporate Secretary, will be distributed to the addressees either in summary form or by delivering a copy of the communication. With respect to other correspondence received by the Company on behalf of one or more directors, the Board has requested that certain items, including the following, not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, resumes and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

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EXECUTIVE OFFICERS

Our executive officers are designated by, and serve at the discretion of, our Board. There are no family relationships among any of our directors or executive officers. Our executive officers are as follows:

Bruce Van Saun, Chairman and Chief Executive Officer Bruce Van Saun’s biography and related information may be found above under “Corporate Governance Matters—Proposal One - Election of Directors”

Mary Ellen Baker, Executive Vice President and Head of Business Services

Mary Ellen Baker, age 64, has responsibility for Information & Corporate Security, Process Reengineering Technology and Cybersecurity Risk as well as the Integration Management Office overseeing Citizens’ acquisition integrations. Ms. Baker joined the Company in August 2016 from PNC Financial Services Group, Inc. where she most recently held the title of Executive Vice President of Enterprise Services. She previously worked for Bank of America Corporation as Head of Enterprise Resiliency and Corporate Services and Head of Technology and Operations for the Consumer and Small Business Bank. Throughout her career, Ms. Baker has led numerous strategic projects in the areas of technology and operations, including supply chain, risk management, new technology implementation, and crisis response initiatives. Ms. Baker is a graduate of Western Michigan University.

Brendan Coughlin, Executive Vice President and Head of Consumer Banking

Brendan Coughlin, age 42, was appointed to the role of Head of Consumer Banking at Citizens Bank with responsibility for both national and regional banking in January 2020. This includes the branch and call center distribution, business banking, mortgage banking, wealth management, product lines including checking, savings, debit and credit cards, auto finance, home equity, student and personal unsecured lending. Mr. Coughlin has been with Citizens for more than 15 years and has held numerous positions in Consumer Banking product management and consumer finance. He was named president of Consumer

Lending in June 2015. Previously, he was the head of marketing for Consumer Finance. Prior to joining Citizens, Mr. Coughlin worked at Bank of America and FleetBoston Financial in a variety of business areas, including corporate strategy, mortgage product management and retail distribution /M&A. Mr. Coughlin serves on the board of directors of uAspire, a national nonprofit aimed at increasing access to higher education among inner-city youth and actively represents the bank on the CBA Education Funding Committee, the nation’s most influential financial services trade organization for student lending. Mr. Coughlin received his bachelor’s degree from Boston College in finance and marketing and an M.B.A. from Babson College.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

Malcolm Griggs, Executive Vice President, Chief Risk Officer and General Counsel*

Malcolm Griggs, age 61, has been Executive Vice President and Chief Risk Officer since April 2016. Mr. Griggs joined the Company in December 2014 as Executive Vice President and Chief Credit Officer. He is responsible for all credit, market, regulatory, compliance and operational risk management for the Company. In March 2021, Mr. Griggs assumed the additional duties of General Counsel and Chief Legal Officer of the Company. Prior to joining Citizens, Mr. Griggs was head of business risk and controls for the U.S. Consumer and Commercial Banking business at Citigroup. Mr. Griggs has had a wide range of risk management responsibility over his banking career, including senior risk positions at Morgan Stanley Private Bank, Bank of America, Wachovia, and as the first Chief Risk Officer at Fifth Third Bank. He also served on the national Board of Directors of the Risk Management Association, including serving as Chairman. He currently serves as President of the Board of the Rhode Island Philharmonic Orchestra and Music School. Mr. Griggs received his undergraduate and law degrees from the University of North Carolina at Chapel Hill.

Beth Johnson, Executive Vice President and Chief Experience Officer

Beth Johnson, age 50, was appointed to the role of Chief Experience Officer in January 2020. In this role, Ms. Johnson leads an organization focused on improving the customer experience by advancing the bank’s overall capabilities in analytics, digital, marketing and payments. She previously served as chief marketing officer and head of virtual channels, and was responsible for corporate-wide marketing activities and for advancing Consumer Banking growth and profitability by leading and aligning the business’ strategy, brand, customer experience and data analytics efforts. Prior to joining Citizens in

2013 as head of Corporate Strategy, Ms. Johnson was a senior leader at Bain and Company. She served as a partner and leader of its customer strategy and marketing practice, specializing in financial services and regularly co- authored Bain’s annual Customer Loyalty in Banking study. Prior to that, Ms. Johnson also held roles at J.P. Morgan and Goldman Sachs, where she focused on fixed income and derivatives products for commercial banking clients as well as risk management. She earned a bachelor’s degree in economics and MMSS from Northwestern University and a M.B.A. from Stanford.

Susan LaMonica, Executive Vice President and Chief Human Resources Officer

Susan LaMonica, age 60, has been Chief Human Resources Officer since 2011 and is responsible for developing and driving people strategies to support Citizens’ business plans. She has responsibility for organizational development and culture, leadership and talent development, learning, DE&I, compensation and benefits, and human resource operations. Ms. LaMonica is also responsible for corporate affairs including the Company’s corporate social responsibility and ESG activities. Prior to joining Citizens in 2011, Ms. LaMonica held senior leadership roles at J.P. Morgan Chase. She served as the head of human resources for the investment banking and markets division globally, and before that served as the head of human resources for the consumer and commercial banking division. She also served as global head of development for the bank, leading the firm’s efforts around talent, leadership, learning, diversity, culture and organizational change. During her tenure she played a key role for human resources in a number of bank mergers. Before moving into human resources, Ms. LaMonica began her career with Chase Manhattan Bank, holding a number of roles in operations, risk and retail banking. Ms. LaMonica earned a B.S. in finance from Boston College and an M.B.A. in finance from New York University.

* The Company announced on February 28, 2022, that Polly N. Klane will become our General Counsel and Chief Legal Officer effective April 4, 2022, with Malcolm Griggs continuing in his capacity as Chief Risk Officer and member of the Citizens Executive Committee.

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Donald H. McCree III, Vice Chairman and Head of Commercial Banking

Donald H. McCree III, age 60, has been Vice Chairman of our Commercial Banking Division since August 2015. Prior to joining the Company, Mr. McCree served in a number of senior leadership positions over the course of 31 years at J.P. Morgan Chase & Co. and its predecessor companies. Most recently, Mr. McCree was Head of Corporate Banking and Chief Executive Officer of Global Treasury Services at J.P. Morgan, where he was responsible for providing relationship banking services to commercial clients as well as treasury and trade finance solutions to small businesses, multinational corporations, financial services firms and government entities worldwide. Prior to becoming Head of Corporate Banking, Mr. McCree’s roles at J.P. Morgan included Head of Global Credit Markets, North American Co-Head of Fixed Income and Head of Wholesale Risk Management. He also served as Head of Treasury and Corporate Development and was based in London for several years, where he served as European Co-Head of Investment Banking and Head of European and Asian Syndicated Finance. Mr. McCree received his B.A. from the University of Vermont.

C. Jack Read, Executive Vice President and Controller

C. Jack Read, age 53, joined the Company in July 2018 as Executive Vice President and Controller, and assumed the position of Chief Accounting Officer in August 2018. Mr. Read’s responsibilities include oversight of SEC and Regulatory reporting, Corporate Tax, Finance Risk and Sarbanes Oxley. Mr. Read joined the Company from Mitsubishi UFJ Financial Group, Inc. (MUFG), where he served as Managing Director, Head of Operational Risk for the Americas from 2016 to 2018, Head of Financial Operations for the Americas from 2013 to 2015 and Corporate Tax Director from 2010 to 2012. Prior to joining MUFG,

Mr. Read was a Managing Director in the Corporate Tax Department at J.P. Morgan Chase and at Washington Mutual, a predecessor entity. Mr. Read began his career in 1993 with KPMG becoming partner in the Tax Advisory division. Mr. Read holds a J.D. from Temple University Law School and a B.B.A. from the Isenberg School of Management at University of Massachusetts Amherst.

Michael Ruttledge, Executive Vice President and Chief Information Officer

Michael Ruttledge, age 58, is Chief Information Officer and Head of Technology Services for Citizens Financial Group. He oversees all aspects of the bank’s technology environment, from customer- and client-facing applications to the people, processes and infrastructure supporting Citizens’ day-to-day business operations. Mr. Ruttledge spearheaded our Next Generation Technology transformation to modernize the bank and deliver personalized, digital solutions for customers. He has delivered a major up-skilling initiative and strong culture of learning through immersive Engineering and Architecture

Academies, digital credentialing and building of critical skills for the future such as AI, Blockchain, Modern API’s and Cloud. Before joining Citizens in 2019, he previously held the position of Chief Information Officer of American Express Co. He has more than 20 years of experience in infrastructure and engineering roles within the financial services industry including payments, merchant services, customer service, risk, fraud, banking and finance. During his career he has maintained a focus on developing the vision, strategy and innovative culture to execute new digital capabilities, big data, payments, and next generation analytics platforms that advance business strategies. He received a graduate degree in Information Systems from the University of Brighton in the United Kingdom.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - CORPORATE GOVERNANCE MATTERS

John F. Woods, Vice Chairman and Chief Financial Officer

John F. Woods, age 57, joined the Company in February 2017. He assumed the position of Chief Financial Officer in March 2017 and was appointed Vice Chairman in February 2019. Mr. Woods has responsibility for our Financial Planning, Controller, Investor Relations, Strategy and Corporate Development, Treasury, business line finance and Property and Procurement groups. Mr. Woods joined the Company from Mitsubishi UFJ Financial Group, Inc. (MUFG), where he served as Chief Financial Officer of MUFG Americas, which operates MUFG Union Bank, since 2013. He previously served as Vice Chairman and Chief Financial Officer for Union Bank since 2009. Prior to that, Mr. Woods held business unit Chief Financial

Officer positions at J.P. Morgan Chase and other large financial institutions. Mr. Woods began his financial career in 1986 with Arthur Andersen in Washington, D.C., ending as a partner in the financial and risk consulting group. Mr. Woods serves on the board of Prove Identity Inc. (since December 2021). He holds a Bachelor of Science degree in Commerce from the University of Virginia at Charlottesville.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

The Board has adopted a written policy governing transactions with related persons. Under the Related Person Transaction Policy, our executive officers, directors, their immediate family members, and significant stockholders (each a “Related Person”), are not permitted to enter into a transaction with the Company without approval from our Nominating and Corporate Governance Committee. In accordance with the policy, any request to enter into a transaction with an executive officer, director, significant stockholder or any of such persons’ immediate family members, in which the amount involved exceeds $120,000, and in which the related person has a direct or indirect material interest is required to be presented to our Nominating and Corporate Governance Committee for review, consideration and approval.

Under the policy, the Nominating and Corporate Governance Committee has pre-approved transactions which do not pose a risk of creating conflicts of interest because they arise in the ordinary course of business, and the interests of the Related Person are not material even if the amount involved exceeds $120,000. Pre-approved transactions include those that do not require disclosure under Item 404(a) of Regulation S-K; transactions that are subject to other approval processes such as employment and compensation arrangements of, or lending to, executive officers and directors; and ordinary course banking, brokerage, investment, and financial services relationships, as well as other ordinary course of business relationships and transactions with any beneficial owner of between 5 percent and 20 percent of the Company’s voting securities that is not a natural person, and is a Related Person solely as a result of stock ownership, provided they are on non-preferential terms and the value does not exceed 1 percent of the consolidated gross revenues in a fiscal year of either the Company or the beneficial owner.

In approving or rejecting a proposed transaction, our Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, (i) the commercial reasonableness of the terms, (ii) the benefit or perceived benefit, or lack thereof, to the Company, (iii) opportunity costs of alternate transactions, (iv) the materiality and character of the related person’s direct or indirect interest, and (v)  the actual or perceived conflict of interest of the related person.

Transactions with Related Persons

We maintain ordinary course banking relationships with some of our directors and officers. This includes providing credit facilities from time to time to certain directors and executive officers and their immediate family members, as well as their affiliated companies. These credit facilities (i) complied with our Regulation O policies and procedures, (ii) were made in the ordinary course of business, (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and (iv) did not involve more than a normal risk of collectability or did not present other features unfavorable to the Company.

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Under supplemental retirement arrangements relating to their prior service to Charter One, which we acquired in 2004, Mr. Charles Koch, a director, as well as his brother, Mr. John Koch, are entitled to receive monthly payments. Mr. Charles Koch and Mr. John Koch received approximately $877,500 and $744,900, respectively, under this arrangement during 2021.

For transactions with BlackRock, Inc., The Vanguard Group, Inc., Capital International Investors or State Street Corporation, each beneficial owners of more than 5% of our outstanding common stock as of December 31, 2021, and therefore considered “Related Persons” under the policy, see “Security Ownership of Certain Beneficial Owners and Management—Beneficial Owners of more than Five Percent”.

Indemnification of Directors and Officers

We indemnify our directors and officers to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. There is currently no pending material litigation or proceeding involving any of our directors and executive officers for which indemnification is sought or which is adverse to the Company.

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CORPORATE RESPONSIBILITY

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE (“ESG”)

Our ESG Journey

In 2021 we continued to make progress on our responsibility as a bank to serve our customers well, provide a great place to work and build a career, strengthen our communities, and operate responsibly and sustainably, backed by strong governance. While good corporate citizenship has always been core to our values and central to our Credo, we have implemented enhancements in all areas of ESG over the past five years to build upon our longstanding commitment to corporate responsibility.

2018 Published first corporate responsibility report First made CDP Climate Change Questionnaire response public 2019 Made public commitment to pay equity Implemented proxy access 2020 Established formal board and executive oversight of ESG Conducted ESG materiality assessment Committed $10 million in grants and charitable support for initiatives aimed at promoting social equity and $500 million in incremental financing and capital for small businesses, housing, and other development in predominantly minority communities Provided stockholders with the right to call a special meeting 2021 Published results of ESG materiality assessment Aligned reporting to GRI and SASB reporting frameworks Adopted and published GHG Scope 1 & 2 emissions reduction targets Launched Green Deposits Product Launched checking product feature Citizens Peace of MindTM 2022 During 2022 we expect to publish TCFD-aligned reporting Requested stockholder approval to amend our Certificate of Incorporation to eliminate supermajority voting

Our ESG Priorities and Strategy

During 2020, Citizens conducted its first materiality assessment to understand and prioritize the ESG topics that matter most to our stakeholders and our business. The objective of this assessment was to establish a strong foundation for our corporate responsibility strategy and disclosure efforts moving forward.

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Our materiality assessment reviewed a comprehensive set of ESG topics that intersect with our business. We interviewed our external stakeholders and completed a landscape review of industry trends and research to understand the importance of each ESG issue to our stakeholders. We also interviewed our executive team and surveyed internal subject matter experts to assess which topics have or may have the most significant impact on our business success. To ensure objectivity and a best practice approach, we engaged an independent firm to complete the assessment.

Through this process, we confirmed our priority issues—those deemed most critical to our business success and to the interests and expectations of our key stakeholder groups. We also confirmed five important issues which are increasing in visibility among stakeholders and which we aim to focus on in our corporate responsibility strategy.

Priority Issues

• Climate Change • Data Privacy and Protection • Diversity, Equity and Inclusion • Ethics and Compliance • Innovation and Technology • Talent Attraction, Development and Engagement

Important Issues

• Community Development • Corporate Citizenship • Fair and Responsible Banking • Financial Access and Inclusion • Responsible Investment

Data Privacy and Protection Diversity, Equity and Inclusion Ethics and Compliance Talent Attraction, Development, and Engagement Climate Change Responsible Investment Corporate Governance Community Development Innovation and Technology Financial Access and Inclusion Corporate Citizenship Colleague Wellness and Safety Fair and Responsible Banking Systematic Risk Management Environment Footprint ESG-Linked Products Public Policy Supply Chain LOW Stakeholder concern HIGH Priority issues Important issues LOW Impact on the company HIGH

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ESG Oversight and Governance

The Board is committed to overseeing our corporate responsibility efforts. Overall responsibility for providing oversight of the Company’s commitment to ESG matters, including providing overall strategic direction on corporate responsibility and reporting, sits with the Nominating and Corporate Governance Committee; however, each of the Board committees have oversight responsibilities for ESG matters which fall under their purview. Board oversight is supported by a management governance structure which includes an executive steering committee to guide our strategies, help integrate our efforts across lines of business, and monitor our progress, and an ESG working group which helps shape strategies and oversees measurement, monitoring and reporting.

CEO and ExCo Approves CR strategies and reporting. ESG Executive Steering Committee Guides CR strategies; champions business line integration of key initiatives (KPIs) and long-term goals. ESG Working Group Helps shape strategies; oversees CR measurement, monitoring and reporting. CEO and ExCo Approves corporate responsibility strategies and reporting. ESG Executive Steering Committee Guides corporate responsibility strategies; champions business line integration of key initiatives (KPIs) and long-term goals. ESG Working Group Helps shape strategies; oversees corporate responsibility measurement, monitoring and reporting.

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 2021 ESG Highlights

ENVIRONMENTAL

◾ Targets adopted to reduce our Scope 1 and 2 GHG emissions 30% by 2025 and 50% by 2035, based on our 2016 baseline.	◾ Received a score of “B” on our 2021 CDP Climate Change Questionnaire response.

◾  Green Deposits product gives clients the opportunity to direct deposits to investments in sectors such as energy efficiency; renewable energy; green transport; sustainable food, agriculture, and forestry; waste management; and greenhouse gas reduction.

◾  More than $429 million invested in renewable energy projects as of December 31, 2021 with ongoing exploration of opportunities to increase lending and investments in renewable energy and energy efficiency projects.

◾ Utilizing recommendations from the TCFD to inform and guide climate efforts and future disclosures.	◾ Created new “Head of Sustainability” role within our Corporate Strategy division to advance our environmental sustainability efforts.

SOCIAL

Health and Well-being

◾  Competitive and comprehensive benefits and wellness package, which is continuously evaluated.

◾  Recent introduction of additional mental health resources as well as backup adult/childcare.

◾  Return to office strategy driven by colleague well-being.

◾  Continuation of heightened protocols in all locations.

Customers

◾  Office of Fair Banking integrated into product governance processes to ensure products are fair and inclusive

◾  Commercial Credit Policy includes an Environmental, Social, and Ethical (ESE) Screening.

◾  Clients provided with ESG-aligned investment solutions that include mutual funds and exchange-traded funds comprised of companies regarded to have strong ESG characteristics.

◾  Transparency and accessibility of banking increased with new checking product feature Citizens Peace of MindTM which helps customers avoid unexpected overdraft fees by providing automatic rebate if cured within 24-hours as well as real-time digital monitoring and low-balance alerts.

◾  Artificial Intelligence Governance Forum reviews key ethical considerations around the use of artificial intelligence/machine learning technologies including bias management, transparency, explainability, fairness, quality, privacy and overall soundness.

Diversity, Equity and Inclusion (“DE&I”)

◾  Continued execution of initiatives funded through our $10 million social equity commitment and our $500 million commitment to providing access to capital in minority communities.

◾  Diverse hire commitment, through which at least 50% of candidates interviewed for senior roles must be diverse.

◾  Executive DE&I scorecards reviewed quarterly to enhance transparency and accountability.

◾  Commitment to public disclosure on DE&I issues, including disclosure of pay equity analysis results and disclosure of colleague demographics to further align with EEOC reporting.

◾  Six active business resource groups, whose members play an important role in advancing business strategy and the DE&I strategy.

Growth and Career Development

◾  Culture of continuous learning, which we believe is necessary for colleagues to thrive and feel a sense of accomplishment and purpose.

◾  Comprehensive development and training programs, including technical and skills-based programs and resources aligned with leadership competencies.

◾  Programs are designed to equip colleagues with the skills necessary to excel in their current roles and to enable them to be highly valuable contributors in the future.

Community

◾  Collegues volunteered more than 154,000 hours in our communities and participated in our first Skills-Based Volunteer Day of Service

◾  Community giving program focused on Fighting Hunger, Financial Empowerment and Strengthening Communities through Economic and Workforce Development

◾  Achieved a Community Reinvestment Act Rating of “Outstanding” from the Office of the Comptroller of the Currency for its most recent examination period.

GOVERNANCE

Board Independence ◾ 12 of 13 directors are independent ◾ Independent Lead Director with formally defined role and responsibilities

Stockholder Rights

◾  Annual election of directors with majority voting

◾  Non-classified board structure

◾  Proxy Access

◾  Shareholder right to call a special meeting

◾  Requesting stockholders approve the amendment to the Certificate of Incorporation to eliminate supermajority vote requirements

Board Composition ◾ 6 of 13 nominees are gender or racially diverse ◾ Board skills and experience aligned to strategy

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ENVIRONMENTAL SUSTAINABILITY

We are committed to reducing our operational impact on the environment, understanding and managing the risks and opportunities for our business presented by climate change and resulting regulatory and market changes, and helping our customers plan for and manage climate change impact.

To better meet internationally recognized goals to foster climate resilience and limit global temperature increase, we have set targets to reduce our Scope 1 and 2 GHG emissions 30% by 2025 and 50% by 2035, based on our 2016 baseline. These reductions align with the recommendations of the Paris Agreement, which aims to limit average global temperature increase to well-below 2° Celsius compared to pre-industrial levels. Our environmental policy requires that we measure and track our environmental performance on our journey of continuous improvement. We have a data-gathering program that includes energy, water, paper, waste, recycling, greenhouse gas emissions, and business travel. We report our performance each year through the CDP (formerly Carbon Disclosure Project). Our most recent CDP Climate Change Questionnaire Response, which received a score of “B”, can be viewed on our website.

To meet the unique needs of the renewable energy industry, we provide equity investments to support a greener and more independent energy future through Citizens Asset Finance. We have participated in the funding of nine U.S. wind farm projects since mid-2015, with our investments totaling approximately $429 million at the end of 2021.

In 2021, we launched Green Deposits, a program that allows corporate clients to direct their cash reserves toward companies and projects that are expected to create a positive environmental impact. The Green Deposits solution gives clients the opportunity to direct deposits to investments in sectors such as energy efficiency; renewable energy; green transport; sustainable food, agriculture, and forestry; waste management; and greenhouse gas reduction. Citizens developed its Green Deposits Framework to identify eligible activities within the bank’s portfolio and ensure alignment with best practices and standards. The framework was created in line with eligibility criteria developed with the support of Sustainalytics, a Morningstar company, and leading provider of ESG research and data.

As one of our ESG priority topics, we know that focus on climate change is important to our business strategy and many of our stakeholders. We seek to understand the potential risks of climate change to our business and are working to identify, address and disclose the risks in our value chain including potential extreme weather impacts of climate change, or the risks associated with regulatory or market changes that emerge as part of the transition to a lower-carbon economy. We have added staff focused on climate work, including a Head of Sustainability role to our Corporate Strategy team to advance our efforts to mitigate climate risks and capitalize on opportunities presented by resulting market changes. We have assembled working groups in our Commercial and Risk divisions to drive this work and are using the recommendations from the TCFD to guide our efforts.

STRENGTHENING COMMUNITIES

Philanthropy

Through our Citizens Helping Citizens program, we invest our time, resources, and energy to support the communities where we live and work. We focus our philanthropic giving on three specific areas that we believe fortify the overall well-being of our communities: Fighting Hunger, Financial Empowerment and Strengthening Communities through Economic and Workforce Development. Highlights of our 2021 community efforts include:

•

Extended our partnership with Local Initiatives Support Corporation to support a digital inclusion program in Boston, Philadelphia, Providence, Atlanta and Richmond. The program provides instruction and 1:1 coaching on how to access technology resources and build/apply digital skills to drive successful job searches and career advancement.

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•

Worked with national and local partners including Bankwork$, EVERFI, Girls Who Code and Year Up to support programming focused on upskilling, re-skilling, job training, career advancement and digital inclusion aimed at building wealth and preparing tomorrow’s workforce.

•

Through our signature Champions in Action program, we awarded $350,000 to 10 organizations in 2021 focused on the topics of COVID-19 relief and Social Equity & Inclusion. This unrestricted funding and additional support from our media partners helps these organizations build capacity and raise awareness.

•

Joined Goalsetter, an innovative new app that encourages youth to save and invest, as one of its first ten corporate partners kicking off their One Stock, One Future campaign—a movement to get Black and Latinx teenagers involved in learning and investing early. The goal is to gift one million shares of stock to one million Black and Latinx youth across the United States.

Volunteerism

Our colleagues are central to—and take great pride in—our commitment to our communities. Colleagues volunteered more than 154,000 hours in 2021 with more than 2,000 organizations. Additionally, nearly 60 colleagues lent their skills to ten nonprofits during our first Skills-Based Volunteer Day of Service.

To continue to help our colleagues safely volunteer during a time when our communities needed it most, we worked with our partners to provide meaningful virtual opportunities for all our colleagues. During September’s Hunger Action Month, we supported our national partner Feeding America by engaging colleagues in a wellness challenge called Step Up to Fight Hunger that allowed them to translate wellness activities into meals donated to those facing hunger. Through the challenge our colleagues logged more than 648 million steps which generated a donation equivalent to 300,000 meals.

Community Development

We also work to strengthen communities by providing financial resources that foster development in our local communities. Our capital allows our community partners to advance their plans to expand affordable housing and community services, revitalize communities, and fuel economic development. We provide support in the form of loans and equity investments. We fund development opportunities sponsored by Community Development Corporations, Community Development Enterprises, Community Development Financial Institutions and other public welfare investments leveraging tax-advantaged tools like Low-Income Housing and New Markets Tax Credits.

We continued to execute on our 2020 commitment to fund up to $50 million to Community Development Financial Institutions to provide working capital lines of credit, small business loans, microloans, and reconstruction loans to non-bankable Black- and Brown–owned businesses. We also continued to deliver on our 2020 commitment of $300 million in Low-Income Housing Tax Credit developments in predominantly minority census tracts at premium pricing. The premium we pay is used to help address the digital divide at no cost to residents, by providing features such as technology centers with computer workstations and internet connectivity.

Homeownership is a goal for many individuals and families, and we work with our customers to determine if home ownership is right for them, obtain a loan to fit their budget, and make an informed decision. Our Portfolio Loan Program provides first-time homeowners with lower rates and more flexible underwriting requirements. Low- to moderate-income individuals, and/or those purchasing a home in low- to moderate-income neighborhoods can qualify for the program, which allows a low down payment with no mortgage insurance. It can also be combined with approved community seconds, which are grants and subsidies provided by local organizations. In addition to offering innovative loan programs, we also help address a key element of the home purchase affordability gap by providing closing cost assistance grants to eligible low- and moderate-income homebuyers or those buying homes in low- to moderate-income tracts. To expand borrowing options for low- to moderate-income homeowners, we have created the Citizens GoalBuilder™ Home Equity Line of Credit. With lower credit limits and FICO requirements, GoalBuilder™ provides an affordable borrowing option to a wider range of customers using equity in their homes.

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Citizens has achieved a Community Reinvestment Act Rating of “Outstanding” from the Office of the Comptroller of the Currency for its most recent examination period.

HUMAN CAPITAL MANAGEMENT

We believe that our long-term success depends on our ability to attract, develop, and retain a high-performing workforce. Our ultimate goal is to create an environment where colleagues can thrive and maximize their potential. Our Board and the Compensation and HR Committee provide oversight of our human capital strategy and programs, with senior management providing regular updates on human capital matters to the Board and the Compensation and HR Committee directly, to facilitate that oversight.

Health and Well-being

Citizens is committed to supporting the health and well-being of our colleagues and their loved ones. We offer a competitive and comprehensive benefits program, which was complemented with several additional elements during 2020 to support colleagues’ physical, financial, and mental wellness during the pandemic. Those programs included additional paid time off to address personal circumstances and for COVID-19 quarantine and recovery, mental health and parental resources, and modifications to select compensation programs to take into consideration decreased production at the onset of the crisis. We continuously evaluate our programs and, in 2021, implemented additional mental and emotional health resources as well as emergency back-up child and adult care in order to help alleviate the stress associated with unexpected circumstances. In addition, in early 2022 we paid our branch colleagues a $500 bonus to recognize their continued dedication to serving our customers.

Our commitment to colleague health and well-being has also driven our return to office strategy. While our branch staff have been serving customers in-person throughout the pandemic, we have implemented a gradual return to office strategy for non-branch colleagues which incorporates flexibility for colleagues based on their unique needs. We also continue to implement heightened protocols in our branches and other work locations.

Talent Management and Succession Planning

The Company has a robust talent strategy, which includes the assessment of talent at various levels across the organization on a regular basis. As part of this strategy, the Board reviews the Company’s talent management and succession plans regularly. Talent management and succession plans for the CEO, including evaluations of successors and related development plans, are provided to the Compensation and HR Committee and to the Board at least annually. A similarly detailed review of talent management and succession plans for the CEO’s management team also occurs annually by the Compensation and HR Committee. The Board’s focus on talent management also extends below the executive level. To that end, the Compensation and HR Committee reviews talent management and succession plans for our primary businesses and functions on a regular basis. In addition to focusing on potential successors and team strength, these deep dives also focus on the identification of emerging talent deeper in the organization. Board members also serve as formal mentors to certain members of our executive team and meet in small group sessions with high-potential leaders across the Company throughout the year.

Diversity, Equity, and Inclusion

We are committed to building deep partnerships with our customers, colleagues, and communities while fostering a culture where all stakeholders feel respected, valued, and heard. Our DE&I strategy is focused on increasing diverse representation in our workforce (particularly in leadership roles), developing a diverse talent pipeline, embedding DE&I capabilities and inclusive behaviors in our culture, and facilitating access to capital. Some key elements of our DE&I strategy include the following:

•

Continued execution of various initiatives funded through our $10 million social equity commitment and our $500 million commitment to incremental financing and capital for small businesses, housing, and other developments in predominantly minority communities, as well as pivoting our community efforts to support our social equity goals.

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•

Introduction of diversity scorecards for senior leaders to increase transparency and accountability, which are reviewed quarterly to track progress, identify any roadblocks, and ensure development plans are fully executed for diverse groups.

•

Recent expansion of our diverse hire commitment, through which at least 50% of candidates interviewed for senior roles must be diverse, and the development of strong partnerships with community organizations to help identify qualified diverse candidates.

•	Development programs that are specifically curated to build a strong pipeline of diverse emerging talent internally and the recent launch of required inclusion training for all colleagues.

•

Empowerment of our six business resource groups (“BRGs”), the members of which serve as cultural and community ambassadors and play an important role in advancing our business strategy and informing the DE&I agenda. Eighteen percent of our colleague population participates in at least one BRG, which include Citizens WIN (Women’s Impact Network), Citizens Elev8 (Rising Professionals), Prism (Multi-Cultural), Citizens Pride (LGBTQ), Citizens Veterans, and Citizens Awake (Disability Awareness).

Commitment to Pay Equity

We continuously evaluate our practices and are committed to identifying opportunities to help ensure that all colleagues have equal opportunity to maximize their potential. Compensation decisions are based on a “pay-for-performance” philosophy. This means compensation decisions are based on a blend of individual performance, business unit performance, and Citizens’ overall performance across a number of dimensions, including customer, risk and control, financial, and people. Managers also receive annual training that includes tools and resources to help them make appropriate compensation decisions during our annual review process. Rating and compensation recommendations submitted by managers are reviewed to ensure they are fair and equitable.

We engage an independent third-party expert to conduct an annual pay equity analysis to assess whether equal pay is received for equal work throughout our organization. This review covers all of our operations and colleagues and considers factors such as performance, experience, and time in role in analyzing base salary, cash bonuses, and equity awards of colleagues serving in similar roles. In the case that job-related factors do not explain a disparity, a pay adjustment is made. The results of our most recent analysis indicate that women are paid 99% of what men are paid and there is no pay disparity for people of color. Although these are strong results, we understand that the opportunity gap for women and people of color continues to exist and the programs described above in “—Diversity, Equity, and Inclusion” have been designed to help facilitate, among other things, increasing the representation of women and people of color in senior and leadership roles over time.

Growth and Development

Citizens supports a culture of continuous learning, which we believe is crucial for colleagues to build the skills necessary to thrive as part of our organization and to feel a sense of accomplishment and purpose. Our comprehensive development and training programs include technical and skills-based programs as well as resources aligned with our leadership competencies and have been designed to be easily accessible and utilized by colleagues through the use of technology, social networking, and immersive new career experiences. Our skills-based programs include learning academies with badging and curated learning experiences that deepen the critical capabilities needed to drive our transformation, embed innovative mindsets, and exceed customer expectations. During 2021, we launched the Citizens Learning Hub which offers personalized learning suited to colleagues’ roles and interests, with nearly 90% of our colleague base logging on during 2021 to explore resources and engage in self-directed learning. Through our programs we aim to equip colleagues with the skills necessary to not only excel in their current roles, but to build competencies that will enable them to be highly valuable contributors in the future as their careers evolve.

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Colleague Engagement

As part of our continuous efforts to make Citizens a great place to build a career, we use McKinsey & Company’s Organizational Health Index (“OHI”) survey to understand colleagues’ viewpoints about the Company on a wide range of factors. In 2021, we maintained our strong overall OHI score despite the competitive talent market and had 80% of our colleagues respond to the survey, our highest response rate to date. We use the results of this survey to refine our focus, address any gaps, and strengthen our efforts to improve our organizational effectiveness and colleague experience. The OHI survey includes several questions focused on DE&I and the responses to these questions by various diverse colleague segments are reviewed in order to understand where action may be necessary to further inclusion efforts.

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COMPENSATION MATTERS

The Company provides this vote under Section 14A of the Exchange Act and in recognition of our stockholders’ vote in 2021 recommending that we hold a non-binding, advisory vote on executive compensation each year. Following that vote, the Board affirmed that recommendation and decided to continue holding “say-on-pay” advisory votes on an annual basis.

With this item, stockholders may submit an advisory vote on the compensation of our CEO and other named executive officers listed in the 2021 Summary Compensation Table. We encourage stockholders to review the complete description of our executive compensation program provided in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables, and accompanying narrative, which describe the ways we seek to align the interests of our executives with those of our stockholders.

We ask our stockholders to vote on the following resolution at the Annual Meeting.

RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers in the 2021 Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and accompanying narrative).

Although the vote on this proposal is advisory and therefore non-binding, the Compensation and HR Committee will carefully consider the results of this vote when making future compensation decisions.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program and how we paid our named executive officers (“NEOs”) for 2021. The Company’s NEOs for the 2021 year are as follows:

Name of Executive	Position
Bruce Van Saun	Chairman and Chief Executive Officer
John F. Woods	Vice Chairman and Chief Financial Officer
Donald H. McCree III	Vice Chairman and Head of Commercial Banking
Malcolm Griggs	Executive Vice President, Chief Risk Officer and General Counsel
Brendan Coughlin	Executive Vice President and Head of Consumer Banking

The CD&A is divided into four sections:

•	Section 1: Executive Compensation Overview
•	Section 2: Determining NEO Compensation
•	Section 3: Other Compensation and Benefits
•	Section 4: Governance Policies and Practices

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SECTION 1.   EXECUTIVE COMPENSATION OVERVIEW

Executive Compensation Philosophy

The fundamental principles that guide the design and implementation of compensation programs for our NEOs include:

Attract, retain, motivate and reward high-caliber executives to deliver long-term business performance.

Provide alignment between annual and long-term compensation for executives and the Company’s strategic plan.

Support a culture where colleagues recognize the importance of serving customers well and are rewarded for superior performance.

Encourage the creation of value over the long-term and align the rewards received by executives with returns to stockholders.

Design compensation in a manner that promotes a culture of risk management and accountability.

Highlights of our Pay Practices

We believe our pay practices demonstrate our commitment to alignment with stockholders’ interests and our dedication to maintaining a compensation program supported by strong corporate governance, as exemplified by the following practices:

What We Do

Pay for performance. A significant portion of our executives’ compensation is awarded in the form of awards that are earned based on a combination of Company, division, and individual performance.

Variable compensation funding and executive compensation awards dependent on risk performance indicators.  Our overall variable compensation funding as well as individual executive compensation awards are determined based on a number of factors, including but not limited to, risk performance and key performance indicators.

Pay subject to clawback.  In addition to clawback required by law, we have a broad-based process through which events having a material adverse impact on the Company are reviewed for potential impact on compensation, including risk-based events.

Robust compensation plan governance. Our compensation plans are subject to a robust governance process that involves review by control partners, including risk, legal, human resources, and finance. The plans are subject to a risk review by the Compensation and HR Committee on an annual basis and by an independent third-party every three years to ensure impartiality and alignment with market practice.

Stock ownership and retention guidelines.  Our executives and directors are subject to stock ownership and retention guidelines (CEO - 6x base salary; Executive Committee members (including NEOs) - 3x base salary; Directors - 5x annual cash retainer).

Annual say-on-pay vote. We submit our executive compensation to an annual say-on-pay vote in order to elicit regular feedback from stockholders.
Stockholder engagement. We proactively engage with key stockholders in order to elicit their feedback on various topics, including executive compensation.
Independent compensation consultant. The Compensation and HR Committee engages an independent compensation consultant, who is not otherwise engaged by management.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

What We Don’t Do

No single trigger vesting of equity awards or cash payments.  We do not provide for any single trigger vesting of equity awards or severance payments upon a change of control. Vesting and payments require a subsequent termination without cause or resignation with good reason.

No tax gross-ups.  We do not offer tax gross-ups on executive benefits other than in connection with our relocation program, which provides a gross-up to all colleagues receiving this benefit. In addition, we do not provide for excise tax gross-ups upon a change of control.

Prohibition against hedging and pledging. We prohibit executive officers, colleagues, and directors from hedging or pledging Company securities.
Dividend equivalents not paid on unearned or unvested units. Dividend equivalents are accrued but not paid until restricted stock units and performance stock units are earned and become vested.

Our equity plan prohibits option repricing and liberal share recycling.  Our Omnibus Incentive Plan does not allow for repricing or buy-out of underwater options or liberal share recycling, and also generally imposes a minimum vesting period of 12 months for awards.

Changes Following Ongoing Review of our Program

Throughout each year, the Compensation and HR Committee continuously monitors our executive compensation program in light of trends, best practice, market conditions, and regulatory developments in order to determine whether any changes should be considered. This review is done in consultation with the Compensation and HR Committee’s independent consultant as well as Company management.

The Compensation and HR Committee also considers the results of the Company’s advisory say-on-pay vote. In 2021, we received support of over 92 percent on our say-on-pay vote. In addition, feedback from our stockholders is considered. On an annual basis, we proactively reach out to our largest stockholders to solicit feedback on various topics, including executive compensation, and also hold discussions with additional stockholders at their request. As we continued to navigate through these exceptional times it was more important than ever to hear from our investors. During 2021, we conducted two outreach programs, during the course of which we met with multiple stockholders representing approximately 38 percent of our outstanding stock. Stockholders we have spoken to have been supportive of our executive compensation program and related disclosures.

As a result of the ongoing review of compensation program and related disclosure, over the past few years we have taken the following actions:

•

Performance-Based Retention Awards. Review of our compensation program during 2021 took into consideration the increasingly competitive talent market and the need to retain our strong management team, in particular, due to the ongoing execution of several acquisitions and related integrations as well as continuing to navigate the Company through the pandemic. Retention concerns were magnified because pay for our senior management team was down for performance year 2020 as compared to 2019, in contrast to 2020 pay for senior management at many of our peer banks. As a result of the Compensation and HR Committee’s consideration of these factors, in May 2021 retention awards were granted to senior management in the form of performance stock units. The Compensation and HR Committee felt it was important for the awards to be performance-based and have a performance period aligned with what we hope to be the timeline of ultimate emergence from the COVID-19 crisis. The performance period for these awards is two years (2021-2022) and the awards will cliff-vest on the second anniversary of the grant date. Payout level will be determined by the Compensation and HR Committee based on performance relative to several quantitative and qualitative metrics across four quadrants of performance (financial, customer, risk, and human capital), each of which is crucial to our long-term success. Maximum payout under the awards is limited to 125% of target. In the event that a recipient were to resign voluntarily prior to the vesting date, the award would be forfeited. As we look toward the future, the Compensation and HR Committee believes these awards are a critical tool to further incentivize Citizens’ strong emergence from this crisis and continued delivery of long-term value to stockholders.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

•

Expanded disclosure regarding how DE&I progress is considered in determining executive compensation. This proxy statement expands on how performance with regard to DE&I initiatives is considered in determining NEO compensation, including both how it generally fits within our methodology and the identification of specific 2021 DE&I accomplishments for each NEO. See “—Section 2. Determining NEO Compensation.”

•

Enhancements to executive performance and compensation disclosure. This proxy statement features simplified disclosure of each NEO’s key accomplishments and performance year compensation. See “—Section 2. Determining NEO Compensation.”

•

Disclosure of pay equity analysis results. We engage an independent third-party to regularly perform a pay equity analysis to assess whether equal pay is received for equal work throughout our organization, accounting for factors that appropriately explain differences in pay such as performance, time in role, and experience. In 2021, we began disclosing results of our most recent pay equity analysis, a practice we intend to continue. See “Corporate Responsibility—Human Capital Management—Commitment to Pay Equity.”

Elements of our Executive Compensation Program

Our executive compensation program is composed of base salary, variable compensation (including short-term and long-term awards), and other benefits. The below chart reflects the proportion of NEOs’ 2021 direct total compensation (excluding performance-based retention awards granted in May 2021) that is at-risk and not guaranteed (87% for the CEO and 80% on average for other NEOs). In addition, the below table summarizes the key characteristics of each element of compensation.

Chief Executive Officer Salary, 13% PSUs, 39% Cash, 26% RSUs, 22% 87% At-Risk Other NEO Average PSUs, 32% Salary, 20% Cash, 26% RSUs, 22% 80% At-Risk

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Element of Pay	Objective	Key Characteristics

Base Salary	To attract and retain talented executives who can effectively lead the organization to achieve our strategic objectives.	Base salaries are intended to fairly compensate executives for the positions held. Salaries are reviewed annually and are subject to change at the Compensation and HR Committee’s discretion if, among other reasons, the executives’ responsibilities change materially or there are changes in the competitive market environment.

Variable Compensation	To support a culture where colleagues recognize the importance of serving customers well and are rewarded for their individual contributions and our collective success and to align compensation with stockholders’ interests.	Variable compensation is designed to reward achievement of long-term objectives and annual progress toward those objectives. The determination of overall funding for variable compensation is informed by a process that includes a comprehensive review of Company performance through multiple dimensions including the following: key financial performance measures, risk performance, delivery to stakeholders (customers, colleagues, stockholders, regulators, and community), progress on strategic initiatives, performance relative to peer companies (including relative performance improvement), and the amount of the pool as a percentage of our pre-tax, pre-incentive operating profit. Individual NEO variable compensation awards are determined by the Compensation and HR Committee through the use of its structured discretion as described in further detail in “—Section 2: Determining NEO Compensation.”

	Long-Term Awards	Granted in the form of performance stock units (“PSUs”) and restricted stock units (“RSUs”), long-term awards are intended to tie executive pay to the interests of stockholders by driving achievement of long-term objectives and to provide a retention incentive for executives. The value actually realized by executives varies based on stock price movement and, in the case of PSUs, other financial performance factors.

	Short-Term Awards	The remaining portion of variable pay is delivered in cash and intended to reward executives for annual progress toward achievement of the Company’s long-term objectives.

Other Benefits	To give executives an opportunity to provide for their retirement and address other specific needs.	Our NEOs are eligible to participate in our Company-sponsored benefit programs, including our broad-based 401(k) plan and employee stock purchase plan, on the same terms and conditions that apply to all of our colleagues. In addition, we provide certain limited perquisites to our NEOs, which are described in further detail in “—Section 3: Other Compensation and Benefits—Perquisites and Other Benefits.”

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Variable Compensation Mix

The Compensation and HR Committee believes that our variable compensation mix delivers a meaningful portion of NEOs’ variable compensation in the form of long-term equity awards (60-70%), in line with regulatory expectations. Further, our CEO, CFO and Heads of Consumer and Commercial Banking have nearly two-thirds (64%) of their long-term awards granted in the form of PSUs. The Compensation and HR Committee reviews the variable compensation mix applicable to our executives on an annual basis prior to year-end.

The below chart reflects the elements of our variable compensation program (PSUs, RSUs, and annual cash bonuses), with the key design features of each described further below.

CEO, CFO, Heads of Business Cash 30% PSUs 45% RSUs 25% 70% Long-Term Incentive Chief Risk Officer & General Counsel PSUs 25% Cash 40% RSUs 35% 60% Long-Term Incentive

Element	Key Design Features

Performance Stock Units

Performance Period: 3 years

Core Performance Metrics:

•  Cumulative Diluted Earnings Per Share (50%)

•  Average Return on Average Tangible Common Equity (50%)

Modifier Metric:

•  Starting in 2020: +/-10% relative TSR modifier, based on Company and peer group TSR during the performance period.

Payout Range:

•  Generally 0-150% of target, except for 2020 PSUs which have a maximum payout of 100%. Relative TSR modifier results cannot increase payouts over the maximum percentage of target.

•  Ultimate payouts based on achievement against pre-established targets and performance relative to peers in connection with our TSR modifier.

Vesting Date: 3rd anniversary of grant

Restricted Stock Units	Vesting: 3-year annual pro-rata

Cash Bonus	Paid annually, with executives having the option to defer up to 80% under the Company’s nonqualified deferred compensation plan.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Performance Stock Units Design & Target Setting

The Compensation and HR Committee reviews and determines PSU design annually in consultation with its compensation consultant. For the 2021 grants, the Compensation and HR Committee determined that Cumulative Diluted Earnings Per Share (“Diluted EPS”) and Average Return on Average Tangible Common Equity (“ROTCE”) continued to be appropriate core metrics for the Company’s PSU awards because these metrics remain an integral element of the Company’s strategic plan.

•

Diluted EPS: Diluted earnings per share is a common metric used by investors to evaluate the profitability of a company and shows the earnings (net income) we make on each outstanding share of common stock.

We define “Diluted EPS” as net income divided by weighted average diluted common shares outstanding, as reported on an Underlying basis consistent with our external earnings reporting. See Appendix A for information on Non-GAAP Financial Measures and their calculation or reconciliation to GAAP financial measures.

•	ROTCE: Return on average tangible common equity measures profitability by showing how much profit we generate (net income) with the money our stockholders have invested.

We define “ROTCE” as net income available to common stockholders divided by average common equity excluding average goodwill (net of related deferred tax liabilities) and average other intangible assets, as reported on an Underlying basis consistent with our external earnings reporting. See Appendix A for information on Non-GAAP Financial Measures and their calculation or reconciliation to GAAP financial measures.

As a complement to our absolute metrics and following conversations with stockholders, the Compensation and HR Committee modified our PSU design to include relative TSR as a metric commencing with 2020 grants. Diluted EPS and ROTCE remain our core metrics for the reasons described above, with the payout percentage multiplied by 110% if our TSR during the performance period is in the top quartile of our peer group or by 90% if our TSR is in the bottom quartile of our peer group as illustrated below, subject to a maximum payout of 150% of target (including application of the TSR modifier). Information regarding our peer group is discussed below in “—Section 4. Governance Policies and Practices—Compensation Peer Group.”

Step 1: Calculate Core Metrics Payouts Step 2: Apply Relative Modifier (if applicable) Step 3: Compensation & HR Committee Approves Final Awards Payout % 50% 3-Year Cumulative Diluted EPS + 50% 3-Year Averaged ROTCE * Top Quartile 3-Year TSR: 110% of Payout OR Bottom Quartile 3-Year TSR: 90% of Payout = 2021 PSU Award Payout %

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Targets for Diluted EPS and ROTCE for 2021 PSU awards were set by the Compensation and HR Committee, together with management in February 2021, following the consideration of historic performance, market conditions, analyst expectations, the competitive landscape, and internal goals at the time.

SECTION 2: DETERMINING NEO COMPENSATION

The Compensation and HR Committee continues to believe that it is important to retain its discretion to determine executive compensation in order to ensure that we continue to build stockholder value while promoting the stability and growth of the Company. More specifically, the Compensation and HR Committee exercises structured discretion in making these decisions, which is informed by a number of qualitative and quantitative performance metrics across various dimensions. This process for determining compensation provides the Compensation and HR Committee flexibility to make appropriate compensation decisions in years that present exigent macroeconomic conditions, as was the case during 2020, without having to override our methodology. In addition, we believe that reviewing multiple dimensions of performance and allowing the Compensation and HR Committee to exercise discretion facilitates management’s focus on Company performance overall, thereby mitigating the risk of disproportionate focus on certain elements of performance.

The below diagram reflects the inputs considered by the Compensation and HR Committee in determining compensation for our NEOs. These inputs represent both objective and subjective considerations, and the Compensation and HR Committee does not favor one measure over another or apply a particular formula or weighting. Under “Performance Considerations” in the graphic below we have listed the various lenses through which performance is evaluated in determining executive pay, which go beyond financial and business delivery goals to include various other facets of performance that we feel are integral to the Company’s long-term success. Among the Human Capital performance considerations is progress on and commitment to DE&I initiatives. For each NEO, the Compensation and HR Committee specifically reviews performance relative to DE&I initiatives. Some key achievements of our NEOs that were considered by the Compensation and HR Committee in making 2021 compensation decisions, including DE&I-related accomplishments, are disclosed below in “Section 2.—Determining NEO Compensation—NEO 2021 Performance Year Compensation.” It should also be noted that the Risk Committee and Audit Committee review performance and approve compensation for the Chief Risk Officer and Chief Audit Executive, respectively.

After executive compensation decisions are made, the total variable compensation amount for each executive is awarded in accordance with the predetermined pay mix applicable to each executive, as further described earlier in “Section 1. Executive Compensation Overview—Variable Compensation Mix.”

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Determining NEO Compensation Step 1: Performance Considerations Step 2: Market Practice & Other Considerations Step 3: Final Decision The Compensation and HR Committee considers various aspects of Company and individual performance that collectively indicate our Company's success, including: The Compensation and HR Committee also considers the following information in making executive compensation decisions: Once all inputs are reviewed, the Compensation and HR Committee exercises its structured discretion based on members' judgment to determine variable compensation and salary for each NEO that is consistent with Company performance. Financial & Business Delivery Financial performance compared to our budget/strategic plan, consensus, and peers (including growth rate), quality of earnings Customer Outcomes Customer satisfaction, deepening of existing customer relationships, new customer acquisition Strategic Initiatives M&A execution and integration, digitization, technology initiatives, cost savings initiatives Human Capital Diversity, equity, and inclusion and ESG initiatives, colleague attraction and retention, colleague survey results Risk & Control Delivery against regulatory expectations, control environment, risk culture Peer Data & Compensation History Compensation paid to executive in similar roles by our peer group as well as additional organizations with which we compete for talent, although we do not benchmark compensation at a specified level. Each NEO's compensation history and year-over-year position are also considerations for variable pay decisions. CEO & CHRO Recommendations The CEO's perspective on executive performance and pay as well as additional context from the Chief Human Resources Officer, regarding executives other than themselves. Risk Ratings by Chief Risk Officer Risk ratings assigned to executives by the Chief Risk Officer as part of the annual risk review process, based on feedback from second line of defense Risk partners. Independent Compensation Consultant Input The perspective of Compensation Advisory Partners, the independent compensation consultant to the Compensation and HR Committee, with regard to Company performance and market pay practices. Target Compensation (for CEO) For the CFO his target compensation amount is considered, which $9.94MM However, this target is intended to serve only as a reference point.Determining NEO Compensation Step 1: Performance Considerations Step 2: Market Practice & Other Considerations Step 3: Final Decision The Compensation and HR Committee considers various aspects of Company and individual performance that collectively indicate our Companys success, including: The Compensation and HR Committee also considers the following information in making executive compensation decisions: Once all inputs are reviewed, the Compensation and HR Committee exercises its structured discretion based on members judgment to determine variable compensation and salary for each NEO that is consistent with Company performance. Financial & Business Delivery Financial performance compared to our budget/ strategic plan, consensus, and peers (including growth rate), quality of earnings Customer Outcomes Customer satisfaction, deepening of existing customer relationships, new customer acquisition Strategic Initiatives M&A execution and integration, digitization, technology initiatives, cost savings initiatives Human Capital Diversity, equity, and inclusion and ESG initiatives, colleague attraction and retention, colleague survey results Risk & Control Delivery against regulatory expectations, control environment, risk culture Peer Data & Compensation History Compensation paid to executives in similar roles by our peer group as well as additional organizations with which we compete for talent, although we do not benchmark compensation at a specified level. Each NEOs compensation history and year-over-year position are also considerations for variable pay decisions. CEO & CHRO Recommendations The CEOs perspective on executive performance and pay as well as additional context from the Chief Human Resources Officer, regarding executives other than themselves. Risk Ratings by Chief Risk Officer Risk ratings assigned to executives by the Chief Risk Officer as part of the annual risk review process, based on feedback from second line of defense Risk partners. Independent Compensation Consultant Input The perspective of Compensation Advisory Partners, the independent compensation consultant to the Compensation and HR Committee, with regard to Company performance and market pay practices. Target Compensation (for CEO) For the CEO his target compensation amount is considered, which is $9.94MM. However, this target is intended to serve only as a reference point.Determining NEO Compensation Step 1: Performance Considerations Step 2: Market Practice & Other Considerations Step 3: Final Decision The Compensation and HR Committee considers various aspects of Company and individual performance that collectively indicate our Company's success, including: The Compensation and HR Committee also considers the following information in making executive compensation decisions: Once all inputs are reviewed, the Compensation and HR Committee exercises its structured discretion based on members' judgment to determine variable compensation and salary for each NEO that is consistent with Company performance. Financial & Business Delivery Financial performance compared to our budget/strategic plan, consensus, and peers (including growth rate), quality of earnings Customer Outcomes Customer satisfaction, deepening of existing customer relationships, new customer acquisition Strategic Initiatives M&A execution and integration, digitization, technology initiatives, cost savings initiatives Human Capital Diversity, equity, and inclusion and ESG initiatives, colleague attraction and retention, colleague survey results Risk & Control Delivery against regulatory expectations, control environment, risk culture Peer Data & Compensation History Compensation paid to executive in similar roles by our peer group as well as additional organizations with which we compete for talent, although we do not benchmark compensation at a specified level. Each NEO's compensation history and year-over-year position are also considerations for variable pay decisions. CEO & CHRO Recommendations The CEO's perspective on executive performance and pay as well as additional context from the Chief Human Resources Officer, regarding executives other than themselves. Risk Ratings by Chief Risk Officer Risk ratings assigned to executives by the Chief Risk Officer as part of the annual risk review process, based on feedback from second line of defense Risk partners. Independent Compensation Consultant Input The perspective of Compensation Advisory Partners, the independent compensation consultant to the Compensation and HR Committee, with regard to Company performance and market pay practices. Target Compensation (for CEO) For the CFO his target compensation amount is considered, which $9.94MM. However, this target is intended to serve only as a reference point.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

NEO 2021 Performance Year Compensation

The below table reflects how the Compensation and HR Committee views the direct compensation earned by each of our NEOs for performance during 2021. The amounts reported in this table differ from those reported in the 2021 Summary Compensation Table primarily due to the depiction of equity awards. First, the table below includes equity awards granted in March 2022 relating to 2021 performance, whereas, due to SEC rules, the 2021 Summary Compensation Table includes equity grants made in 2021 for 2020 performance. Secondly, the table below excludes the PSU retention awards granted to management in May 2021 because those grants were made for purposes of retention as opposed to compensation for the 2021 performance year.

		Variable Compensation					Total Compensation
Name	Base Salary	Cash(1)	Restricted Stock Units(2)	Performance Stock Units(2)	Total Variable Compensation	% Chg vs. 2020(3)	Total Direct Compensation	% Chg vs. 2020(3)
Bruce Van Saun	$1,487,000	$2,928,900	$2,440,750	$4,393,350	$9,763,000	29.1%	$11,250,000	24.3%
John F. Woods	$700,000	$1,105,000	$837,500	$1,507,500	$3,450,000	21.5%	$4,150,000	17.2%
Donald H. McCree III	$700,000	$1,065,000	$887,500	$1,597,500	$3,550,000	23.3%	$4,250,000	18.7%
Brendan Coughlin	$625,000	$637,500	$531,250	$956,250	$2,125,000	49.1%	$2,750,000	34.1%
Malcolm Griggs	$535,000	$746,000	$652,750	$466,250	$1,865,000	25.2%	$2,400,000	18.5%

(1)	The cash portion of 2021 variable compensation awards is reflected in the “Bonus” column of the 2021 Summary Compensation Table.

(2)

The number of Company shares subject to these awards was determined based on the Company’s closing share price on the grant date. Because these awards were granted in March 2022, under SEC rules they will instead be reflected in the summary compensation table in our proxy statement filed next year. In addition, this excludes the PSU retention awards because those are not considered compensation for the 2021 performance year.

(3)	The summary compensation table value associated with the modification of performance targets for the 2020 PSU is excluded from 2020 performance year compensation and year-over-year comparisons.

As discussed above in “—Section 2. Determining Executive Compensation”, the Compensation and HR Committee’s determination of executive compensation is based on various inputs, including Company and individual performance across various dimensions. The Compensation and HR Committee determined that the compensation amounts reflected in the preceding table were appropriate due to 2021 Company performance described earlier in the “Proxy Statement Summary—Our Strategy and Performance” section and the following key achievements.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Bruce Van Saun Chairman and Chief Executive Officer	Year	Base Salary	Variable Compensation					Total Compensation
			Cash Bonus	RSUs	PSUs	Total	YoY % Change	Total	YoY % Change
	2021	$1,487,000	$2,928,900	$2,440,750	$4,393,350	$9,763,000	+29.1%	$11,250,000	+24.3%
	2020	$1,487,000	$2,268,900	$1,890,750	$3,403,350	$7,563,000	-11.2%	$9,050,000	-9.5%

Key Achievements

Financial	Customer	Strategic	People	Risk

•   Achieved solid financial results that exceeded analyst expectations in a challenging environment. ROTCE, EPS and Net Income are ahead of budget, driven by improved credit outlook. Operating performance was broadly in line with budget as fee income growth in capital markets, wealth, and card fees largely offset mortgage fee normalization from record levels, and expenses were well-controlled.

•   Executed a strong technology agenda that has positioned our technology for the future and has increased digitization, customer personalization, and ease of doing business, resulting in our highest ever customer satisfaction scores in Consumer Banking and Commercial Banking.

•   Signed or completed several noteworthy acquisitions to build scale, expand geographic reach, and accelerate our strategic agenda, including the acquisition of HSBC East Coast Branches and Investors Bancorp in the NY Metro area.

•   Continued progress on strengthening our risk function with risk programs that are successfully embedded into the business, an effective control environment and mature conduct risk culture, and satisfactory regulatory ratings.

•   Successfully evolved several senior leaders’ positions within the bank and continued to attract high caliber talent across the organization despite the ongoing “war for talent” and maintained our strong score in McKinsey’s Organizational Health Index survey (OHI) with our highest colleague participation to date.

•   Continued focus on DE&l with the execution of various initiatives funded by our $10 million social equity commitment and our $500 million commitment to help advance access to capital in predominantly minority communities, establishment of internal 2022 demographics targets and launch of executive diversity scorecards aimed at increasing transparency and accountability, sharpened focus on our diverse hire commitment, and implementation of required inclusion training for all colleagues.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

John F. Woods Vice Chairman and Chief Financial Officer	Year	Base Salary	Variable Compensation					Total Compensation
			Cash Bonus	RSUs	PSUs	Total	YoY % Change	Total	YoY % Change
	2021	$700,000	$1,105,000	$837,500	$1,507,500	$3,450,000	+21.5%	$4,150,000	+17.2%
	2020	$700,000	$852,000	$710,000	$1,278,000	$2,840,000	-9.1%	$3,540,000	-7.5%

Key Achievements

Financial	Customer	Strategic	People	Risk

•  Supported solid financial performance and continued the success of our TOP efficiency initiatives in order to self-fund investments in our business and offset revenue headwinds, with the TOP program exceeding 2021 investor commitments of $425 million pre-tax run rate improvement.

•  Executed several initiatives to further improve our capital and balance sheet position, including several debt capital market transactions, managing the deposit cost down over the past 18 months to close the cost gap to peers, and development of retail loans securitization capabilities to reduce capital consumption and increase returns.

•  Elevated the M&A agenda with the successful execution of multiple concurrent bank and fee-based transactions and provided leadership in the integration phase as the chair of the M&A Integration Steering Committee.

•  Effectively managing several top financial risks at the Company including liquidity, interest rate/ALM, Capital/CCAR, and controls over financial reporting.

•  Stepped up to co-sponsor the corporate DE&I agenda, providing oversight on formulation and execution of DE&I strategy and initiatives.

Donald H. McCree Ill Vice Chairman and Head of Commercial Banking	Year	Base Salary	Variable Compensation					Total Compensation
			Cash Bonus	RSUs	PSUs	Total	YoY % Change	Total	YoY % Change
	2021	$700,000	$1,065,000	$887,500	$1,597,500	$3,550,000	+23.3%	$4,250,000	+18.7%
	2020	$700,000	$864,000	$720,000	$1,296,000	$2,880,000	-12.7%	$3,580,000	-10.5%

Key Achievements

Financial	Customer	Strategic	People	Risk

•  Delivered record financial performance in Commercial driven by strong fee generation and robust deposit growth.

•  Successfully positioned Commercial Banking for future growth through the successful acquisitions of JMP Group LLC, Willamette Management Associates, and the signed deal for DH Capital, each of which broaden capabilities and talent.

•  Deepened our coverage model and client advisory agenda, including the continued build out of industry verticals, the launch of a new lower middle market strategy, expansion of talent in M&A, Corporate Finance and the South and West Coast, which has resulted in strong new client acquisition, uptiering of client relationships, and above budget Corporate Finance revenues.

•  Continued as executive sponsor of PRISM, the bank’s multi-cultural business resource group, and improved representation of women and people of color in senior level roles since the start of the year and achieved strong diverse representation in the Commercial junior programs, with participants in this program typically becoming a feeder into senior leader roles over time.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Brendan Coughlin Executive Vice President and Head of Consumer Banking	Year	Base Salary	Variable Compensation					Total Compensation
			Cash Bonus	RSUs	PSUs	Total	YoY % Change	Total	YoY % Change
	2021	$625,000	$637,500	$531,250	$956,250	$2,125,000	+49.1%	$2,750,000	+34.1%

Key Achievements

Financial	Customer	Strategic	People	Risk

•  Mr. Coughlin continues to execute the change agenda that he introduced upon assuming the role of Head of Consumer Banking in 2020, including acceleration of digital adoption with enhanced digital capabilities for customers and the achievement of major technology milestones to modernize the bank and position it for sustained growth, including a new Student Lending originations platform, HELOC FastlineTM, and expansion of Citizens Pay, each contributing to the achievement of our highest Consumer NPS score to date.

•  Strong execution of growth agenda with the entrance into agreements to acquire HSBC East Coast branches and their digital bank as well as Investors Bancorp, which will collectively expand the Company’s consumer bank across four important markets (Metro NYC, NJ, Washington DC, and South Florida).

•  Material progress repositioning our deposit franchise resulting in industry-leading low-cost deposit growth and strong primary household growth and the successful launch of a new Wealth business strategy resulting in record performance in 2021 and scaling at a rate faster than market.

•  Continued focus on DE&I with the addition of several diverse colleagues to the Consumer senior management team in strategic, mission-critical roles.

Malcolm Griggs Executive Vice President, Chief Risk Officer & General Counsel	Year	Base Salary	Variable Compensation					Total Compensation
			Cash Bonus	RSUs	PSUs	Total	YoY % Change	Total	YoY % Change
	2021	$535,000	$746,000	$652,750	$466,250	$1,865,000	+25.2%	$2,400,000	+18.5%
	2020	$535,000	$596,000	$521,500	$372,500	$1,490,000	-11.0%	$2,025,000	-8.0%

Key Achievements

Financial	Customer	Strategic	People	Risk

•  Took on the role of Chief Legal Officer/General Counsel in addition to Chief Risk Officer duties, providing strong leadership to both organizations.

•  Continued to deliver on the Company’s risk agenda, balancing risk and return. Further streamlined and improved risk governance, continued to develop and enhance stress scenarios for capital planning and reserve models, maintained excellent credit quality while meeting customers needs through the pandemic, and maintained strong risk oversight in second line of defense and effective regulatory relationships.

•  Provided legal support for acquisitions, including contracts, compliance analysis, and integration planning. Improved the efficiency of legal processes and provided legal team members with additional development opportunities.

•  Strong execution of the diverse hire commitment in the fulfillment of open Legal and Risk roles, with diverse candidates ultimately hired for at least half of open roles in each function.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Performance Assessment of 2019 PSUs

On February 25, 2022, the Compensation and HR Committee approved the performance assessment of PSUs granted in 2019 relating to the 2018 performance year (“2019 PSU Award”). Half of each 2019 PSU Award was earned based on achievement of pre-established Diluted EPS goals and half was earned based on achievement of pre-established ROTCE goals, with an overall maximum payout of 150% of target.

The Compensation and HR Committee approved a final payout percentage of 70.3% of target based on the results reflected in the below table. The pandemic was not foreseen when these awards were made, and had a dramatic impact on performance, which impacted this payout. The below table also reflects the ROTCE and Diluted EPS thresholds, targets, and maximums for the 2019 PSU Award.

Metric	2016-2018 Normalized* Results	2019 PSU Award Targets			2019-2021 Normalized* Results	2019 PSU Award Final Payout (% of Target)
		Threshold	Target	Maximum
3-Year Average ROTCE	10.15%	12.41%	13.45%	14.71%	12.41%	50.0%	70.3%
3-Year Cumulative Diluted EPS	$8.07	$10.14	$12.67	$14.06	$11.96	90.6%

*Normalized results for 2020 and 2021 have been calculated using the incurred loss methodology for credit provisioning for consistency with earlier years. In normalizing results, the average tangible common equity and average common shares outstanding were adjusted to reflect planned common stock repurchases that were contemplated when goals were set, but which were forgone due to Federal Reserve prohibitions in response to the COVID-19 pandemic. See Appendix A for more information on Non-GAAP Financial Measures.

SECTION 3: OTHER COMPENSATION AND BENEFITS

Severance

Each of our active NEOs is party to an employment agreement that sets forth his compensation and benefits, including severance benefits available in certain circumstances. For details, see “Termination of Employment and Change of Control” below.

Nonqualified Deferred Compensation Plan

The CFG Voluntary Executive Nonqualified Deferred Compensation Plan was adopted effective as of January 1, 2009 and does not offer any matching contributions or provide for above-market earnings. During 2021, Messrs. Van Saun and Coughlin were the only NEOs who participated in the CFG Voluntary Executive Nonqualified Deferred Compensation Plan. For a description of the material terms of this deferred compensation plan, see the narrative following the 2021 Nonqualified Deferred Compensation table below.

Pension Plan

The CFG Pension Plan, a tax-qualified, non-contributory defined benefit pension plan was closed to new participants effective January 1, 2009 and frozen to all participants and benefit accruals effective December 31, 2012. Mr. Coughlin has a benefit under this plan because he was hired prior to 2009. For a description of the material terms of the CFG Pension Plan, see the narrative following the 2021 Pension Benefits table below.

401(k) Plan

We maintain a qualified defined contribution 401(k) plan for all of our colleagues. Colleagues may defer up to 50% of their eligible pay to the plan up to Internal Revenue Code limits. After colleagues have completed one full year of service, they are eligible to receive Company contributions to the plan subject to limits set by the Internal Revenue Service. During 2021, colleagues with 401(k) eligible pay of at least $500,000 did not receive the matching or non-elective Company contributions and non-elective Company contributions were reduced to 1% for other

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

colleagues. Our NEOs are entitled to participate in our 401(k) plan on the same basis as colleagues generally and, as a result, were not be eligible to receive Company 401(k) contributions in 2021. For 2022, we have reinstated Company matching contributions for high earners and have also implemented a 1.5% core contribution for all colleagues.

Health and Welfare Benefit Plans

NEOs are eligible to participate in Company-sponsored benefit programs, offered on the same terms and conditions as those made generally available to all of our colleagues, including medical, dental, vision, and short-term and long-term disability plans.

Perquisites and Other Benefits

We provide our executives, including our NEOs, with financial planning services if desired by the executives. Our executives, including our NEOs, are also covered by relocation and matching charitable contribution programs that cover our colleagues generally. Mr. Van Saun uses the Company car for limited personal use for travel between his home and his primary office location so that he can most efficiently use that time for business purposes. During 2021, the Compensation and HR Committee approved an annual allowance of $100,000 relating to Mr. Van Saun’s personal use of the Company aircraft, consistent with peer banks with similar policies. The full incremental cost to the Company of Mr. Van Saun’s personal use has been reflected in the “All Other Compensation” column of the 2021 Summary Compensation Table. In addition, on a few occasions during 2021 family members of each of Mr. Van Saun and Mr. Woods accompanied them on business trips aboard the Company aircraft; however, these trips resulted in no incremental cost to the Company.

SECTION 4. GOVERNANCE POLICIES AND PRACTICES

Compensation and HR Committee Interlocks and Insider Participation

None of the members of the Compensation and HR Committee who served during 2021 are current or former officers or employees of the Company or any of our subsidiaries. No Company executive officer served on the compensation committee of another entity that employed an executive officer who also served on our Board. No Company executive officer served as a director of an entity that employed an executive officer who also served on our Compensation and HR Committee.

Compensation Consultants

The Compensation and HR Committee retained Compensation Advisory Partners, LLC (“CAP”) to provide guidance and advice on compensation-related matters during 2021. CAP has been directly selected and retained by the Compensation and HR Committee to provide a broad set of services pertaining to the compensation of our executives and our directors. The Compensation and HR Committee does not engage CAP for any additional services outside of executive and director compensation consulting, and they are not separately engaged by management for any services. In connection with CAP’s retention and on an annual basis, the Compensation and HR Committee conducts an assessment of potential conflicts of interest, considering various factors including the six factors mandated by the New York Stock Exchange rules, and no conflicts of interest relating to its services have been identified.

In addition, management retains McLagan to provide market compensation data, which is referenced by the Compensation and HR Committee when making executive compensation decisions as discussed earlier in “—Section 2. Determining NEO Compensation.”

Compensation Peer Group

As mentioned earlier in “—Section 2. Determining NEO Compensation”, the Compensation and HR Committee refers to peer data as a reference point in making compensation decisions and to better understand whether our pay practices remain competitive, although we do not benchmark a specific percentile for executive compensation. In determining the appropriate positioning of our compensation relative to that of peers, the Compensation and HR Committee focuses on how well the Company has performed relative to internal targets and peers, including the rate of growth in various metrics relative to peers.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

The Compensation and HR Committee reviews the compensation peer group annually in consultation with its compensation consultant, with the Compensation and HR Committee making any adjustments to the peer group based on the advice of management and its compensation consultant. The peer group consists of companies with which the Company competes for talent and stockholder investments, and which are generally similar in size and business mix. During the Compensation and HR Committee’s 2021 review of our peer group, it was determined that the below peer group continues to be appropriate for the Company and will continue in effect until the next annual review.

Comerica Corporation	KeyCorp	Regions Financial Corporation
Fifth Third Bancorp	M&T Bank Corporation	Truist Financial
Huntington Bancshares	PNC Financial Services Group	U.S. Bancorp

Clawback and Forfeiture Process

The Company maintains a firm-wide process through which events (referred to as “Trigger Events”) are reviewed to determine whether they should have an impact on a colleague’s compensation from previous years or for the current year. This process applies to all our colleagues, including our NEOs. The Accountability Review Panel (“ARP”) consists of the direct reports to our CEO with our Chief Risk Officer serving as chair and meets on a regular basis to consider whether specific Trigger Events should result in compensation adjustments for involved colleagues. Trigger Events include not only any financial restatements, but also events having a material impact on the Company that have arisen as a result of certain colleague behavior, including failure to adequately consider risk. Potential actions by the ARP include current-year compensation adjustments, forfeiture of unvested awards, or clawback. This process is in addition to any clawback or recovery rights under applicable law.

The Compensation and HR Committee monitors regulatory developments relating to clawback and forfeiture and will continue to evaluate our practices in order to ensure they drive appropriate behavior and discourage inappropriate risk taking, as well as comply with applicable law.

Stock Ownership and Retention Guidelines

The Company maintains stock ownership and retention guidelines in order to further align the long-term interests of our executives with those of our stockholders. Our stock ownership guidelines require that our executives hold shares having an aggregate value equal to a multiple of executives’ annual base salary, as reflected below.

Position	Multiple of Salary
Chief Executive Officer	6x salary
Executive Committee members (including NEOs)	3x salary
Other Executive Officers	1x salary

Shares that count for purposes of ownership under the guidelines include (i) shares or units for which receipt has been deferred (including shares held through our 401(k) plan, shares purchased under our tax-qualified employee stock purchase program, unvested RSUs, and shares or units held through a deferred compensation plan maintained by the Company), (ii) shares held in a trust for an immediate family member, provided the executive or director retains investment control, and (iii) restricted stock and unvested RSUs (that may only be settled in shares) that are subject to time-based vesting conditions only. Unexercised options (whether vested or

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

unvested), performance awards (including performance-based restricted stock and performance-based units), and unvested RSUs that may only be settled in cash would not count towards the satisfaction of these guidelines.

Each executive has five years from the date he becomes subject to these guidelines to achieve compliance. In addition, executives are required to hold 50% of the net shares acquired as a result of settlement of compensatory awards until he is in compliance with his applicable ownership requirement. As of December 31, 2021, each of our NEOs was in compliance with his applicable ownership requirement.

Prohibition on Hedging and Pledging

We prohibit our colleagues and directors, including our NEOs and other executive officers, from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or offset a decrease in the market value of the Company’s equity securities or pledging their ownership in our securities (including equity-based awards), which would undermine the risk alignment embedded in our executive compensation program.

Process for Approval of Equity Grants

We do not grant equity awards in anticipation of the release of material, non-public information, nor do we time the release of material, non-public information based on equity grant dates. The Compensation and HR Committee has delegated the authority to make off-cycle equity grants under the Citizens Financial Group, Inc. 2014 Omnibus Plan (“Omnibus Plan”) to participants other than our executives to the Equity Committee of the Board, which is comprised of our Chairman and CEO, subject to limits designated by the Compensation and HR Committee, as described above in “Corporate Governance Matters—Board Governance and Oversight—Committees of the Board.”

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, a public company generally may not deduct compensation in excess of $1 million paid to its CEO and other covered officers. In setting executive compensation, the Compensation and HR Committee considers the factors identified in more detail in “—Section 2. Determining NEO Compensation.”

COMPENSATION AND HR COMMITTEE REPORT

The Compensation and HR Committee has reviewed and discussed the CD&A included in this proxy statement with members of management, and based on such review and discussions, the Compensation and HR Committee recommended to the Board that the CD&A be included in this proxy statement.

The Compensation and Human Resources Committee

Leo I. Higdon (Chair)
William P. Hankowsky
Edward J. Kelly III
Shivan Subramaniam
Wendy A. Watson

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EXECUTIVE COMPENSATION

2021 Summary Compensation Table

This 2021 Summary Compensation Table reflects the compensation of our NEOs in accordance with SEC reporting rules, which require that cash awards be disclosed in the year in which they are earned and that equity grants be disclosed in the year of grant (regardless of whether they were earned for performance during that year or the prior year).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Change in Pension Value and Nonqualifed Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Bruce Van Saun,	2021	1,487,000	2,928,900	7,840,912	-	173,264	12,430,076
Chairman &	2020	1,487,000	2,268,900	10,422,527	-	156,896	14,335,323
Chief Executive Officer	2019	1,487,000	2,553,900	5,749,060	-	108,482	9,898,442

John F. Woods,	2021	700,000	1,105,000	3,005,551	-	26,015	4,836,566
Vice Chairman &	2020	700,000	852,000	3,825,899	-	35,001	5,412,900
Chief Financial Officer	2019	700,000	937,500	2,099,972	-	33,621	3,771,093

Donald H. McCree III,	2021	700,000	1,065,000	3,033,796	-	20,000	4,818,796
Vice Chairman &	2020	700,000	864,000	4,040,136	-	30,700	5,634,836
Head of Commercial Banking	2019	700,000	990,000	2,327,448	-	5,600	4,023,048

Malcolm Griggs,	2021	535,000	746,000	1,199,100	-	25,000	2,505,100
Executive Vice President,	2020	532,692	596,000	1,531,928	-	44,100	2,704,720
Chief Risk Officer & General Counsel	2019	525,000	670,000	983,978	-	41,800	2,220,778

Brendan Coughlin,	2021	625,000	637,500	1,181,250	0	-	2,443,750
Executive Vice President &
Head of Consumer Banking

(1)

Mr. Coughlin elected to defer 2% of his 2021 base salary, or $12,500, pursuant to the CFG Voluntary Executive Nonqualified Deferred Compensation Plan, which is discussed in the narrative following the 2021 Nonqualified Deferred Compensation table.

(2)

Amounts in this column reflect the cash portion of annual variable compensation awards for the 2021, 2020, and 2019 performance years. Mr. Van Saun elected to defer 75% of the cash portion of his 2021 variable compensation ($2,196,675 out of $2,928,900) pursuant to the CFG Voluntary Executive Nonqualified Deferred Compensation Plan, which is discussed in the narrative following the 2021 Nonqualified Deferred Compensation table.

(3)

Amounts in this column for 2021 reflect the aggregate grant date fair value of RSUs and PSUs granted in March 2021 as part of 2020 performance year compensation as well as the grant date fair value of PSU retention awards granted in May 2021 (which are discussed in detail in “Compensation Discussion and Analysis—Section 1. Executive Compensation Overview—Changes Following Ongoing Review of our Program”). The fair value of awards has been calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), using the valuation methodology and assumptions set forth in Note 18 to the Company’s 2021 Annual Report on Form 10-K for the year ended December 31, 2021, which are hereby incorporated by reference.

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For PSUs granted in 2021, the amounts above were calculated based on the probable outcome of the performance conditions as of the service inception date, and represent the value of the target number of units granted consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the service inception date under FASB ASC 718. Maximum payout level for our annual 2021 PSUs is 150% of target; maximum payout of our retention PSUs is limited to 125% of target. For a breakdown of all awards granted during 2021, see the 2021 Grants of Plan-Based Awards table.

(4)

The only NEO eligible to participate in our Pension Plan is Mr. Coughlin. The amount shown in this column for 2021 for Mr. Coughlin reflects the aggregate change in actuarial present value of his accumulated benefit under our Pension Plan from January 1, 2021 to December 31, 2021. The pension value for Mr. Coughlin decreased by $6,977 during 2021; this includes a decrease of $11,337 due to changes in assumptions underlying the present value calculations and an increase of $4,360 due to the effect of Mr. Coughlin being one year closer to his assumed retirement age. Because the present value of Mr. Coughlin’s accumulated benefit decreased in 2021, zero is reflected in the table above consistent with SEC rules. See commentary following the 2021 Pension Benefits table for more details on the assumptions used to determine the present value.

(5)

The below table reflects 2021 amounts included as “All Other Compensation” for each NEO. For Mr. Van Saun, the “Other” column in the below table includes the value attributable to personal use of the Company car and financial planning services. For Mr. Woods, the “Other” column in the below table reflects the value of financial planning services. The cost associated with personal use of the Company car has been calculated based on variable vehicle costs (maintenance, fuel, tolls), variable driver costs (overtime and bonus), and the percentage of miles driven for personal versus business use. The cost associated with personal use of the Company aircraft has been calculated based on hourly variable costs to operate the aircraft (including fuel, warranty costs, landing fees, mechanical expenses, and private passenger terminal fees) as well as crew travel and other expenses, using average 2020 hourly aircraft variable costs and crew expense rates. In addition, on a few occasions during 2021 family members of each of Mr. Van Saun and Mr. Woods accompanied them on business trips aboard the Company aircraft; however, no amounts are included below related to these trips because there was no incremental cost to the Company.

Name	Charitable Matching Contribution ($)	Personal Use of Aircraft ($)	Other ($)	Total ($)
Bruce Van Saun	50,000	78,959	44,305	173,264
John F. Woods	9,000	-	17,015	26,015
Donald H. McCree III	20,000	-	-	20,000
Malcolm Griggs	25,000	-	-	25,000
Brendan Coughlin	-	-	-	-

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2021 Grants of Plan-Based Awards

			Estimated Future Payouts Under Equity Incentive			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
			Plan Awards
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)

Bruce Van Saun	3/1/2021	(2)	-	-	-	42,680	1,890,724
	3/1/2021	(3)	38,412	76,825	115,236	-	3,450,211
	5/13/2021	(4)	37,892	50,525	63,156	-	2,499,977

John F. Woods	3/1/2021	(2)	-	-	-	16,027	709,996
	3/1/2021	(3)	14,424	28,848	43,272	-	1,295,564
	5/13/2021	(4)	15,156	20,210	25,262	-	999,991

Donald H. McCree III	3/1/2021	(2)	-	-	-	16,252	719,964
	3/1/2021	(3)	14,626	29,255	43,882	-	1,313,842
	5/13/2021	(4)	15,156	20,210	25,262	-	999,991

Malcolm Griggs	3/1/2021	(2)	-	-	-	11,772	521,500
	3/1/2021	(3)	4,204	8,408	12,612	-	377,603
	5/13/2021	(4)	4,546	6,063	7,578	-	299,997

Brendan Coughlin	3/1/2021	(2)	-	-	-	8,041	356,216
	3/1/2021	(3)	7,236	14,475	21,712	-	650,072
	5/13/2021	(4)	2,652	3,536	4,420	-	174,961

(1)

Amounts in this column reflect the grant date fair value of awards calculated in accordance with FASB ASC 718, using the valuation methodology and assumptions set forth in Note 18 to the Company’s 2021 Annual Report on Form 10-K for the year ended December 31, 2021, which are hereby incorporated by reference. For PSUs, the amounts above were calculated based on the probable outcome of the performance conditions as of the service inception date and represent the target number of units, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the service inception date under FASB ASC 718.

(2)

Represents RSUs granted under the Omnibus Plan for performance year 2020 that vest ratably over three years. Cash dividends on unvested RSUs are accrued during the vesting period, but accrued dividends are only paid if and when the awards vest.

(3)

Represents PSUs granted under the Omnibus Plan for performance year 2020, with ultimate payouts to be based half on ROTCE and half on Diluted EPS in addition to a +/-10% relative TSR modifier, in each case during the performance period of 2021-2023 with an overall maximum payout of 150% of target. For more detail, see “Compensation Discussion and Analysis—Section 1. Executive Compensation Overview—Variable Compensation Mix.”

(4)

Represents the PSU retention awards granted in May 2021. Ultimate payout level will be determined based on performance relative to several quantitative and qualitative metrics across the four quadrants of performance (financial, customer, risk, and human capital) during the performance period of 2021-2022, with an overall maximum payout of 125% of target. For more detail, see “Compensation Discussion and Analysis—Section 1. Executive Compensation Overview—Changes Following Ongoing Review of our Program.”

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows, for each NEO, the outstanding equity awards held as of December 31, 2021. These awards include RSUs and PSUs granted in years 2019, 2020, and 2021.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Bruce Van Saun
2019 RSUs (2)	14,797	699,158	-	-
2019 PSUs (3)	78,022	3,686,540	-	-
2020 RSUs (4)	34,065	1,609,571	-	-
2020 PSUs (5)	-	-	127,746	6,035,999
2021 RSUs (6)	42,680	2,016,630	-	-
2021 PSUs (7)	-	-	76,825	3,629,981
2021 PSUs (8)	-	-	50,525	2,387,306

John F. Woods
2019 RSUs (2)	5,405	255,386	-	-
2019 PSUs (3)	28,499	1,346,578	-	-
2020 RSUs (4)	12,504	590,814	-	-
2020 PSUs (5)	-	-	46,893	2,215,694
2021 RSUs (6)	16,027	757,276	-	-
2021 PSUs (7)	-	-	28,848	1,363,068
2021 PSUs (8)	-	-	20,210	954,923

Donald H. McCree III
2019 RSUs (2)	5,990	283,028	-	-
2019 PSUs (3)	31,587	1,492,486	-	-
2020 RSUs (4)	13,204	623,889	-	-
2020 PSUs (5)	-	-	49,519	2,339,773
2021 RSUs (6)	16,252	767,907	-	-
2021 PSUs (7)	-	-	29,255	1,382,299
2021 PSUs (8)	-	-	20,210	954,923

Malcolm Griggs
2019 RSUs (2)	4,432	209,412	-	-
2019 PSUs (3)	9,347	441,646	-	-
2020 RSUs (4)	10,053	475,004	-	-
2020 PSUs (5)	-	-	15,081	712,577
2021 RSUs (6)	11,772	556,227	-	-
2021 PSUs (7)	-	-	8,408	397,278
2021 PSUs (8)	-	-	6,063	286,477

Brendan Coughlin
2019 RSUs (2)	2,296	108,486	-	-
2019 PSUs (3)	4,843	228,832	-	-
2019 RSUs (9)	14,168	669,438	-	-
2020 RSUs (4)	5,401	255,197	-	-
2020 PSUs (5)	-	-	8,103	382,867
2021 RSUs (6)	8,041	379,937	-	-
2021 PSUs (7)	-	-	14,475	683,944
2021 PSUs (8)	-	-	3,536	167,076

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(1)

The values in these columns have been calculated by multiplying the number of shares outstanding as of December 31, 2021 by $47.25, the closing price of a Company share on the NYSE on December 31, 2021.

(2)	These amounts reflect RSUs granted in March 2019 for the 2018 performance year under the Omnibus Plan, which had one remaining installment scheduled to vest on March 1, 2022.

(3)

These amounts reflect PSUs granted in March 2019 for the 2018 performance year under the Omnibus Plan, which were earned during the three year performance period of January 1, 2019 through December 31, 2021 based half on ROTCE and half on Diluted EPS, and which were scheduled to vest on March 1, 2022. The Compensation and HR Committee approved the assessment of these awards in February 2022, as described earlier in “Compensation Discussion and Analysis—Section 2. Determining NEO Compensation—Performance Assessment of 2019 PSUs.”

(4)	These amounts reflect RSUs granted in March 2020 for the 2019 performance year under the Omnibus Plan, which had two remaining equal installments scheduled to vest on March 2, 2022 and 2023.

(5)

These amounts reflect PSUs granted in March 2020 for the 2019 performance year under the Omnibus Plan, and then subsequently modified in December 2020, which are scheduled to vest on March 2, 2023 following the end of the three-year performance period of January 1, 2020 through December 31, 2022, based half on ROTCE and half on Diluted EPS in addition to a +/-10% TSR relative modifier. For more detail, see “Compensation Discussion and Analysis—Section 1. Executive Compensation Overview—Variable Compensation Mix.” Based on performance through December 31, 2021, amounts in this row reflect overall 100% of target level of performance, with target performance level reflected for ROTCE and Diluted EPS and no impact due to the TSR modifier.

(6)	These amounts reflect RSUs granted in March 2021 for the 2020 performance year under the Omnibus Plan, which had three remaining equal installments scheduled to vest on March 1, 2022, 2023, and 2024.

(7)

These amounts reflect PSUs granted in March 2021 for the 2020 performance year under the Omnibus Plan, which are scheduled to vest on March 1, 2024 following the end of the three-year performance period of January 1, 2021 through December 31, 2023, based half on ROTCE and half on Diluted EPS in addition to a +/-10% TSR relative modifier. For more detail, see “Compensation Discussion and Analysis—Section 1. Executive Compensation Overview—Variable Compensation Mix.” Based on performance through December 31, 2021, amounts in this row reflect overall 100% of target level of performance, with maximum performance level reflected for ROTCE and threshold performance level reflected for Diluted EPS and no impact due to the TSR modifier.

(8)

These amounts reflect PSU retention awards granted in May 2021, which are scheduled to vest on May 13, 2023, following the end of the two-year performance period of January 1, 2021 through December 31, 2022, based on performance relative to several quantitative and qualitative metrics across the four quadrants of performance (financial, customer, risk, and human capital). Based on performance through December 31, 2021, amounts in this column reflect target level of performance.

(9)	This amount reflects an RSU award granted to Mr. Coughlin in June 2019, which is scheduled to vest in a single installment on the third anniversary of the grant date, June 18, 2022.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

Stock Vested in 2021

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(2)
Bruce Van Saun	145,984	6,469,816
John F. Woods	52,681	2,334,769
Donald H. McCree III	60,835	2,696,047
Malcolm Griggs	24,833	1,100,906
Brendan Coughlin	12,867	570,440

(1)	Amounts reflect Company shares issued under the Omnibus Plan in connection with the vesting of equity-based awards in 2021.

(2)	The values reflected in this column were calculated by multiplying the number of shares that vested by the closing price of a Company share on the NYSE on each applicable vesting date during 2021.

2021 Pension Benefits

Name	Plan Name	Number of Years Credited Service (2)	Present Value of Accumulated Benefits($) (3)
Bruce Van Saun	-	-	-
John F. Woods	-	-	-
Donald H. McCree III	-	-	-
Malcolm Griggs	-	-	-
Brendan Coughlin(1)	CFG Pension Plan	8.3553	162,120

(1)	Mr. Coughlin is the only NEO eligible to participate in the CFG Pension Plan.

(2)

After December 31, 2012, there were no further benefit accruals under the CFG Pension Plan. Therefore, an eligible colleague’s actual years of service may be more than such colleague’s years of credited service under the CFG Pension Plan.

(3)

For Mr. Coughlin, the present value of accumulated benefits at December 31, 2021 was calculated using the same actuarial assumptions used by the Company for GAAP financial reporting purposes, except where different assumptions are required. The following are the key assumptions used: (i) a discount rate of 3.01%; (ii) a retirement age of 62, as required (the earliest unreduced retirement age under the CFG Pension Plan); (iii) the mortality assumption reflects generational mortality improvement using Scale MP-2021 for males; and (iv) no pre-retirement decrements, as required.

We sponsor the CFG Pension Plan (formerly RBS Americas Pension Plan) (“Pension Plan”), which is a non-contributory defined benefit pension plan that is qualified under Section 401(a) of the Internal Revenue Code. The Pension Plan was closed to new hires and re-hires effective January 1, 2009 and frozen to all participants and benefit accruals effective December 31, 2012. Regular full-time and part-time colleagues of the Company who were hired before January 1, 2009 and completed one year of service were eligible for benefits under the Pension Plan.

The benefit under the Pension Plan for colleagues is currently calculated using a formula based on a colleague’s “average gross compensation” (defined under the Pension Plan as a participant’s average eligible compensation during five years of employment (whether or not consecutive) prior to December 31, 2012 yielding the highest average), subject to limitations imposed by the Internal Revenue Service. Eligible compensation generally includes all taxable compensation, other than certain equity-based and non-recurring amounts. The formula generally provides for a benefit of 1% of average gross compensation multiplied by each year of the participant’s credited service, with such benefit percentage varying depending on the colleague’s hire date and retirement date, as specified under the Pension Plan. Benefits under the Pension Plan are generally payable in the form of a monthly annuity, though benefits under the Pension Plan may be received as a lump sum payment.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

A participant’s pension benefit under the Pension Plan vests in full upon the earlier of completion of five years of service or the attainment of normal retirement date. Normal retirement date is the later of attainment of age 65 or the fifth anniversary of the date the participant commenced participation in the Pension Plan. Participants may begin receiving full retirement benefits on the first day of the month coincident with or immediately following the normal retirement date and may be eligible for reduced benefits if retiring after attainment of age 55 with a minimum of five years of vesting service. Participants who retire after attainment of age 62 with a minimum of twenty years of vesting service are eligible to receive unreduced retirement benefits. Mr. Coughlin became a participant in the Pension Plan on September 1, 2005. Mr. Coughlin will be eligible to receive unreduced early retirement benefits under the Pension Plan commencing at age 62 provided that he remains actively employed at Citizens through age 55.

2021 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)
Bruce Van Saun(1)	2,196,675	1,849,748	17,278,428
John F. Woods	-	-	-
Donald H. McCree III	-	-	-
Malcolm Griggs	-	-	-
Brendan Coughlin(1)	12,500	17,994	138,786

(1)

The material terms of the CFG Voluntary Executive Nonqualified Deferred Compensation Plan are described in the narrative below. Executive contributions for Mr. Van Saun in the last fiscal year include the deferred portion of his 2021 variable compensation paid in cash during 2022 ($2,196,675, which is included in the “Bonus” column of the 2021 Summary Compensation Table). Mr. Van Saun’s aggregate balance at last fiscal year-end includes $11,552,576 that has been reported as compensation in summary compensation tables for previous years. Executive contributions for Mr. Coughlin in the last fiscal year include the deferred portion of his 2021 base salary ($12,500, which is included in the “Salary” column of the 2021 Summary Compensation Table).

(2)	For Messrs. Van Saun and Coughlin, the amounts in this column reflect the earnings on their deferred compensation plan accounts during 2021.

We sponsor the CFG Voluntary Executive Nonqualified Deferred Compensation Plan, which does not offer any matching contributions or provide for above-market earnings. During 2021, Messrs. Van Saun and Coughlin were the only NEOs who participated in the CFG Voluntary Executive Nonqualified Deferred Compensation Plan. Mr. Van Saun elected to defer 75% of the cash portion of his variable compensation award for the 2021 performance year. Mr. Coughlin elected to defer 2% of his base salary in 2021.

Under the CFG Voluntary Executive Nonqualified Deferred Compensation Plan, eligibility is limited to colleagues who have total compensation in the immediately preceding year equal to or exceeding the Internal Revenue Code Section 401(a)(17) limit for the relevant plan year. Participants are permitted to defer between 1% and 80% of their base salary and annual cash bonus. Participants select the allocation of their accounts among investment indices available under the plan. Our Board has the power to amend the plan at any time, as long as the amount accrued to the date of amendment in any account under the plan is not decreased or otherwise restricted. In addition, following a termination of employment, participants in the CFG Voluntary Executive Nonqualified Deferred Compensation Plan are entitled to receive amounts that have been deferred under that plan.

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TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

We have entered into an employment agreement with each of our NEOs, the material terms of which are summarized below, including severance provisions. In addition, the treatment of equity-based awards held by our NEOs upon a termination of employment and change of control are summarized below. Please see the Potential Payments table below for quantification of estimated payments and benefits to which our NEOs would be entitled under various termination scenarios and upon a change of control, in each case, assuming such event occurred on December 31, 2021.

Equity Awards

Equity awards under the Omnibus Plan granted to our NEOs have the following treatment upon termination of employment. Provisions relating to the treatment of Bruce Van Saun’s equity-based awards upon termination of employment (including following a change of control of the Company) are included below in the description of his employment agreement.

•	Termination

RSU Awards - If a participant’s employment with the Company is terminated by the Company without “cause” (as defined in award agreements), or by reason of “disability” or “retirement” (as defined in award agreements), vesting and settlement of awards will continue as originally scheduled subject to the participant not engaging in “detrimental activity” (as defined in award agreements), or “competitive activity” (as defined in award agreements) in the case of disability or retirement, during the remaining vesting period. If a participant voluntarily resigns or is terminated by the Company for cause, unvested awards will be forfeited. All unvested awards will become vested on the date of a participant’s death.

PSU Awards - In the event of a termination by reason of disability or retirement, awards will continue to vest in accordance with the original schedule subject to actual performance and will not be pro-rated based on service, provided the participant does not engage in detrimental activity or competitive activity. In the event of an involuntary termination by the Company of the grantee without cause, awards will continue to vest in accordance with the original schedule subject to actual performance and will not be pro-rated based on service, provided that the termination does not occur prior to the first anniversary of the performance period start date and the participant does not engage in detrimental activity; if the termination occurs prior to the first anniversary of the performance period start date, awards will be forfeited. If a participant voluntarily resigns or is terminated for cause, unvested awards will be forfeited. Awards will become vested at target on the date of a participant’s death and will not be subject to pro-ration based on service. PSU retention awards granted to our NEOs in May 2021 have the same termination treatment as annual PSU awards except that any unvested awards would be immediately forfeited in the event of a voluntary resignation, including for reason of retirement.

•	Change of Control Omnibus Plan Provisions

In the event of a “change of control” (as defined in the Omnibus Plan and summarized below), except as otherwise provided in the applicable award agreement, the Compensation and HR Committee may provide for:

•	continuation or assumption of outstanding awards under the Omnibus Plan by the Company (if we are the surviving corporation) or by the surviving corporation or its parent;

•	substitution by the surviving corporation or its parent of awards with substantially the same terms and value as such outstanding awards under the Omnibus Plan;

•

acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or conditions deemed met at target) or the right to exercise outstanding awards immediately prior to the date of the change of control and the expiration of awards not timely exercised by the date determined by the Compensation and HR Committee; or

•	in the case of outstanding stock options and SARs, cancelation in consideration of a payment in cash or other consideration equal to the intrinsic value of the award. The Compensation and HR

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Committee may, in its sole discretion, terminate without the payment of any consideration, any stock options or SARs for which the exercise or hurdle price is equal to or exceeds the per share value of the consideration to be paid in the change of control transaction.

Under the Omnibus Plan, except as otherwise provided in the applicable award agreement, change of control generally means the occurrence of one or more of the following events:

•	the acquisition of more than 50% of the combined voting power of our outstanding securities (other than by an employee benefit plan or trust maintained by the Company);

•	the replacement of the majority of our directors during any 12-month period;

•

the consummation of our merger or consolidation with another entity (unless our voting securities outstanding immediately before such transaction continue to represent at least 50% of the combined voting power and total fair market value of the securities of the surviving entity, or if applicable, the ultimate parent thereof, outstanding immediately after such transaction); or

•

the transfer of our assets having an aggregate fair market value of more than 50% of the fair market value of the Company and our subsidiaries immediately before such transfer, but only to the extent that in connection with such transfer or within a reasonable period thereafter, our stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the fair market value of the Company and our subsidiaries immediately before such transfer.

RSU and PSU Award Agreements

Upon a change of control, PSUs will be assessed to determine the actual number earned as of the date of the change of control and the earned portion will remain subject to time-based vesting conditions until the end of the original vesting period. If within 12 months following a change of control, the participant’s employment is terminated by the Company without cause or the participant resigns for “good reason” (as defined in award agreements), RSUs and PSUs will fully vest and be settled immediately following the termination, with the level of performance for PSUs measured as of the change of control.

Severance

The severance to which our NEOs are entitled in various circumstances is governed by their employment agreements, which are described below in “—Employment Agreements with Our NEOs.” None of our NEOs’ employment agreements provide for excise tax gross-ups in connection with a change of control.

In addition to severance pay, under our severance practice our NEOs would also be entitled to receive benefits under our then-existing health and welfare plans for one month at active colleague rates, prior to the start of the COBRA continuation period. Outplacement services would also be offered for 12 months. We may amend or terminate this practice at any time.

Employment Agreements with Our NEOs

The material terms of the agreements entered into with our NEOs are summarized below.

Employment Agreement with Mr. Van Saun

In light of UK and European remuneration regulations ceasing to apply to the Company in late 2015, we entered into an amended employment agreement with Mr. Van Saun on May 5, 2016. The Compensation and HR Committee’s objective was to put into place an arrangement that balanced its former obligations under Mr. Van Saun’s prior agreement and achieved the following positive results for the Company: (i) motivates and rewards Mr. Van Saun for the achievement of our strategic objectives; (ii) provides additional retentive value; and (iii) aligns terms and conditions more closely with US market practice.

This agreement had an initial five-year term that was extended automatically for a subsequent two-year term, which was scheduled to expire on May 5, 2023. In June 2021, a simple addendum to the agreement was entered into between the Company and Mr. Van Saun which will extend the term of the contract beyond its expiration in

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

May 2023 until terminated by either party. In addition to extending the term of the contract, the addendum also puts an obligation on the Company to provide Mr. Van Saun six-months’ notice in the event the Company chooses to terminate his employment without cause, which is reciprocal to Mr. Van Saun’s obligation to provide six-month notice in the event of a resignation. Otherwise, the terms of the agreement continued in effect with no changes.

Pursuant to the agreement, Mr. Van Saun is entitled to receive an annual base salary of $1,487,000 and has a target total compensation opportunity of $9.94 million, which was most recently amended in June 2019. No changes were made to Mr. Van Saun’s target total compensation opportunity in 2020 or 2021. The form and terms of Mr. Van Saun’s variable compensation are to be determined annually by the Compensation and HR Committee. In addition, Mr. Van Saun is eligible to participate in employee benefits available to the Company’s senior executives generally.

Under the terms of his agreement, Mr. Van Saun is also entitled to the following payments and benefits upon termination of employment in various scenarios, in each case, subject to execution and non-revocation of a release in our favor:

Termination without cause or resignation for good reason absent a change of control

Mr. Van Saun would receive a lump sum cash severance payment equal to two times his base salary and would also receive a pro-rata portion of his target cash bonus for the year of termination to be paid when cash bonuses are paid to other executives, in each case, subject to an orderly handover of duties. In addition, his outstanding unvested equity awards would continue to vest on their original schedule, with PSUs subject to actual performance and, in each case, subject to Mr. Van Saun not engaging in detrimental activity for 12 months post-termination.

Termination without cause or resignation for good reason following a change of control

In the event of a qualifying termination of employment occurring within 24 months following a change of control, Mr. Van Saun would receive a lump sum cash severance payment equal to three times the sum of his base salary and his target cash bonus for the year of termination, plus a pro-rata portion of his target cash bonus for the year of termination. Upon the change of control, Mr. Van Saun’s PSUs would be frozen at target performance level, but not accelerated. Following the subsequent qualifying termination, all of Mr. Van Saun’s outstanding equity awards would immediately vest and be paid. The agreement also provides that if any payments or benefits to Mr. Van Saun (whether or not under the employment agreement) would be considered parachute payments pursuant to Internal Revenue Code Section 280G, these payments and benefits would be reduced to the extent necessary to avoid triggering the excise tax under Internal Revenue Code Section 4999 unless he would be better off (on an after-tax basis) if he received all payments and benefits due and paid all excise and income taxes. The employment agreement does not provide any gross-up for excise taxes.

Resignation without Good Reason

Mr. Van Saun would be required to provide at least six months’ notice and effectuate an orderly handover of duties. At the time of termination, if the Company requires Mr. Van Saun to work during the notice period, the Company and Mr. Van Saun would mutually agree on how a pro-rata portion of his variable compensation (excluding performance-based awards) for the year of termination would be payable.

Because Mr. Van Saun currently meets the Company’s retirement rule (age plus years of service equals or exceeds 65, with a minimum of five years of service), his outstanding unvested equity awards would continue to vest on their original schedule, with PSUs subject to actual performance and, in each case, subject to Mr. Van Saun not engaging in competitive activity during the remaining vesting period or specified detrimental activity for 12 months post-termination. However, the PSU retention award granted to Mr. Van Saun in May 2021 would be forfeited. In the event that Mr. Van Saun did not truly retire and became employed by a financial services company specified in his non-compete provision, his outstanding equity awards would be forfeited.

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Death

Mr. Van Saun’s estate would receive his base salary through the end of the month in which his death occurs as well as a pro-rata portion of his target cash bonus. In addition, his outstanding equity awards would immediately vest and be paid, with PSUs vesting at target level.

Disability

Mr. Van Saun would continue to receive his base salary up to the date he becomes eligible for long-term disability benefits under the Company’s plan (currently, six months from the date of disability) and, in addition, his outstanding unvested equity awards would continue to vest on their original schedule, with PSUs subject to actual performance and, in each case, subject to Mr. Van Saun not engaging in competitive activity during the remaining vesting period or specified detrimental activity for 12 months post-termination.

Mr. Van Saun is subject to a perpetual confidentiality covenant and also non-competition and non-solicitation covenants. The non-competition covenant applies for six months post-termination, concurrent with any notice period, in the event of a termination without cause or resignation for good reason. For this purpose, competitors are defined to include the following companies: J.P. Morgan Chase, Bank of America Corporation, Citigroup Inc., Wells Fargo & Company, U.S. Bancorp, Regions Financial Corporation, M&T Bank Corporation, PNC Financial Services Group, Fifth Third Bancorp, SunTrust Banks, Inc., Comerica Corporation, KeyCorp, BB&T Corporation, Capital One Financial Corp. and TD Bank Financial Group. The non-solicitation covenant prohibits solicitation of colleagues as well as customers and prospective clients for 12 months post-termination, concurrent with any notice period, in the event of a termination without cause or resignation for good reason.

The agreement includes the following definitions of cause and good reason:

“Cause” includes: (i) any indictment for, conviction of, plea of guilty or nolo contendere by Mr. Van Saun for the commission of: (a) any felony, (b) any criminal offense within the scope of Section 19 of the Federal Deposit Insurance Act, 12 U.S. C. § 1829; or (c) a misdemeanor involving dishonesty; (ii) if Mr. Van Saun willfully commits a material breach of his obligations under his employment agreement or repeats or continues after written warning any material breach of his obligations under his employment agreement, or is, in the opinion of the Board, guilty of gross misconduct which brings him or the Company or any of its affiliates into disrepute; (iii) if Mr. Van Saun is guilty of dishonesty in the conduct of his duties under his employment agreement, gross incompetence, willful neglect of duty, or of mismanagement of his financial affairs through failure to observe the Company’s rules and procedures for the operation of bank accounts and/or borrowing; (iv) if Mr. Van Saun commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief to insolvent debtors; or (v) if, as a result of any default on the part of Mr. Van Saun, he is prohibited by law from acting as an officer of the Company or any of its affiliates.

“Good Reason” includes a material breach of the employment agreement by the Company, or a substantial diminution or other substantial adverse change, not consented to by Mr. Van Saun, in the nature or scope of his responsibilities, authorities, powers, functions or duties or in his base salary, except that removal of the role of Chairman of the Company from his duties shall not amount to good reason.

Employment Agreements with Other NEOs

Each of Messrs. Woods, McCree, Griggs, and Coughlin has entered into an employment agreement with the Company. These agreements generally provide for the terms of each executive’s compensation arrangement, including salary and variable compensation, vacation and eligibility for other health and welfare benefits. Under each executive’s agreement, the executive is subject to a notice period with regard to his intent to resign (120 days for Messrs. Woods, McCree, and Coughlin and 90 days for Mr. Griggs). In addition, each of the agreements contains covenants regarding the non-solicitation of customers and colleagues that apply for 12 months following a termination of employment for any reason.

The agreements provide that the executive is entitled to a minimum payment of 26 weeks of base salary in the event he is made redundant or is terminated by the Company without “cause” (as defined in the agreements), subject to the execution and non-revocation of a release in favor of the Company. This level of severance is

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

consistent with severance available to all executives. In addition, the agreements each provide for double trigger severance in the event of a qualifying termination following a change of control. In the event of a termination by the Company without cause or resignation by the executive with “good reason” (as defined in the agreements) within 24 months following a change of control, each of Messrs. Woods, McCree, Griggs and Coughlin will receive severance consisting of: (i) two times the sum of his current base salary and average cash bonus received during the prior three years, plus (ii) a pro-rata cash bonus for the year in which termination occurs, also based on the average cash bonus during the prior three years.

The agreements in place for Messrs. Woods and McCree also provide that, for purposes of calculating retirement eligibility under the Company’s various plans, each executive will be credited with an additional five years of service. Also, pursuant to Mr. Woods’ agreement, his target variable compensation is $2.7 million.

The agreements include the following definitions of cause and good reason:

“Cause” includes (i) any conviction (including a plea of guilty or nolo contendere or entry into a pre-trial diversion program) for the commission of a felony or any conviction of any criminal offense within the scope of Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829; (ii) an act of gross misconduct, fraud, embezzlement, theft or material dishonesty with the executive’s duties or in the course of employment with the Company or an affiliate; (iii) failure on the part of executive to perform his employment duties in any material respect, which is not cured to the reasonable satisfaction of the Company within 30 days after the executive receives written notice of such failure; (iv) the executive’s violation of the provisions of his employment agreement relating to non-solicitation, confidentiality, ownership of materials, duty to return Company property or intellectual property rights; and/or (v) the executive makes any material false or disparaging comments about the Company or any Company affiliate, or any Company or Company affiliate employee, officer, or director, or engages in any such activity which in the opinion of the Company is not consistent with providing an orderly handover of the executive’s responsibilities.

“Good Reason” includes a material diminution in the executive’s authority, duties, or responsibilities, a material diminution in the executive’s base salary other than a general reduction in base salary that affects all similarly situated colleagues, or a relocation of the executive’s principal place of employment by more than 50 miles from his current principal place of employment, unless the new principal place of employment is closer to the executive’s home address.

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Potential Payments Table

The following table summarizes estimated payments and benefits that would be provided to our NEOs pursuant to their employment agreements, our severance practice and the terms of outstanding awards, in connection with a termination of employment under various scenarios or a change of control, assuming such event occurred on December 31, 2021.

For a summary of the material terms of the outstanding equity awards, the severance to which NEOs would be entitled, and the terms and conditions of our NEOs’ employment agreements, see “—Equity Awards”, “—Severance” and “—Employment Agreements with Our NEOs” above.

Name	Voluntary Termination ($)(13)		Voluntary Termination with Good Reason ($)		Not for Cause Termination ($)		For Cause Termination ($)	Change in Control Not for Cause Termination ($)		Change in Control Good Reason Resignation ($)		Change in Control Only (No Related Termination) ($)	Death ($)		Disability ($)		Retirement ($)
Bruce Van Saun
Cash Payment	5,369,650	(6)	5,509,900	(7)	5,509,900	(7)	-	14,604,600	(8)	14,604,600	(8)	-	2,535,900	(9)	743,500	(10)	5,369,650	(6)
Equity Awards(1)(2)	-		17,677,879		20,065,185		-	20,065,185		20,065,185		-	20,065,185		20,065,185		17,677,879
Health Benefits(3)	-		944		944		-	944		944		-	-		-		-
Outplacement Services(4)	-		7,284		7,284		-	7,284		7,284		-	-		-		-
Total	5,369,650		23,196,007		25,583,313		-	34,678,013		34,678,013		-	22,601,085		20,808,685		23,047,529
John F. Woods
Cash Payment	-		-		350,000	(11)	-	4,294,500	(12)	4,294,500	(12)	-	-		-		-
Equity Awards(1)(5)	-		-		6,120,671		-	7,483,739		7,483,739		-	7,483,739		7,483,739		6,528,816
Health Benefits(3)	-		-		1,256		-	1,256		1,256		-	-		-		-
Outplacement Services(4)	-		-		7,284		-	7,284		7,284		-	-		-		-
Total	-		-		6,479,211		-	11,786,779		11,786,779		-	7,483,739		7,483,739		6,528,816
Donald H. McCree III
Cash Payment	-		-		350,000	(11)	-	4,319,000	(12)	4,319,000	(12)	-	-		-		-
Equity Awards(1)(5)	-		-		6,462,005		-	7,844,303		7,844,303		-	7,844,303		7,844,303		6,889,381
Health Benefits(3)	-		-		1,339		-	1,339		1,339		-	-		-		-
Outplacement Services(4)	-		-		7,284		-	7,284		7,284		-	-		-		-
Total	-		-		6,820,628		-	12,171,926		12,171,926		-	7,844,303		7,844,303		6,889,381
Malcolm Griggs
Cash Payment	-		-		267,500	(11)	-	3,082,000	(12)	3,082,000	(12)	-	-		-		-
Equity Awards(1)(5)	-		-		2,681,343		-	3,078,621		3,078,621		-	3,078,621		3,078,621		2,792,144
Health Benefits(3)	-		-		906		-	906		906		-	-		-		-
Outplacement Services(4)	-		-		7,284		-	7,284		7,284		-	-		-		-
Total	-		-		2,957,033		-	6,168,811		6,168,811		-	3,078,621		3,078,621		2,792,144
Brendan Coughlin
Cash Payment	-		-		312,500	(11)	-	2,675,000	(12)	2,675,000	(12)	-	-		-		-
Equity Awards(1)(5)	-		-		2,191,833		-	2,875,777		2,875,777		-	2,875,777		2,875,777		2,039,263
Health Benefits(3)	-		-		1,377		-	1,377		1,377		-	-		-		-
Outplacement Services(4)	-		-		7,284		-	7,284		7,284		-	-		-		-
Total	-		-		2,512,994		-	5,559,438		5,559,438		-	2,875,777		2,875,777		2,039,263

(1)

These amounts reflect the value of equity-based awards expected to vest, with values determined by multiplying the number of shares subject to outstanding awards by $47.25, which is the closing price of a Company share on the NYSE on December 31, 2021. In circumstances where PSUs are expected to vest: (i) 2019 awards are reflected based on the actual level of performance assessed by the Compensation and HR Committee and (ii) 2020 and 2021 awards are reflected at target.

(2)

For a description of the treatment of Mr. Van Saun’s outstanding equity awards, please see “—Termination of Employment and Change of Control—Employment Agreements with Our NEOs—Employment Agreement with Mr. Van Saun.”

(3)

These amounts reflect the cost of COBRA benefit continuation coverage for one month under the plan in which the particular executive is enrolled, less the monthly active colleague rate for those benefits. This represents the benefit received by the NEOs as a result of receiving coverage at active colleague rates for one month, when they would have otherwise been required to elect COBRA to receive continued coverage.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

(4)	These amounts reflect the cost for us to provide outplacement services for executive level colleagues for 12 months under our outplacement policy.

(5)	For a description of the treatment of outstanding equity awards held by NEOs other than Mr. Van Saun, please see “—Termination of Employment and Change of Control—Equity Awards.”

(6)

This amount includes a pro-rata portion of Mr. Van Saun’s 2021 variable compensation, excluding performance-based awards. Because the assumed termination date is December 31, 2021, the full award is reflected, based on the amount of his variable compensation and related mix for the 2021 performance year.

(7)

This amount reflects the sum of (i) two times Mr. Van Saun’s base salary and (ii) a pro-rata portion of his target cash bonus for 2021. Because the assumed termination date is December 31, 2021, the full award is reflected, based on the amount of his target variable compensation and related mix for the 2021 performance year.

(8)

This amount reflects (i) three times the sum of Mr. Van Saun’s (a) base salary and (b) target cash bonus for 2021, plus (ii) a pro-rata portion of his target cash bonus for 2021. Because the assumed termination date is December 31, 2021, the full award is reflected, based on the amount of his target variable compensation and related mix for the 2021 performance year.

(9)

This amount reflects a pro-rata portion of Mr. Van Saun’s target cash bonus for 2021. Because the assumed termination date is December 31, 2021, the full award is reflected, based on the amount of his target variable compensation and related mix for the 2021 performance year. Although Mr. Van Saun’s estate would also receive continuation of base salary for the month in which his death occurs, no salary has been included in this table because a termination date of December 31, 2021 is assumed.

(10)	This amount reflects six months of base salary, which would be paid to Mr. Van Saun prior to his receipt of long-term disability benefits.

(11)	This amount reflects 26 weeks of base salary.

(12)

This amount reflects (i) two times the sum of (a) base salary and (b) the average cash bonus paid for 2021, 2020, and 2019, plus (ii) a pro-rata portion of the average cash bonus paid for 2021, 2020, and 2019. Because the assumed termination date is December 31, 2021, the full award is reflected, based on the amount of each NEO’s variable compensation and related mix for the 2021 performance year.

(13)

Voluntary termination for purposes of this table differs from “Retirement” in that it assumes our NEOs terminate voluntarily and engage in competitive activity by becoming employed by another financial services company, as opposed to truly retiring.

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ROLE OF RISK MANAGEMENT IN COMPENSATION

The Company acknowledges that there are inherent risks associated with executive compensation and has taken a multi-faceted approach to manage those risks, including the following:

Risk Mitigating Compensation GovernanceExecutives are prohibited from hedging and pledging Company securities.The Compensation and HR Committee performs an annual risk assessment of our compensation policies and practices for all of our colleagues and, as part of that review, engages an independent third-party to conduct a risk assessment of our incentive compensation plans every three years to ensure impartiality and alignment with market practice.Equity compensation awards are subject to potential forfeiture or clawback in connection with our Accountability Review Panel process, including as a result of risk-related events.Compensation Design That Drives a Culture of Risk ManagementExecutives are awarded a meaningful portion of their variable compensation (60-70%) in the form of long-term equity awards.Nearly two-thirds (64%) of long-term awards for our CEO, CFO and Heads of Consumer and Commercial Banking are awarded in the form of PSUs that vest following a three-year performance period depending on achievement against pre-established performance criteria and performance relative to peers.Equity compensation awards do not accelerate in the event of retirement or change of control.Executives are Subject to an Independent Review of Risk Performance Conduct by our Chief Risk OfficerThe Chief Risk Officer conducts an annual review of executives' risk performance.Inputs to this review include a risk performance questionnaire designed by the Chief Risk Officer and completed by second line of defense Risk partners who have worked closely with the executive, audit results, conduct risk metrics, and executives' self-evaluations against risk objectives.The resulting risk score is taken into consideration by the Compensation and HR Committee in determining executives' compensation.

Based on the Compensation and HR Committee’s most recent review of our compensation policies and practices for all of our colleagues, it has concluded that our compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

CEO PAY RATIO

SEC rules require us to disclose the ratio of the annual total compensation of our CEO, Bruce Van Saun, to our median employee’s annual total compensation. For the year ended December 31, 2021:

•	The annual total compensation for Mr. Van Saun as reported in the 2021 Summary Compensation Table was $12,430,076.

•	The annual total compensation of our median employee was $82,418 (see below for additional detail).

•	The resulting ratio of Mr. Van Saun’s annual total compensation to that of our median employee is 151 to 1.

The pay ratio rules allow issuers to use the same median employee for comparison purposes for up to three years. Since we last identified our median employee as of November 30, 2018, a new median employee was selected as of November 30, 2021. To identify our median employee we reviewed our employee population as of November 30, 2021 and the amount of their compensation for the period of January 1, 2021 through November 30, 2021 as would be reported to the Internal Revenue Service in Box 1, which we determined reasonably reflects the compensation of our employees. This calculation included all of our part-time and full time-employees as of such date, and we did not annualize the compensation for any of our employees who were only employed for part of the year. In addition, because all our colleagues are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the median employee. Once we identified our median employee, we calculated and combined all of the elements of this employee’s compensation for the full 2021 year in accordance with the requirements of Item 402 of Regulation S-K.

DIRECTOR COMPENSATION

The Citizens Financial Group, Inc. Non-Employee Director Compensation Policy (“Director Compensation Policy”) governs the compensation of our non-employee directors. The Director Compensation Policy is reviewed on an annual basis by the Compensation and HR Committee, together with its independent compensation consultant, CAP, who reviews our program to ensure consistency with sound governance practices and makes recommendations, as appropriate. The Compensation and HR Committee reviews market data and recommendations provided by CAP and considers their advice on industry best practice when making decisions regarding director compensation. Any changes to director compensation are approved by the Compensation and HR Committee in addition to the Nominating and Corporate Governance Committee and the full Board.

As a result of the review of director compensation in April 2021, directors’ annual cash retainer increased by $10,000 to $100,000. This change was approved by the Compensation and HR Committee, the Nominating and Corporate Governance Committee, and the full Board and was effective as of our annual meeting of stockholders held on, April 22, 2021. The director compensation program provides additional compensation for leadership positions on the Board, including lead director and committee chair roles. Below is a summary of the elements of our director compensation program, as amended:

Element of Compensation	Amount

Annual Retainer (cash)	$100,000

Annual Restricted Stock Unit Award (equity)	$130,000

Lead Director Retainer (cash)	$40,000

Audit Committee Member Retainer (cash)	$10,000

Audit Committee Chair Retainer (cash)	$35,000

Risk Committee Chair Retainer (cash)	$30,000

Compensation and HR Committee Chair Retainer (cash)	$25,000

Nominating & Corporate Governance Committee Chair Retainer (cash)	$20,000

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

On the date of each annual meeting of our stockholders, each non-employee director receives a grant of RSUs under the Citizens Financial Group, Inc. 2014 Non-Employee Directors Compensation Plan (“Directors Plan”), having a fair market value of $130,000, as compensation for their service until the next annual meeting. RSUs vest immediately as of the grant date, subject to the terms and conditions of the Directors Plan and the applicable award agreement. Director RSUs are not settled until a director’s cessation of service. To the extent dividends are declared between the grant and ultimate settlement date, dividend equivalents are reinvested into additional RSUs with the same terms and conditions as the related award.

Non-employee directors are subject to stock ownership guidelines requiring that they hold shares with a value at least equal to five times their annual cash retainer within five years following their service start date. As mentioned above, director RSUs are subject to mandatory deferral and are not settled until a director’s cessation of service. The types of awards that count toward meeting this requirement are consistent with those applicable to executives, as discussed above in “Compensation Discussion and Analysis—Section 4. Governance Policies and Practices—Stock Ownership and Retention Guidelines.”

Directors may defer up to 100% of their cash compensation under our Directors Deferred Compensation Plan. Contributions to this plan are credited with interest on a monthly basis, based on the applicable interest crediting rate. The interest crediting rate is the annualized average yield on the United States Treasury bond 10-year constant maturity for the immediately preceding calendar quarter plus two percent (2%), which is then divided by 12 to determine the monthly interest crediting rate. There are no Company contributions to this plan and no above-market or preferential earnings on compensation deferred pursuant to this plan.

Directors are also eligible to receive matching charitable contributions as part of our general matching charitable contribution program. Under this program, to the extent directors choose to make charitable contributions to qualifying charitable organizations the Company matches those contributions dollar-for-dollar up to an annual limit of $5,000. Our non-employee directors do not participate in our employee benefit programs. In addition, directors receive reimbursement of business expenses incurred in connection with their attendance at meetings.

2021 Director Compensation Table

The following table shows compensation for our non-employee directors during 2021. As described above, the Director Compensation Policy was amended effective April 22, 2021. Prior to that date, directors were compensated in accordance with the prior version of our Director Compensation Policy.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Other Compensation($)(5)	Total Compensation($)

Lee Alexander(1)	98,333	162,622	5,000	265,955

Christine M. Cumming	96,667	148,085	-	244,752

William P. Hankowsky	106,667	148,085	-	254,752

Howard W. Hanna III(2)(3)	33,333	4,057	5,000	42,390

Leo I. Higdon	131,667	148,085	5,000	284,752

Edward J. Kelly III	96,667	143,767	5,000	245,434

Charles J. Koch	136,667	148,085	5,000	289,752

Robert Leary	96,667	137,848	5,000	239,515

Terrance J. Lillis	106,667	143,767	5,000	255,434

Shivan Subramaniam(3)	156,667	148,085	5,000	309,752

Christopher J. Swift(1)	89,167	162,622	5,000	256,789

Wendy A. Watson(3)	141,667	148,085	5,000	294,752

Marita Zuraitis	96,667	148,085	-	244,752

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - COMPENSATION MATTERS

(1)

Mr. Alexander and Mr. Swift were appointed to the Board as of February 1, 2021. As a result, the compensation in this table represents amounts earned for the period of February 1, 2021 through December 31, 2021.

(2)	Mr. Hanna left the Board at the conclusion of our April 22, 2021 stockholders meeting.

(3)

During 2021, Mr. Hanna elected to defer 50% of his cash fees and each of Mr. Subramaniam and Ms. Watson elected to defer all of their cash fees pursuant to our Directors Deferred Compensation Plan. For a summary of material terms of the plan, see “Director Compensation” above.

(4)

Messrs. Alexander and Swift were each granted RSUs upon their appointment on February 1, 2021 as compensation for their services from that date through the date of our 2021 annual meeting. All of our non-employee directors were granted RSUs on April 22, 2021, the date of our 2021 annual stockholders meeting, as compensation for their service until our 2022 stockholders meeting. In addition, throughout the year our directors received additional RSUs through the reinvestments of dividends as provided under the terms of outstanding awards. The amounts shown in this column reflect the grant date fair market value of the RSUs and dividend equivalent units granted to the directors during 2021, calculated in accordance with FASB ASC 718, using the valuation methodology and assumptions set forth in Note 18 to the Company’s 2021 Annual Report on Form 10-K, which are hereby incorporated by reference.

(5)

Amounts in this column reflect matching charitable contributions made by the Company on behalf of directors during 2021. In addition, Mr. Lillis’ and Mr. Hankowsky’s spouses each accompanied them on one business trip during 2021; however, there are no amounts reflected in the above table relating to this use because it did not result in incremental cost to the Company.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - AUDIT MATTERS

AUDIT MATTERS

Proposal Three

Ratify the Appointment of Deloitte & Touche LLP (“Deloitte”) our Independent Registered Public Accounting Firm for the fiscal year 2022 The Board recommends a vote FOR this proposal

The Audit Committee has appointed Deloitte, an independent registered public accounting firm, as the independent auditor to perform an integrated audit of the Company for the fiscal year ending December 31, 2022. Deloitte served as our independent auditor for the fiscal year ended December 31, 2021 and has served as our independent auditor since becoming a public company in 2014 and prior to that as a privately held company since 2000.

The Audit Committee periodically considers the rotation of the external auditor to ensure independence. In determining whether to retain Deloitte, the Audit Committee considered, among other things, the firm’s independence, objectivity, professional skepticism, qualifications, expertise and performance on the Company’s audit which is evaluated annually. The Audit Committee has oversight of the audit firm fee negotiation process and is responsible for approving audit fees. It also oversees the rotation of the lead audit partner as mandated by SEC requirements and is directly involved in the selection of a new lead audit partner. A new lead audit partner was identified in 2020. The transition process was overseen by the Audit Committee during the course of 2021 in preparation for the new lead audit partner’s formal appointment in February 2022, and the fiscal year 2022 audit.

The Board believes that the reappointment of Deloitte as the independent registered public accounting firm for fiscal year 2022 is in the best interests of the Company and its stockholders. Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte as our independent registered public accounting firm, however, the Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote in favor of Deloitte, the Audit Committee will reconsider the appointment and in doing so, assess the impact of changing the auditor and the appropriate timing for doing so. The Audit Committee may retain Deloitte or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.

Representatives of Deloitte are expected to be present at the Annual Meeting, available to respond to appropriate questions and will have the opportunity to make a statement if they desire.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist Citizens Financial Group, Inc.’s Board of Directors in its oversight of (i) the integrity of the financial statements of the Company, (ii) the appointment, compensation, retention and evaluation of the qualifications, independence and performance of the Company’s independent external auditor, (iii) the performance of the Company’s internal audit function, and (iv) compliance by the Company with legal and regulatory requirements.

The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board on February 14, 2019. As set forth in the Charter, management of the Company is primarily responsible for the adequacy and effectiveness of the Company’s financial reporting process, systems of internal accounting and financial controls. Deloitte, the Company’s independent auditor for 2021, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - AUDIT MATTERS

In this context, the Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements for the year ended December 31, 2021.

The Audit Committee has discussed with Deloitte the matters that are required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) standards, including critical audit matters that arose during the year, and SEC and NYSE requirements. Deloitte has provided to the Audit Committee the written disclosures and the PCAOB-required letter regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte their independence giving consideration to the provision of audit and non-audit services and fees paid to the firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2021 be included in the Company’s 2021 Annual Report on Form 10-K, for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Wendy A. Watson (Chair) Lee Alexander William P. Hankowsky	Leo I. Higdon Charles J. Koch Terrance J. Lillis

February 16, 2022

PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit Committee approves in advance all audit, audit-related, tax, and other services performed by the independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service has previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee may delegate to the Chair or any independent member of the Audit Committee pre-approval authority with respect to permitted services, provided that the member must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table presents fees paid by the Company for services performed by its independent registered public accounting firm, Deloitte, and its affiliates for the years ended December 31, 2021 and 2020.

	2021	2020

Audit fees	$5,169,000	$5,384,000
Audit-related fees(1)	890,000	882,000
Tax fees(2)	721,528	362,255
All other fees	-	-

Total	$6,780,528	$6,628,255

(1)

Includes required compliance services associated with several of the Company’s lending programs (e.g., Ginnie Mae, Housing and Urban Development (HUD), Uniform Single Attestation Program (USAP) and the Family Education Loan Program) and Statement on Standards for Attestation Engagements (SSAE) No. 18 reports for the Company’s cash management and investment management clients, and services provided in conjunction with the Company’s 401k and Pension audits.

(2)	Includes aggregate fees billed for tax services, including tax compliance, planning and consulting.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - MANAGEMENT PROPOSAL

MANAGEMENT PROPOSAL

Proposal Four

Management Proposal to Amend the Company’s Certificate of Incorporation to Eliminate Supermajority Vote Requirements The Board recommends a vote FOR this proposal

The Board is seeking stockholder approval to amend Article 11 of our Restated Certificate of Incorporation (the “Charter”). The amendments to Article 11 will reduce the vote required to repeal or amend in any respect Section 4.02 of Article 4 (Voting Rights), and Articles 6 (Board of Directors), 7 (Meetings of Stockholders), 8 (Indemnification) and 11 (Amendments) from not less than 75% of the total voting power of all outstanding securities of the Company entitled to vote, to a majority of the voting power of the Company.

If adopted, the amendment will become effective upon the filing of the amended Charter with the Secretary of State of the State of Delaware.

In conjunction with the proposed amendments to the Charter, the Board has approved amendments to the Company’s Bylaws which will reduce the vote required to repeal or amend in any respect Articles 2 (Meetings of Stockholders), 3 (Directors), 4 (Officers) and Section 6.06 of Article 6 (Amendments) of the Bylaws from 75% of the total voting power of all outstanding securities of the Company entitled to vote or a majority of the Board of Directors, to a majority of the voting power of the Company or a majority of the Board of Directors.

The changes to the Bylaws are subject to and will become effective upon stockholder approval of the proposed changes to the Charter and the filing of the amended Charter with the Secretary of State of the State of Delaware.

Proposed Changes

The proposed amended provisions of the Charter are outlined as follows:

ARTICLE 11 - AMENDMENTS

Section 11.01. Amendments. The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. ~~Notwithstanding the foregoing, the provisions set forth in in Section 4.02 and Articles 6, 7, 8, and this Article 11 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Section 4.02 and Articles 6, 7, 8, and this Article 11, unless such action is approved by the affirmative vote of the holders of not less than 75% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.~~

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - MANAGEMENT PROPOSAL

Board Consideration of Supermajority Vote Requirements

While serving as a takeover defense, supermajority vote requirements also ensure that a large majority of shareholders are aligned with the corporate action in question, however, the Board recognizes that such a condition can result in minority stockholders blocking actions that are in the best interests of the Company’s stockholders and supported by the majority of them.

The Board believes that eliminating supermajority vote requirements in favor of a simple majority vote standard will reduce the risk of minority stockholders blocking proposed corporate actions requiring stockholder approval while maintaining the protections afforded by ensuring alignment of actions with a majority of stockholders. The proposed amendment also makes it easier for stockholders to approve future amendments to the Charter.

Over 70 percent of the S&P 500 do not have supermajority vote requirements, consistent with corporate governance best practices. Eliminating supermajority voting provisions in our Charter further enhances existing stockholder rights and the Company’s strong corporate governance policies which are highlighted on page 7 of this Proxy Statement, and the Board strongly recommends that stockholders approve the proposed changes to the Charter as described above.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - SECTION 16(A) REPORTS AND BENEFICIAL STOCK OWNERSHIP

DELINQUENT SECTION 16(A) REPORTS

Under Section 16(a) of the Exchange Act, the Company’s directors and executive officers and persons who beneficially own more than 10% of the outstanding shares of common stock are required to report their beneficial ownership of the common stock and any changes in that beneficial ownership to the SEC and the NYSE. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that these filing requirements were satisfied by all of its directors and officers and 10% or more beneficial owners of Company stock during 2021 with the exception of a gift of the pecuniary interest in shares to family members made by Mr. Hankowsky which was not reported timely on a Form 5.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables indicate information regarding the beneficial ownership of our common stock by:

•             each person whom we know to own beneficially more than 5% of our common stock;

•            each of the directors, nominees and named executive officers individually; and

•             all directors, nominees and executive officers as a group.

In accordance with SEC rules, beneficial ownership includes sole or shared voting or investment power with respect to securities and includes the shares issuable pursuant to restricted stock units and performance stock units that will become vested within 60 days of the date of determination. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

The number of shares and percentage of beneficial ownership of each person in the table below whom we know to beneficially own more than 5% of our common stock are as of December 31, 2021. The number of shares and percentage of beneficial ownership for each of the directors and named executive officers individually and all directors and executive officers as a group in the table below are as of February 28, 2022. As of February 28, 2022, there were 422,142,765 shares of our common stock outstanding.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of more than 5% of the shares of our common stock. Except as otherwise noted below, the address for each person listed on the table is c/o Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - SECTION 16(A) REPORTS AND BENEFICIAL STOCK OWNERSHIP

 Beneficial Ownership of Directors, Nominees and Named Executive Officers

NAME	SHARES OF COMMON STOCK(1)	RESTRICTED STOCK UNTS(2) (3)	TOTAL	%

Bruce Van Saun	773,126	124,079	897,205	*

Brendan Coughlin	29,485	12,521	42,006	*

Malcolm Griggs	63,832	22,731	86,563	*

Donald H. McCree III	177,099	49,597	226,696	*

John F. Woods	97,415	45,499	142,914	*

Lee Alexander	0	3,903	3,903	*

Christine M. Cumming	2,416	25,179	27,595	*

Kevin Cummings	0	0	0	*

William P. Hankowsky	30,710	25,179	55,889	*

Leo I. Higdon	8,588	25,179	33,767	*

Edward J. Kelly III	0	15,196	15,196	*

Charles J. Koch	79,545	25,179	104,724	*

Robert G. Leary	0	10,116	10,116	*

Terrance J. Lillis	1,000	15,196	16,196	*

Michele N. Siekerka	0	0	0	*

Shivan Subramaniam	37,545	25,179	62,724	*

Christopher J. Swift	0	3,903	3,903	*

Wendy A. Watson	5,545	25,179	30,724	*

Marita Zuraitis	7,545	25,179	32,724	*

All directors, nominees and executive officers as a group (24 persons)	1,507,517	539,191	2,046,708	*
*	Less than 1%

(1)	Includes the following shares beneficially owned for the indicated director or officer:

-	For Mr. McCree, amount includes 145,588 shares held by trusts for his children

-	For Mr. Hankowsky, amount includes 83 shares held for the benefit of his children and to which he disclaims beneficial ownership

-	For Mr. Subramaniam, amount includes 4,000 shares held by his children.

(2)

Amounts in this column for executive officers reflect restricted stock units, including performance-based restricted stock units, which will vest and be distributed in an equivalent number of shares of our common stock within 60 days of February 28, 2022.

(3)

Amounts in this column for directors reflect restricted stock units granted to directors under the Director Compensation Policy. These restricted stock units are vested. However, settlement in an equivalent number of shares of our common stock is deferred until the director ceases to serve on the Board.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - SECTION 16(A) REPORTS AND BENEFICIAL STOCK OWNERSHIP

 Beneficial Ownership of Stockholders Holding More Than Five Percent

NAME	NUMBER OF SHARES	%
The Vanguard Group, Inc(1)	49,015,558	11.5
BlackRock, Inc.(2)	40,372,501	9.5
Capital International Investors(3)	30,845,906	7.2
State Street Corporation(4)	24,290,700	5.7

(1)

Represents shares beneficially owned by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. has no sole voting power with respect to any shares, sole dispositive power with respect to 47,237,645 shares, shared voting power with respect to 706,356 shares and shared dispositive power with respect to 1,777,913 shares. The foregoing information is based solely on a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 9, 2022 regarding its holdings as of December 31, 2021. Affiliates of the Vanguard Group, Inc. act as investment managers for certain investment options under our 401(k) Plan. We also maintain certain ordinary course commercial relationships with The Vanguard Group, Inc. and its affiliates including counterparty trading relationships. All such relationships are on non-preferential terms, are unrelated to The Vanguard Group Inc.’s ownership of our stock, and have been reviewed and determined not to be material in accordance with our Related Person Transaction Policy.

(2)

Represents shares beneficially owned by BlackRock, Inc., 55 East 52nd St, New York, NY 10055. BlackRock, Inc. has sole voting power with respect to 35,595,427 shares and sole dispositive power with respect to 40,372,501 shares. The foregoing information is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 1, 2022 regarding its holdings as of December 31, 2021. Our Company pension plan uses BlackRock, Inc., and its affiliates to provide investment management services. In connection with these services, we paid BlackRock, Inc. approximately $327,500 in fees during 2021. In addition, affiliates of BlackRock, Inc. act as investment managers for certain investment options under our 401(k) Plan. We also maintain other certain ordinary course commercial relationships with BlackRock Inc., and its affiliates which include counterparty trading relationships, and provision of risk management and advisory services, and financial technology by BlackRock, Inc. All such relationships are on non-preferential terms, are unrelated to BlackRock Inc.’s ownership of our stock, and have been reviewed and determined not to be material in accordance with our Related Person Transaction Policy.

(3)

Represents shares beneficially owned by Capital International Investors, 333 South Hope Street, 55th Fl, Los Angeles, CA 90071. Capital International Investors has sole voting power with respect to 30,832,734 shares and sole dispositive power with respect to 30,845,906 shares. The foregoing information is based solely on a Schedule 13G filed by Capital International Investors with the SEC on February 11, 2022 regarding its holdings as of December 31, 2021.

(4)

Represents shares beneficially owned by State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, MA 02111. State Street Corporation has shared voting power with respect to 22,197,093 shares and shared dispositive power with respect to 24,206,173 shares. The foregoing information is based solely on a Schedule 13G filed by State Street Corporation with the SEC on February 10, 2022 regarding its holdings as of December 31, 2021. Affiliates of State Street Corporation act as investment managers for certain investment options under our 401(k) Plan. We also maintain certain ordinary course commercial relationships with State Street Corporation including as counterparty trading relationships. All such relationships are on non-preferential terms, are unrelated to State Street Corporation’s ownership of our stock, and have been reviewed and determined not to be material in accordance with our Related Person Transaction Policy.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

INFORMATION FOR STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our Annual Meeting, which will be held on April 28, 2022, at 9:00 a.m. Eastern Time at the Company’s headquarters located at One Citizens Plaza, Providence, Rhode Island 02903.

We continue to monitor the effects of the COVID-19 pandemic and are committed to the safety and security of our colleagues, stockholders and board members and should circumstances change, the Company may update the format of the Annual Meeting to be held solely by remote communication, in a virtual-only format. In this event, updates to the format of the Annual Meeting will be notified by means of a press release, public filings and updates to our website at https://investor.citizensbank.com/about-us/investor-relations/annual-meeting.aspx. Any changes will be announced not less than 10 days before the Annual Meeting and we strongly recommend you monitor our website to confirm the format of the meeting in advance of your attendance.

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Because you own shares of our common stock, our Board of Directors has made this proxy statement and proxy card available to you on the Internet, in addition to delivering printed versions of this proxy statement and proxy card to certain stockholders by mail.

When you vote by using the Internet or (if you received your proxy card by mail) by signing and returning the proxy card, you appoint each of Bruce Van Saun, Malcolm Griggs and Robin S. Elkowitz or any of them (each with full power of substitution) as your representatives at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by using the Internet or (if you received your proxy card by mail) by signing and returning your proxy card. If you vote by using the Internet, you do not need to return your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet. The Notice also instructs you on how to electronically access and review all of the important information contained in this proxy statement and the annual report and how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.

Stockholders who receive a printed set of proxy materials will not receive the Notice but may still access our proxy materials and submit their proxies over the Internet by following the instructions provided on their proxy card.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

Who is entitled to vote?

Holders of our common stock at the close of business on February 28, 2022 (the record date) are entitled to vote. In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available for ten days before the meeting at our principal place of business located at One Citizens Plaza, Providence, Rhode Island 02903, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time.

How many votes is each share of common stock entitled to?

Holders of common stock are entitled to one vote per share. As of February 28, 2022, there were 422,142,765 shares of our common stock outstanding.

What is the difference between a stockholder of record and a “street name” holder?

Many of our stockholders hold their shares through a broker, bank or other intermediary rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of Citizens Financial Group, Inc. or to vote at the Annual Meeting. The Company has enclosed or sent a proxy card for you to use. You may also vote by using the Internet or by telephone, as described below under the heading “How do I vote?”.

Beneficial Owner or “Street Name” Holder. If your shares are held in an account at a broker, bank or other intermediary, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other intermediary how to vote your shares, and you are also invited to attend the Annual Meeting.

If you do not wish to vote at the Annual Meeting, or you will not be attending, you may vote by proxy. You may vote by proxy by completing, signing and returning the voting instruction form or by using the Internet or by telephone, as described below under the heading “How do I vote?”. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend the meeting.

How do I vote?

As described below, stockholders of record may vote by using the Internet, by telephone, or (if you received a proxy card by mail) by mail. Stockholders also may attend the meeting and vote. If you hold shares in street name through a bank or broker or other intermediary, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

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You may vote by using the Internet. The address of the website for Internet voting can be found on your proxy card or Notice. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on April 27, 2022. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded. If you plan to vote your shares at the meeting, please see below for further instructions.

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You may vote by telephone. Dial the number listed on your proxy card, Notice or other information forwarded by your bank or broker. You will need the control number included on your proxy card, Notice or other information forwarded by your bank or broker.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

•	You may vote at the meeting. Stockholders may also attend the meeting and vote.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	submitting a subsequent proxy by using the Internet, telephone or by mail with a later date;

•	sending written notice of revocation to our Corporate Secretary, Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901; or

•	voting at the Annual Meeting.

If you hold shares through a bank, broker or other intermediary, please refer to your proxy card, Notice or other information forwarded by your bank, broker or other intermediary to see how you can revoke your proxy and change your vote.

Attendance at the meeting will not by itself revoke a proxy.

How many votes do you need to hold the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities entitled to vote at the Annual Meeting will constitute a quorum. If a quorum is present, we can hold the Annual Meeting and conduct business.

On what items am I voting?

You are being asked to vote on four items:

1.

the election of each of the thirteen director nominees nominated by the Board and named in the proxy statement to serve until the 2023 annual meeting or until their successors are duly elected and qualified;

2.	advisory vote to approve the Company’s executive compensation, commonly referred to as a “say-on- pay” vote;

3.	ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022; and

4.	a management proposal to amend the Company’s Certificate of Incorporation to eliminate supermajority vote requirements.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How does the board of directors recommend that I vote?

The Board recommends that you vote as follows:

1.	FOR the thirteen director nominees;

2.	FOR the approval, on an advisory basis, of the Company’s executive compensation;

3.	FOR the ratification of the appointment of our independent registered public accounting firm; and

4.	FOR the management proposal to amend the Company’s Certificate of Incorporation to eliminate supermajority vote requirements.

How may I vote in the election of directors, and how many votes must the nominees receive to be elected?

With respect to the election of directors, you may:

•	vote FOR the thirteen nominees for director;

•	vote FOR any of the nominees for director and vote AGAINST or ABSTAIN from voting on the other nominees for director;

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

•	vote AGAINST the thirteen nominees for director; or

•	ABSTAIN from voting on all of the nominees for director.

Our Bylaws provide for the election of directors by an affirmative vote of a majority of the votes cast in an uncontested election. This means each of the thirteen individuals nominated for election to the Board of Directors must receive more votes cast “FOR” than “AGAINST” (among votes properly cast, electronically or by proxy) to be elected. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of nominees. If the election of directors is a contested election, then the directors are elected by a plurality of the votes cast.

What happens if a nominee does not receive a majority of “FOR” votes?

If a nominee does not receive a majority of “FOR” votes, he or she shall tender to the Board, via the Chair of the Nominating and Corporate Governance Committee, his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the Annual Meeting in accordance with the specific requirements outlined in our Corporate Governance Guidelines.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either:

•	reduce the number of directors that serve on the Board; or

•	designate a substitute nominee.

If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I cast my advisory vote for the proposal to approve the Company’s executive compensation?

With respect to this proposal, you may:

•	vote FOR the approval, on an advisory basis, of the Company’s executive compensation;

•	vote AGAINST the approval, on an advisory basis, of the Company’s executive compensation; or

•	ABSTAIN from voting on the proposal.

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board but will not be binding. The Compensation and HR Committee will carefully consider the outcome of this vote when determining future executive compensation arrangements. Abstentions and broker non-votes will not count as votes cast.

How may I vote for the proposal to ratify the appointment of our independent registered public accounting firm, and how many votes must this proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the ratification of the accounting firm;

•	vote AGAINST the ratification of the accounting firm; or

•	ABSTAIN from voting on the proposal.

In order to pass, the proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting by the stockholders who are present in person or by proxy. Abstentions will not be counted as votes cast.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

How may I vote for the proposal to amend the Company’s Certificate of Incorporation to eliminate supermajority vote requirements, and how many votes must this proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the amendment of the Company’s Certificate of Incorporation to eliminate supermajority vote requirements;

•	vote AGAINST the amendment of the Company’s Certificate of Incorporation to eliminate supermajority vote requirements; or

•	ABSTAIN from voting on the proposal.

In order to pass, the proposal must receive the affirmative vote of holders of not less than seventy-five percent of our outstanding common stock as of the record date for the Annual Meeting. As a result, abstentions and broker non-votes, if any, will have the same effect as votes against the proposal.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted as follows:

1.	FOR the thirteen director nominees;

2.	FOR the approval, on an advisory basis, of the Company’s executive compensation;

3.	FOR the ratification of the appointment of our independent registered public accounting firm; and

4.	FOR the management proposal to amend the Company’s Certificate of Incorporation to eliminate supermajority vote requirements.

Will my shares be voted if I do not vote by using the Internet, telephone or by signing and returning my proxy card?

If you do not vote by using the Internet, telephone or (if you received a proxy card by mail) by signing and returning your proxy card, then your shares will not be voted and will not count in deciding the matters presented for stockholder consideration at the Annual Meeting.

If your shares are held in street name through a bank or broker or other intermediary and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares under certain limited circumstances in accordance with the NYSE rules that govern banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to the proposal to ratify the appointment of our independent registered public accounting firm, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors, the advisory vote to approve the Company’s executive compensation, and the approval of the amendment to the Company’s Certificate of Incorporation to eliminate supermajority vote requirements are not considered routine matters under the NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

Who bears the cost of the proxy materials?

The Company pays for preparing, printing and mailing this proxy statement and the annual report. Officers and employees of the Company may solicit the return of proxies but will not receive additional compensation for those efforts. The Company will request that brokers, banks, custodians, nominees and other fiduciaries send proxy materials to all beneficial owners and upon request will reimburse them for their expenses. Solicitation may be made by mail, telephone or other means.

Can I receive future proxy materials and annual reports electronically?

Yes. Instead of receiving future paper copies in the mail, you can elect to receive our future annual reports and proxy materials electronically. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business and will reduce the environmental impact of our annual meetings. If you are a stockholder of record and wish to enroll in the electronic proxy delivery service for future meetings, you may do so by going to the website provided on your proxy card and following the prompts.

Can I ask questions or make comments at the Annual Meeting?

Questions and comments can be made at the meeting, no more than one of which may be on a single topic. Only questions and comments appropriate to the business of the meeting will be considered.

What questions would be considered not to be appropriate to the business of the meeting?

The views and comments of all stockholders are welcome. However, the purpose of the meeting will be observed and questions that fall into the following categories will not be addressed at the meeting:

•	Irrelevant to the business of the Company or the conduct of its operations;
•	Related to pending or threatened litigation;
•	Derogatory references that are not in good taste;
•	Unduly prolonged;
•	Substantially repetitious of those made by other stockholders; or
•	Related to personal grievances.

OTHER BUSINESS

The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

2023 ANNUAL MEETING AND STOCKHOLDER PROPOSALS

In order for a stockholder proposal or director nomination submitted pursuant to SEC Rule 14a-8 to be considered for inclusion in our proxy materials for our annual meeting of stockholders, expected to be held in April 2023, the proposal or director nomination must be received by our Corporate Secretary, Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901, on or before the close of business on November 11, 2022, and must comply with the rules and regulations promulgated by the SEC. These stockholder notices must also comply with the requirements of our Bylaws and will not be effective otherwise.

Our Bylaws impose procedural requirements on stockholders who wish to nominate directors, generally or under the proxy access provisions, propose that a director be removed, propose any repeal or change in our Bylaws or propose any other business to be brought before an annual or special meeting of stockholders. Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the annual meeting to our Corporate Secretary.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

For proposals outside of SEC Rule 14a-8, to be timely, a stockholder’s notice must be delivered to the Corporate Secretary at 600 Washington Boulevard, Stamford, Connecticut, 06901 not less than 120 days or more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our annual meeting of stockholders to be held in 2023, such a proposal must be received on or after November 29, 2022, but not later than December 29, 2022. In the event that the date of the annual meeting of stockholders to be held in 2023 is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of this year’s annual meeting of stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the annual meeting of stockholders to be held in 2023 and not later than 70 days prior to such annual meeting of stockholders to be held in 2023 or 10 days following the day on which public announcement of the date of such annual meeting is first made.

Director nominations submitted for inclusion in our proxy materials under the proxy access provisions of our Bylaws must comply with the notice, ownership and other requirements of Article 2, Section 2.10(c). For director nominations and proposals of other business, pursuant to Article 2, Section 2.10(a), a stockholder’s notice to the Corporate Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended, together with the rules and regulations promulgated thereunder, the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

•	the name and address of such stockholder (as they appear on the Company’s books) and any such beneficial owner;

•	the number of shares of capital stock of the Company that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

•

a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

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a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Company’s securities;

•

a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to attend in person or by proxy at the meeting to bring such nomination or other business before the meeting;

•

a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee, and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

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any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

•	such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

ANNUAL REPORT FOR 2021

The fiscal 2021 Annual Report on Form 10-K is being mailed with this proxy statement to those stockholders receiving a copy of the proxy materials in the mail. Stockholders receiving the Notice of Internet Availability of Proxy Materials can access this proxy statement, our fiscal 2021 Annual Report on Form 10-K and our 2021 Annual Review at www.edocumentview.com/CFG. Requests for copies of our Annual Report on Form 10-K may also be directed to Investor Relations, Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions receive only one copy of our annual report and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce costs and environmental impact. If you would like to have additional copies of these documents mailed to you, please write to Investor Relations at 600 Washington Boulevard, Stamford, Connecticut 06901. If you want to receive separate copies of the proxy statement, annual report to stockholders or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

CAUTIONARY STATEMENT ABOUT FORWARD LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This Proxy Statement contains “forward looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “pending,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include the failure to consummate the Investors Bancorp transaction or to make or take any filing or other action required to consummate any such transaction on a timely matter or at all. These or other uncertainties may cause our actual future results to be materially different from those expressed in our forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the United States Securities and Exchange Commission.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - INFORMATION FOR STOCKHOLDERS

INFORMATION NOT INCORPORATED BY REFERENCE

Information contained on or accessible through our website at citizensbank.com is not and shall not be deemed to be a part of this proxy statement by reference or otherwise incorporated into any other filings we make with the SEC, except to the extent we specifically incorporate such information by reference.

BY ORDER OF THE BOARD OF DIRECTORS

Robin S. Elkowitz
Executive Vice President, Deputy General Counsel and Secretary

Stamford, Connecticut

March 11, 2022

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - APPENDIX A

APPENDIX A - NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

This document contains non-GAAP financial measures denoted as “Underlying” or “Normalized” results. Underlying or Normalized results for any given reporting period exclude certain items that may occur in that period which Management does not consider indicative of the Company’s on-going financial performance. Where there is a reference to these metrics in that paragraph, all measures that follow are on the same basis, when applicable. We believe these non-GAAP financial measures provide useful information to investors because they are used by management to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our Underlying results or results excluding the impact of certain items in any given reporting period reflect our on-going financial performance and increase comparability of period-to-period results, accordingly, are useful to consider in addition to our GAAP financial results.

The following reconciliation tables provide computations and more information on the computation of our non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by such companies. We caution investors not to place undue reliance on such non-GAAP financial measures, but to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our results reported under GAAP.

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - APPENDIX A

Non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		FULL YEAR
				2021 Change
		2021	2020	2020
				$/bps		%

Total revenue, Underlying:

Total revenue (GAAP)	A	$6,647	$6,905	$(258)		(4%)

Less: Notable items		-	-	-		-

Total revenue, Underlying (non-GAAP)	B	$6,647	$6,905	$(258)		(4%)

Noninterest expense, Underlying:

Noninterest expense (GAAP)	C	$4,081	$3,991	$90		2%

Less: Notable items		105	125	(20)		(16)

Noninterest expense, Underlying (non-GAAP)	D	$3,976	$3,866	$110		3%

Net income, Underlying:

Net income (GAAP)	E	$2,319	$1,057	$1,262		119%

Add: Notable items, net of income tax benefit		78	83	(5)		(6)

Net income, Underlying (non-GAAP)	F	$2,397	$1,140	$1,257		110%

Net income available to common stockholders, Underlying:

Net income available to common stockholders (GAAP)	G	$2,206	$950	$1,256		132%

Add: Notable items, net of income tax benefit		78	83	(5)		(6)

Net income available to common stockholders, Underlying (non-GAAP)	H	$2,284	$1,033	$1,251		121%

Efficiency ratio and efficiency ratio, Underlying:

Efficiency ratio	C/A	61.40%	57.80%	360	bps

Efficiency ratio, Underlying (non-GAAP)	D/B	59.82	55.99	383	bps

Return on average tangible common equity and return on average tangible common equity, Underlying:

Average common equity (GAAP)	I	$21,025	$20,438	$587		3%

Less: Average goodwill (GAAP)		7,062	7,049	13		-

Less: Average other intangibles (GAAP)		54	64	(10)		(16)

Add: Average deferred tax liabilities related to goodwill (GAAP)		381	376	5		1

Average tangible common equity	J	$14,290	$13,701	$589		4%

Return on average tangible common equity	G/J	15.44%	6.93%	851	bps

Return on average tangible common equity, Underlying (non-GAAP)	H/J	15.98	7.53	845	bps

Net income per average common share - basic and diluted and net income per average common share - basic and diluted, Underlying:

Average common shares outstanding - basic (GAAP)	K	425,669,451	427,062,537	(1,393,086)		-%

Average common shares outstanding - diluted (GAAP)	L	427,435,818	428,157,780	(721,962)		-

Net income per average common share - basic (GAAP)	G/K	$5.18	$2.22	$2.96		133

Net income per average common share - diluted (GAAP)	G/L	5.16	2.22	2.94		132

Net income per average common share - basic, Underlying (non-GAAP)	H/K	5.37	2.42	2.95		122

Net income per average common share - diluted, Underlying (non-GAAP)	H/L	5.34	2.41	2.93		122

Tangible book value per common share:

Common shares - at period-end (GAAP)	M	422,137,197	427,209,831	(5,072,634)		(1%)

Common stockholders’ equity (GAAP)		$21,406	$20,708	$698		3

Less: Goodwill (GAAP)		7,116	7,050	66		1

Less: Other intangible assets (GAAP)		64	58	6		10

Add: Deferred tax liabilities related to goodwill (GAAP)		383	379	4		1

Tangible common equity	N	$14,609	$13,979	$630		5%

Tangible book value per common share	N/M	$34.61	$32.72	$1.89		6%

2022	CITIZENS FINANCIAL GROUP, INC. PROXY STATEMENT - APPENDIX A

Non-GAAP financial measures and reconciliations

Normalized for change in accounting principle and Impact of share repurchases halted due to COVID-19 by Regulators

(in millions, except share, per-share and ratio data)

		FULL YEAR						3-Year Average
		2021	2020	2019	2018	2017	2016	2019-2021	2016-2018
Net income available to common stockholders, Normalized:
Net income available to common stockholders (GAAP)	A	$2,206	$950	$1,718	$1,692	$1,638	$1,031
Add: Restructuring charges, net of tax expense (benefit)		—	—	—	—	—	—
Add: Special items, net of income tax expense (benefit)		—	—	—	—	—	—
Add: Notable items, net of income tax expense (benefit)		78	83	17	16	(340)	(19)
Add: Effect of change in accounting principle, net of income tax expense (benefit)		(616)	686	—	—	—	—

Net income available to common stockholders, Normalized (non-GAAP)	B	$1,668	$1,719	$1,735	$1,708	$1,298	$1,012

Return on average tangible common equity and return on average tangible common equity, Normalized:
Average common equity (GAAP)	C	$21,025	$20,438	$20,325	$19,645	$19,618	$19,698
Less: Average goodwill (GAAP)		7,062	7,049	7,036	6,912	6,883	6,876
Less: Average other intangibles (GAAP)		54	64	71	14	2	2
Add: Average deferred tax liabilities related to goodwill (GAAP)		381	376	371	359	534	502

Average tangible common equity	D	$14,290	$13,701	$13,589	$13,078	$13,267	$13,322
Add: Effect of change in accounting principle		380	344	—	—	—	—
Less: Impact of share repurchases halted due to COVID-19 by Regulators		660	370	—	—	—	—

Average tangible common equity, Normalized (non-GAAP)	E	$14,010	$13,675	$13,589	$13,078	$13,267	$13,322

Return on average tangible common equity	A/D	15.44%	6.93%	12.64%	12.94%	12.35%	7.74%	11.67%	11.01%
Return on average tangible common equity, Normalized (non-GAAP)[1]	B/E	11.91	12.58	12.76	13.06	9.79	7.60	12.41%	10.15

		FULL YEAR						Cumulative
		2021	2020	2019	2018	2017	2016	2019-2021	2016-2018
Net income per average common share - basic and diluted and net income per average common share - basic and diluted, Normalized:
Average common shares outstanding - basic (GAAP)	F	425,669,451	427,062,537	449,731,453	478,822,072	502,157,440	522,093,545
Less: Impact of share repurchases halted due to COVID-19 by Regulators		14,801,122	5,895,475	—	—	—	—

Average common shares outstanding - basic (non-GAAP)	G	410,868,329	421,167,062	449,731,453	478,822,072	502,157,440	522,093,545

Average common shares outstanding - diluted (GAAP)	H	427,435,818	428,157,780	451,213,701	480,430,741	503,685,091	523,930,718
Less: Impact of share repurchases halted due to COVID-19 by Regulators		14,801,122	5,895,475	—	—	—	—

Average common shares outstanding - diluted (non-GAAP)	I	412,634,696	422,262,305	451,213,701	480,430,741	503,685,091	523,930,718

Net income per average common share - basic (GAAP)	A/F	$5.18	$2.22	$3.82	$3.54	$3.26	$1.97	$11.22	$8.77
Net income per average common share - diluted (GAAP)	A/H	5.16	2.22	3.81	3.52	3.25	1.97	11.19	8.74
Net income per average common share - basic, Normalized (non-GAAP)	B/G	4.06	4.08	3.86	3.57	2.59	1.94	12.00	8.10
Net income per average common share - diluted, Normalized (non-GAAP)[1]	B/I	4.04	4.07	3.84	3.56	2.58	1.93	11.96	8.07

[1]Totalsmay be effected due to rounding

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/CFG or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CFG Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. A Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01—Bruce Van Saun 02—Lee Alexander 03—Christine M. Cumming 06—Edward J. (“Ned”) 04—Kevin Cummings* 05—William P. Hankowsky Kelly III 07—Robert G. Leary 08—Terrance J. Lillis 09—Michele N. Siekerka* 10—Shivan Subramaniam 11—Christopher J. Swift 12—Wendy A. Watson 13—Marita Zuraitis *The elections of Mr. Cummings and Ms. Siekerka are subject to the completion of the Investors Bancorp, Inc. acquisition. Should the acquisition not close by the Annual Meeting, their elections by stockholders will not be considered at the Annual Meeting. For Against Abstain For Against Abstain 2. Advisory vote on executive compensation. 3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022. 4. Management Proposal to amend the Company’s Certificate of Incorporation to Eliminate Supermajority Vote Requirements. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Annual Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

The 2022 Annual Meeting of Stockholders of Citizens Financial Group, Inc. will be held on Thursday April 28, 2022, at 9:00 a.m. One Citizens Plaza, Providence, Rhode Island 02903 Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CFG qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy – Citizens Financial Group, Inc. Notice of 2022 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting – April 28, 2022 Bruce Van Saun, Malcolm Griggs and Robin S. Elkowitz or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Citizens Financial Group, Inc. to be held on April 28, 2022 at 9:00 a.m. Eastern Time, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as specified by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.